As filed with the Securities and Exchange Commission on June 2, 2015

    Registration No.  333-197821

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAFETY QUICK LIGHTING & FANS CORP.
(Exact name of registrant as specified in its charter)

Florida	3640	46-3645414
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

One Buckhead Plaza

4400 North Point Parkway, Suite 154

Alpharetta, GA 30022

(770) 754-4711

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. John P. Campi

4400 North Point Parkway, Suite 154

Alpharetta, GA 30022

(770) 754-4711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter J. Gennuso, Esq.

Robin D. Powell, Esq.

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017

(212) 908-3958

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-197821), as amended , initially filed by the Registrant on August 1, 2014 and declared effective by the U.S. Securities and Exchange Commission (“SEC”) on October 22, 2014 (the or this “Registration Statement”). This Post-Effective Amendment No. 1 to the Registration Statement is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement to include the financial statements and other material information concerning the Registrant contained in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 31, 2015 and the Registrant’s Quarterly Report on Form 10-Q filed with SEC on May 14, 2015.

The information included in this filing updates and supplements the Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 2, 2015

PROSPECTUS

SAFETY QUICK LIGHTING & FANS CORP.

63,485,919 Shares of Common Stock

This prospectus relates to the resale of up to 63,485,919 shares of our common stock (this “Offering”), of which (i) 35,500,000 shares were issued and outstanding prior to this Offering; (ii) 18,056,935 shares are issuable upon conversion of secured convertible promissory notes; (iii) 200,000 shares are issuable upon exercise of options; and (iv) 9,728,984 shares are issuable upon exercise of common stock purchase warrants. The number of shares of common stock registered hereunder does not include 250,000 shares of our common stock issued and outstanding after the date this Registration Statement was first declared effective.

The selling shareholders named in this prospectus are offering to sell shares of our common stock through this prospectus and they may be deemed “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We are not selling any shares of our common stock in this Offering and will not receive any proceeds from this Offering. After the closing of this Offering, 27,985,919 shares of our common stock are issuable upon exercise of warrants or options, or upon conversion of the Notes (as defined in the section titled “The Offering” on page 4 of this prospectus). All warrants and options granted by the Company are exercisable into shares of our common stock at $0.375 per share, and all the Notes are convertible into shares of our common stock at $0.25 per share.

The selling shareholders named in this prospectus may, from time to time, offer the shares covered in negotiated transactions or otherwise at a fixed price of $0.25 per share and thereafter at market prices prevailing at the time of sale or at privately negotiated prices. The selling shareholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees. The selling shareholders will receive all of the net proceeds from this Offering. We bear all costs associated with the registration of the shares covered by this prospectus; provided, however, we will not be required to pay any underwriters' discounts or commissions relating to the securities covered by this prospectus.

No public market currently exists for our common stock being offered hereby.

We sought quotation on the Over-the-Counter Bulletin Board (“OTCBB”) following the effectiveness of this Registration Statement, of which this prospectus amends and forms a part, by submitting our application with the Financial Industry Regulatory Authority (“FINRA”). Until our common stock is quoted on the OTCBB, selling shareholders must sell their shares at the fixed price of $0.25 per share. In the event we are cleared by FINRA for quotation, then the selling shareholders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the Registration Statement, of which this prospectus amends and forms a part, is declared effective by the Securities and Exchange Commission (the “SEC”); (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”). For more information, see the section titled “Emerging Growth Company Status” starting on page 3 of this prospectus.

Our common stock is presently not listed on any national securities exchange or reported on any quotation system. Subsequent to this Registration Statement on Form S-1 being declared effective by the SEC, we had an application filed on our behalf by a market maker for approval of our common stock for quotation on the OTCBB quotation system. No assurance can be made, however, that such application will be approved.

The Company is currently in the development stage and has minimal operations and revenues to date and there can be no assurance that the Company will be successful in furthering its operations and/or revenues. Persons should not invest unless they can afford to lose their entire investment.

Investing in our securities involves a high degree of risk. You should purchase these units only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [__], 2015

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	4
SUMMARY FINANCIAL DATA	7
RISK FACTORS	8
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	19
TAX CONSIDERATIONS	19
USE OF PROCEEDS	19
CAPITALIZATION	19
DETERMINATION OF THE OFFERING PRICE	20
MARKET FOR COMMON STOCK	20
DIVIDEND POLICY	20
CONVERTIBLE NOTES OFFERING	20
SELLING SHAREHOLDERS	23
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	31
BUSINESS	45
PROPERTIES	50
LITIGATION	50
MANAGEMENT	50
EXECUTIVE COMPENSATION	52
PRINCIPAL SHAREHOLDERS	56
RELATED PARTY TRANSACTIONS	59
DESCRIPTION OF SECURITIES	59
PLAN OF DISTRIBUTION	61
LEGAL MATTERS	62
EXPERTS	62
ADDITIONAL INFORMATION	63
FINANCIAL STATEMENTS	F-1

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  No selling shareholder is offering to sell, or seeking offers to buy, shares of common stock in jurisdictions where such offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

 PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider prior to investing in the securities offered hereby. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus, especially the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If you invest in our securities, you are assuming a high degree of risk.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” and “our” or similar terms are to Safety Quick Lighting & Fans Corp.

Our Company

Safety Quick Light LLC was incorporated in the State of Florida on May 14, 2004.  On November 6, 2012, the Company’s board of directors converted Safety Quick Light LLC into Safety Quick Lighting & Fans Corp.

We are a company engaged in the business of developing proprietary technology that enables a quick and safe installation by the use of a power plug for electrical fixtures, such as light fixtures and ceiling fans, into ceiling and wall electrical junction boxes.  As of March 31, 2015, we have three issued U.S. patents relating to our SQL Technology. We also have patents in China (two issued patents) and India (one issued patent and one pending patent application), which protect different aspects of the same SQL Technology as the three issued U.S. patents. The Company sought intellectual property protection of its SQL Technology in China due to its current manufacturing operations and prospective sales in China’s market, and sought protection in India in anticipation of future growth into India’s developing market, both with respect to the sales of SQL Technology and potential operations of the Company. The intellectual property represented by these patents is a fixable socket and a revolvable plug for conducting electric power and supporting an electrical appliance attached to a wall or ceiling.  The socket is comprised of a non-conductive body that houses conductive rings connectable to an electric power supply through terminals in its side exterior.  The plug, also comprised of a non-conductive body that houses corresponding conductive rings, attaches to the socket via a male post and is capable of feeding electric power to an appliance. The plug also includes a second structural element allowing it to revolve and a releasable latching which, when engaged, provides a retention force between the socket and the plug to prevent disengagement and to support appliances up to 50 pounds.  The socket and plug can be detached by releasing the latch, disengaging the electric power from the plug.  The socket is designed to replace the support bar incorporated in electric junction boxes.  Once attached to the electric junction box, the socket can support fixtures that are plugged-in weighing up to 50 pounds, or up to the weight limit of the electric junction box, if lower than 50 pounds.  The plug is designed to be installed in light fixtures, ceiling fans and wall sconce fixtures.  The combined socket and plug technology will be referred to as “the SQL Technology” henceforth.

Our independent registered public accounting firm has issued an audit opinion which includes an explanatory paragraph expressing doubt as to our ability to continue as a going concern. This means there is substantial doubt that we can continue as an on-going business unless we can support our working capital and ongoing operational cost requirements through increased revenue or additional capital raising efforts. Management’s plans regarding those matters are further described below in the subsection titled “Our History and New Business Model.”

Table of Contents	1

Our History and New Business Model

Safety Quick Light LLC began marketing the SQL Technology in 2007 for installation of light fixtures and ceiling fans during manufacturing and as a kit for installing the SQL Technology in existing light fixtures and ceiling fans.   The Company sold 800,000 units of the SQL Technology OEM (“Original Equipment Manufacturer”) to lighting manufacturers and retailers who installed the socket and plug technology into their lighting fixtures for sale at retail stores. The Company also sold, directly to the retailers, 100,000 ceiling fans with the SQL Technology embedded into the product. Our management team determined that it could improve its gross margins if it were to market light fixtures and ceiling fans with its plug technology already installed on fixtures instead of marketing the SQL Technology as an add-on device (the “New Business Model”).  During the first quarter of 2010, the Company’s management took the first of several steps toward implementing its New Business Model, and discontinued marketing the SQL Technology as an add-on device; however, existing orders were honored through 2010 and 2011, resulting in revenues through 2012.

Company management then took the next step in furtherance of its New Business Model and sought the endorsement of the SQL Technology from General Electric Company (“GE”). During 2010 and 2011, GE tested the SQL Technology and in June 2011, GE and SQL Lighting & Fans, LLC, a subsidiary of the Company, entered into a trademark licensing agreement (the “License Agreement”) under which SQL Lighting & Fans, LLC was licensed to use the GE monogram logo on its devices and certain other trademarks on its ceiling fans and light fixtures through December 31, 2017. The License Agreement requires the Company to pay a percent of revenue generated on our products using the GE monogram logo as a license fee, including a minimum license fee payment during the term.

The License Agreement enables the Company to market ceiling fans and light fixtures with and without the SQL Technology using the GE logo. The License Agreement imposes certain manufacturing and quality control conditions that we must maintain. In addition to marketing ceiling fans and light fixtures under the GE logo and trademarks, the Company has the right to offer private label ceiling fans and light fixtures with its technology installed to retailers that market private label products.

In furtherance of its New Business Model, the Company sought to establish trade distribution channels with key retailers. In July 2012, the Company entered into a sales and marketing agreement with Design Solutions International, Inc. (“DSI”), a privately held, lighting industry design and marketing firm. In November 2013 and in May and June 2014, the Company obtained the capital resources necessary to implement its New Business Model through the Notes Offering. See “Convertible Notes Offering” beginning on page 20 of this prospectus.

The Company’s New Business Model entails the use of third party manufactures to produce the SQL Technology and the ceiling fans and light fixtures in which SQL Technology is imbedded. The manufacturers currently used by the Company are located in the Guangdong province of China and, as required by the Licensing Agreement with GE, must be approved by GE to ensure quality standards are met. To further ensure that quality specifications are maintained, the Company maintains an office in the Guangdong province staffed with GE trained auditors who will regularly inspect its products produced by the third party manufacturers.

Through 2014, we worked on the final steps to implement our New Business Model. The Company has obtained the necessary qualification and approval of the third party manufacturer’s facilities. The Company and DSI have also been actively presenting the Company’s product lines to key retailers during 2014. The Company continues to develop renderings and samples of new ceiling fan and light fixture designs with the SQL Technology embedded in the product for sale to retailers. The new items are being presented to the retailers as GE-branded fans and lighting, and the retailers are currently reviewing these new fan designs for inclusion into their upcoming programs. The Company is actively marketing and selling the SQL Technology via its New Business Model in 2015.

After our year ended December 31, 2014, we shipped our first products and recorded our first sales under the New Business Model. The sales were to a large retail operation and consisted of ceiling fans with the GE brand. These fans did not contain the SQL Technology, however it represented a significant milestone in the development of customer relationships with large retailers.

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In February 2015, we received an updated Underwriters Laboratories (UL) Listing for the SQL Technology. This listing will expand the type of products that we will be able to use with the SQL Technology. This listing expanded the voltage and amperage that our product is rated for and will allow for additional fixtures, such as heating elements to be incorporated into our ceiling fans.

The Company is registering up to 63,485,919 shares of its common stock, which may be offered by certain selling shareholders at a price of $0.25 per share until a market for our common stock develops. Purchasers who purchase shares from the selling shareholders who are not officers and directors of the company will likewise receive the selling shareholder prospectus.

There is no public market for our common stock. To date, we have not obtained listing or quotation of our securities on a national stock exchange or association, or inter-dealer quotation system. We have had an application filed on our behalf by a market maker for approval of our common stock for quotation on the OTCBB.  No assurance can be made, however, that such application will be approved. In the absence of listing, no public market is available for investors in our common stock to sell the shares offered herein. We cannot guarantee that a meaningful trading market will develop or that we will be able to get the shares listed for trading.

Corporate Information

We are a Florida corporation.  Our principal executive offices are located at North Point Parkway, Suite 154, Alpharetta, Georgia, 30022.  Our phone number is (770) 754-4711, and our website can be found at www.safetyquicklight.com.  The information on our website does not form a part of this prospectus.

Emerging Growth Company

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies.

Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

Table of Contents	3

THE OFFERING

Securities offered	Up to 63,485,919 shares of our common stock by the selling shareholders.
Offering price

$0.25 per share for the duration of the offering relating to the resale of our common stock or until such time as our common stock is quoted on the OTCBB or listed on an exchange, at which time the selling shareholders may then sell at the prevailing market price.

Common stock outstanding before this Offering	35,500,000 shares.
Common stock to be outstanding after this Offering	63,485,919 shares, assuming all shares offered hereby are sold.
Use of proceeds

We will not receive any proceeds from this Offering. However, we may receive up to $3,648,369 and $75,000 in gross proceeds from the exercise of the Warrants and options to purchase our common stock, respectively. For a more complete description, see the section titled “Use of Proceeds.”

Dividend policy	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.
Risk factors	See “Risk Factors” beginning on page 8 and the other information set forth in this prospectus for a discussion of factors you should consider before deciding to invest in our securities.
Market for common stock	Our common stock is not presently quoted on or traded on any securities exchange or reported on an automatic quotation system. We can provide no assurance that there will ever be an established pubic trading market for our common stock. We have obtained a market maker, which has filed an application with FINRA on our behalf, and we have sought quotation on the OTCBB. It may take as long as nine (9) months to one (1) year to be approved by FINRA.

Table of Contents	4

The number of shares of our common stock to be outstanding after the closing of this Offering is based on 35,500,000 shares of our common stock that were issued and outstanding before this Offering, which excludes 27,985,919 shares of our common stock issuable upon exercise of our warrants or options, and issuable upon conversion of the Notes (as defined below). The number of shares of common stock registered hereunder does not include 250,000 shares of our common stock issued and outstanding after the date this Registration Statement was first declared effective.

On November 26, 2013, May 8, 2014 and June 25, 2014 we concluded closings of the offering of our 12% Secured Convertible Promissory Notes (the “12% Notes”) in the aggregate principal amount of $4,240,100 and/or our 15% Secured Convertible Promissory Notes in the aggregate principal amount of $30,000 (the “15% Notes”, and together with the 12% Notes, each a “Note” and collectively, the “Notes”), as applicable, with certain “accredited investors” (the “Investors”), as defined under Regulation D, Rule 501 of the Securities Act (collectively, the “Notes Offering”). The entire aggregate principal amount of the Notes of $4,270,100 was outstanding as of March 31, 2015, such amount being exclusive of securities converted into the Notes separate from the Notes Offering. Pursuant to the Notes Offering, the Company received $1,752,803, $1,400,000 and $800,500 in net proceeds on November 26, 2013, May 8, 2014 and June 25, 2014, respectively.

In addition to the terms customarily included in such instruments, the Notes began accruing interest on the date that each Investor submitted the principal balance of such Investor’s Note, with the interest thereon becoming due and payable on the one year anniversary of said date, and quarterly thereafter. Upon a default of the Notes, the interest rate will increase by 2%. The principal balance of each Note and all unpaid interest will become due and payable twenty-four (24) months after the date of issuance. The Notes may be prepaid with or without a penalty depending on the date of the prepayment. The principal and interest under the Notes are convertible into shares of our common stock at $0.25 per share and are secured by a first priority lien (subject only to an existing note with Signature Bank of Georgia on our intellectual property and all substitutes, replacements and proceeds of such intellectual property) pursuant to the terms of a Security Purchase Agreement, dated as of November 26, 2013, May 8, 2014 and June 25, 2014, as applicable, by and between us and each Investor .

Pursuant to the Notes Offering, each Investor also received five (5) year common stock warrants to purchase our common stock at $0.375 per share (each a “Warrant” and collectively, the “Warrants”). Investors of the 12% Notes received Warrants with 25% coverage based on a pre-determined valuation of the Company. Investors of the 15% Notes received Warrants with 15% coverage based on the pre-determined valuation of the Company. Investors with a principal investment amount equal to or greater than $250,000 received Warrants with a bonus 40% coverage (“Bonus Coverage”); however, if an Investor previously invested $250,000 or more in the Notes Offering, such Investor received Bonus Coverage if such Investor subsequently invested $100,000 or more in the Notes Offering. In addition to the terms customarily included in such instruments, the Warrants may be exercised into our common stock by the Investors by providing to the Company a notice of exercise, payment and surrender of the Warrant.

In connection with the Notes Offering, we entered into Registration Rights Agreements, each dated as of November 26, 2013, May 8, 2014 and June 30, 2014 and each by and between us and each of the Investors (collectively, the “Registration Rights Agreements”), whereby we agreed to prepare and file this Registration Statement with the SEC within sixty (60) days after execution of the applicable Registration Rights Agreement and to have the Registration Statement declared effective by the SEC within ninety (90) days thereafter. The Registration Statement covered shares of our common stock, including shares of our common stock underlying the Notes, Warrants and certain other options and warrants.

Because we were unable to file a Registration Statement pursuant to the terms of each Registration Rights Agreements dated as of November 26, 2013 or May 8, 2014, we were in default under such Registration Rights Agreements (the “Filing Default Damages”). Pursuant to the Registration Rights Agreement, the Filing Default Damages mandate that the Company shall pay to the Investors, for each thirty (30) day period of such failure and until the filing date of the Registration Statement and/or the common stock may be sold pursuant to Rule 144, an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% percent of the aggregate gross proceeds paid by the Investors for the Notes. If the Company fails to pay any partial liquidated damages in full within five (5) days of the date payable, which is the Note maturity date, the Company shall pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investors, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

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In addition, because we were unable to have a Registration Statement declared effective pursuant to the terms of the Registration Rights Agreements dated as of November 26, 2013 or May 8, 2014, we were in default under such Registration Rights Agreements (the “Effectiveness Default Damages”). Pursuant to the Registration Rights Agreement, the Effectiveness Default Damages mandated that the interest rate due under the Note corresponding to such Registration Rights Agreement will increase 2% above the then effective interest rate of such Note, and shall continue to increase by 2% every 30 days until a registration statement is declared effective.

The Company’s Registration Statement, to which this prospectus amends and forms a part, was first filed on August 1, 2014, and was declared effective by the SEC on October 22, 2014. The Filing Default Damages stopped accruing on the date the Registration Statement was filed, and the Effectiveness Default Damages stopped accruing on the date it was declared effective. As of August 1, 2014, the date the Company first filed the Registration Statement, the Filing Default Damages to be paid by the Company to the Investors were $302,169. As of October 22, 2014, the date the Registration Statement was declared effective, the Effectiveness Default Damages to be paid by the Company to the Investors were $78,572.

On December 11, 2014, the Company sent a letter to the Investors holding Notes dated November 26, 2013 (the “2013 Investors”) concerning the first interest payment that was scheduled to be paid pursuant to the Notes dated November 26, 2013 on the one year anniversary of the date that each 2013 Investor submitted payment for their Note (the “First Interest Payments”). The Company noted the significant progress it had made in 2014, and expressed its preference to conserve working capital to support operations and customer orders. The Company invited the 2013 Investors to convert the First Interest Payments into shares of the Company’s common stock to further this purpose. The Company also asked each 2013 Investor to execute an Agreement and Waiver (the “Agreement and Waiver”), which granted the Company a grace period, deferring the Company’s obligation to make payment of the First Interest Payment and interest that was due under the Note through November 26, 2014 (the “Interest Due”) until February 24, 2015 (the “Extension”), during which time such deferment would not be considered an Event of Default under the 2013 Investor’s Note. In connection with the Extension, subsequent quarterly payments of interest will be determined based on the issuance date of each Note (i.e., November 26, 2013) rather than the date that each 2013 Investor first submitted payment for their Note, the sole purpose and impact of this change being to reduce ongoing costs to administer the Notes. In return for granting the Extension, we offered to capitalize the Interest Due at a rate of 12% (the “Additional Interest”), which was convertible into shares of the Company’s common stock at the conversion price of $0.25 per share as of February 24, 2014, unless the 2013 Investor requested to receive the Additional Interest in cash 15 days prior to the end of the Extension.

On January 23, 2015, the Company sent a letter agreement to the Investors holding Notes dated November 26, 2013 and May 8, 2014, which constituted all Investors with Filing Default Damages or Effectiveness Default Damages due to them pursuant to the Registration Rights Agreements dated as of November 26, 2013 or June 30, 2014 (the “Agreement to Convert”). The Company invited the Investors, as applicable, to elect to convert the Interest Due and/or the Filing Default Damages and Effectiveness Default Damages into shares of the Company’s common stock at a price of $0.25 per share, and asked each Investor, as applicable, to make such election by acknowledging and returning the Agreement to Convert to the Company.

As of May 31, 2015, twenty-five 2013 Investors returned a signed Agreement and Waiver to the Company, resulting in Additional Interest of $7,470, three 2013 Investors refused to sign the Agreement and Waiver, and two 2013 Investors did not respond to the Company’s letter. One 2013 Investor elected to receive the Additional Interest in cash, and the remaining 2013 Investors who signed the Agreement and Waiver agreed to receive a total of 29,508 shares of the Company’s common stock in exchange for Additional Interest totaling $7,377.

As of May 31, 2015, out of thirty-four Investors who received an Agreement to Convert, twenty-three Investors elected to convert the Interest Due, the Filing Default Damages and the Effectiveness Default Damages into shares of the Company’s common stock, six Investors elected to receive cash rather than convert, and five Investors did not respond to the Company’s invitation. As a consequence, the Company will issue 1,689,077 shares of its common stock to accepting Investors in exchange for Interest Due, Filing Default Damages and Effectiveness Default Damages totaling $422,269.

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Based on responses received, the Company has issued or will issue 1,718,585 shares of its common stock to Investors in exchange for Additional Interest, Interest Due, Filing Default Damages and Effectiveness Default Damages totaling $429,646.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	For the year ended December 31, 2014	For the three-months ended March 31, 2015
Revenue	$-	$1,419,217
Loss from Operations	$(4,799,696)	$(1,067,885)
Other Income/(Expense)	$(2,005,053)	$(475,530)
Net Income/(Loss)	$(6,804,749)	$(1,543,415)

Balance Sheet Data

	For the year ended December 31, 2013	For the three-months ended March 31, 2015
Current Assets	$1,271,128	$1,619,822
Total Assets	$11,243,034	$10,952,138
Total Liability	$20,116,214	$20,968,423
Total Stockholders' (Deficit)	$(8,873,179)	$(10,016,286)

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 RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors before deciding whether to invest in the Company. If any of the events discussed in the risk factors below occur, our business, financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

Risks Relating to our Business

Our ability to generate revenue to support our operations is uncertain.

We are in the early stage of our business and have a limited history of generating revenues. We have a limited operating history upon which you can evaluate our potential for future success, and we are subject to the additional risks affecting early-stage businesses. Rather than relying on historical information, financial or otherwise, to evaluate our Company, you should evaluate our Company in light of your assessment of the growth potential of our business and the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. Early-stage businesses in rapidly evolving markets commonly face risks, such as the following:

•	unanticipated problems, delays, and expenses relating to the development and implementation of their business plans;
•	operational difficulties;
•	lack of sufficient capital;
•	competition from more advanced enterprises; and
•	uncertain revenue generation.

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Our limited operating history may make it difficult for us to accurately forecast our operating results.

Our planned expense levels are, and will continue to be, based in part on our expectations, which are difficult to forecast accurately based on our stage of development and factors outside of our control. We may be unable to adjust spending in a timely manner to compensate for any unexpected developments. Further, business development expenses may increase significantly as we expand operations. To the extent that any unexpected expenses precede, or are not rapidly followed by, a corresponding increase in revenue, our business, operating results, and financial condition may be materially and adversely affected.

We have a history of losses that may continue, which may negatively impact our ability to achieve our business objectives.

We have incurred net losses since our inception. The Company’s net loss from inception to December 31, 2014, is approximately $15,324,264. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on insufficient working capital, a stockholders’ deficit and recurring net losses. This means there is substantial doubt that we can continue as an on-going business unless we can support our working capital and ongoing operational cost requirements through increased revenue or additional capital raising efforts. It is not possible at this time for us to predict with assurance the potential success of our management’ business plan. The revenue and income potential of our business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

We operate in a highly competitive industry and if we are unable to compete successfully our revenue and profitability will be adversely affected.

We face strong competition from manufacturers and distributors of lighting and fan fixtures, worldwide. Many of our competitors have stronger capitalization than we do, have strong existing customer relationships and more extensive engineering, manufacturing, sales and marketing capabilities. Competitors could focus their substantial resources on developing a competing technology that may be potentially more attractive to customers than our products or services. In addition, we may face competition from other products with existing technologies. Our competitors may also offer competitive products at reduced prices in order to improve their competitive positions. Any of these competitive factors could make it more difficult for us to attract and retain customers, require us to lower our prices in order to remain competitive, and reduce our revenue and profitability, any of which could have a material adverse effect on our results of operations and financial condition.

Our success depends on our ability to expand, operate, and successfully manage our operations.

Our success depends on our ability to design products popular with customers and consumers, effectively market our products, manage third party manufacturing operations in China, and successfully manage our operations. Our ability to successfully accomplish these objects will depend upon a number of factors, including the following:

•	signing with strategic distribution partners with established retail and wholesale relationships;
•	the continued development of our business;
•	the hiring, training, and retention of competent personnel;
•	the ability to design products that generates customer demand;
•	the ability to enhance our operational, financial, and management systems;
•	the availability of adequate financing;
•	competitive factors; and
•	general economic and business conditions.

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If we are unable to obtain additional capital, our business operations could be harmed.

The expansion of our business will require additional funds to support inventories and accounts receivable. In the future, we expect to seek additional equity or debt financing to provide for our working. Such financing may not be available or may not be available on satisfactory terms to us. If financing is not available on satisfactory terms, we may be unable to expand our operations to achieve our objectives. While debt financing will enable us to expand our business more rapidly than we otherwise would be able to do, debt financing increases expenses and we must repay the debt regardless of our operating results. Future equity financings could result in dilution to our stockholders.

The recent global financial crisis, which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions or fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, may make it difficult for us to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all.

Our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies, may require us to delay, scale back, or eliminate some or all of our operations, which may adversely affect our financial results and ability to operate as a going concern.

The success of our business depends on the market acceptance of products with our proprietary technology.

Our future success depends on the market acceptance of our proprietary safety quick technology and our products in which our technology is imbedded. If we are unable to convince current and potential customers of the advantages of our proprietary technology, then our ability to sell our lighting and fan products will be limited. If the market for our proprietary technology does not develop, or if the market does not accept our products, then our ability to grow our business could be limited.

We depend on a limited number of third party manufacturers.

We depend on certain key manufacturers for our current products. If these relationships become strained, our results of operations and financial condition could be materially adversely affected.

We may depend upon a limited number of customers in any given period to generate a substantial portion of our revenue.

Our industry does not lend to long-term customer contracts, and our dependence on individual key customers can vary from period to period as a result of consumer demands among others variables. As a result, we may experience more customer concentration in any given future period. The loss of, or substantial reduction in sales to, any of our significant customers could have a material adverse effect on our results of operations in any given future period.

We may need to raise additional financing to support our operations, but we cannot be sure that we will be able to obtain additional financing on terms favorable to us when needed. If we are unable to obtain additional financing to meet our needs, our operations may be adversely affected or terminated.

We have limited financial resources. There can be no assurance that we will be able to obtain financing to fund our operations in light of factors beyond our control such as the market demand for our securities, the state of financial markets, generally, and other relevant factors. Any sale of our common stock in the future may result in dilution to existing stockholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay any future indebtedness or that we will not default on our future debts, which would thereby jeopardize our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to continue the development of our technology, which might result in the loss of some or all of your investment in our common stock.

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If we obtain debt financing, we will face risks associated with financing our operations.

If we obtain debt financing, we will be subject to the normal risks associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest and the risk that we will not be able to renew, repay, or refinance our debt when it matures or that the terms of any renewal or refinancing will not be as favorable as the existing terms of that debt. If we enter into secured lending facilities and are unable to pay our obligations to our secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them.

 We may acquire other businesses, license rights to technologies or products, form alliances, or dispose of or spin-off businesses, which could cause us to incur significant expenses and could negatively affect profitability.

We may pursue acquisitions, technology-licensing arrangements, and strategic alliances, or dispose of or spin-off some of our businesses, as part of our business strategy. We may not complete these transactions in a timely manner, on a cost-effective basis, or at all, and may not realize the expected benefits. If we are successful in making an acquisition, the products and technologies that are acquired may not be successful or may require significantly greater resources and investments than originally anticipated. We may not be able to integrate acquisitions successfully into our existing business and could incur or assume significant debt and unknown or contingent liabilities. We could also experience negative effects on our reported results of operations from acquisition or disposition-related charges, amortization of expenses related to intangibles and charges for impairment of long-term assets.

We depend on our officers, key employees and agents who would be difficult to replace, and our business will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our officers, and other key employees and agents. The Company has an employment agreement with its chief executive officer but we do not think this agreement limits such employee’s ability to terminate his employment; the Company also has a consulting agreement with Rani Kohen, the Company’s founder. We do not have key person life insurance on chief executive officer; we do not have key person life insurance covering any of our other officers or other key employees or agents, including Mr. Kohen. The loss of services of one or more of our officers or key employees or agents or the inability to add key personnel could have a material adverse effect on our business. Competition for experienced personnel in our industry is substantial. Our success depends in part on our ability to attract, hire, and retain qualified personnel. In addition, if any of our officers or other key employees join a competitor or form a competing company, we may lose some of our customers.

If we experience rapid growth and we are not able to manage this growth successfully, this inability to manage the growth could adversely affect our business, financial condition, and results of operations.

Rapid growth places a significant strain on our financial, operational, and managerial resources. While we engage in strategic and operational planning to adequately manage anticipated growth, there can be no assurance that we will be able to implement and subsequently improve operations and financial systems successfully and in a timely manner to fully manage our growth. There can be no assurance that we will be able to manage our growth and any inability to successfully manage growth could materially adversely affect our business, financial condition, and results of operation.

We rely on third party manufacturers to produce our products. We may be unable to achieve our growth and profitability objectives if we cannot secure acceptable third party manufacturers or existing third party manufacturer relationships dissolve.

We do not know whether our current or future manufacturing arrangements will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards, or production volumes required to successfully mass market such products. Even if we are successful in developing manufacturing capabilities and processes, we do not know whether we will do so in time to meet market demand. Our failure to develop these manufacturing processes and capabilities, if necessary, in a timely manner could prevent us from achieving our growth and profitability objectives.

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Our business may become substantially dependent on contracts that are awarded through competitive bidding processes.

We may sell a significant portion of our products pursuant to contracts that are subject to competitive bidding, including contracts with municipal authorities. Competition for, and negotiation and award of, contracts present varied risks, including, but not limited to:

•	investment of substantial time and resources by management for the preparation of bids and proposals with no assurance that a contract will be awarded to us;
•	the requirement to certify as to compliance with numerous laws (for example, socio-economic, small business, and domestic preference) for which a false or incorrect certification can lead to civil and criminal penalties;
•	the need to estimate accurately the resources and cost structure required to service a contract; and
•	the expenses and delays that we might suffer if our competitors protest a contract awarded to us, including the potential that the contract may be terminated and a new bid competition may be conducted.

If we are unable to win contracts awarded through the competitive bidding process, we may not be able to operate in the market for products and services that are provided under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, or if we fail to anticipate all of the costs and resources that will be required to secure and perform such contract awards, our growth strategy and our business, financial condition, and results of operations could be materially and adversely affected.

We sell, or will sell, products and services to companies in industries which tend to be extremely cyclical; downturns in those industries would adversely affect our results of operations.

The growth and profitability of our business will depend on sales to industries that are subject to cyclical downturns. Slowdowns in these industries may adversely affect sales by our businesses, which in turn would adversely affect our revenues and results of operations.

We are, or in the future may be, subject to substantial regulation related to quality standards applicable to our quality processes. Our failure to comply with applicable quality standards could have an adverse effect on our business, financial condition, or results of operations.

The Environmental Protection Agency regulates the registration, manufacturing, and sales and marketing of products in our industry, and those of our distributors and partners, in the United States. Significant government regulation also exists in overseas markets. Compliance with applicable regulatory requirements is subject to continual review and is monitored through periodic inspections and other review and reporting mechanisms.

Failure by us or our partners to comply with current or future governmental regulations and quality assurance guidelines could lead to product recalls or related field actions, or product shortages. Efficacy or safety concerns with respect to our products or those of our partners could lead to product recalls, fines, withdrawals, declining sales, and/or our failure to successfully commercialize new products or otherwise achieve revenue growth.

The success of our businesses will depend on our ability to effectively develop and implement strategic business initiatives.

We are currently implementing various strategic business initiatives. In connection with the development and implementation of these initiatives, we will incur additional expenses and capital expenditures to implement the initiatives. The development and implementation of these initiatives also requires management to divert a portion of its time from day-to-day operations. These expenses and diversions could have a significant impact on our operations and profitability, particularly if the initiatives prove to be unsuccessful. Moreover, if we are unable to implement an initiative in a timely manner, or if those initiatives turn out to be ineffective or are executed improperly, our business and operating results would be adversely affected.

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Failure to successfully reduce our current or future production costs may adversely affect our financial results.

A significant portion of our strategy will rely upon our ability to successfully rationalize and improve the efficiency of our operations. In particular, our strategy relies on our ability to reduce our production costs in order to remain competitive. If we are unable to continue to successfully implement cost reduction measures, especially in a time of a worldwide economic downturn, or if these efforts do not generate the level of cost savings that we expect going forward or result in higher than expected costs, there could be a material adverse effect on our business, financial condition, results of operations, or cash flows.

If we are unable to make necessary capital investments or respond to pricing pressures, our business may be harmed.

In order to remain competitive, we need to invest in research and development, customer service and support, and marketing. From time to time, we may have to adjust the prices of our products and services to remain competitive. We may not have available sufficient financial or other resources to continue to make investments necessary to maintain our competitive position.

We have limited product distribution experience and we expect to rely on third parties who may not successfully sell our products.

We have limited product distribution experience and currently rely, and plan to rely primarily, on product distribution arrangements with third parties. We may also license our technology to certain third parties for commercialization of certain applications. We expect to enter into distribution agreements and/or licensing agreements in the future, and we may not be able to enter into these agreements on terms that are favorable to us, if at all. In addition, we may have limited or no control over the distribution activities of these third parties. These third parties could sell competing products and may devote insufficient sales efforts to our products. As a result, our future revenues from sales of our products, if any, will depend on the success of the efforts of these third parties.

We could face significant liabilities in connection with our technology, products, and business operations, which if incurred beyond any insurance limits, would adversely affect our business and financial condition.

We are subject to a variety of potential liabilities connected to our technology development and business operations, such as potential liabilities related to environmental risks. As a business which markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not. Any such claim of liability, whether meritorious or not, could be time-consuming and/or result in costly litigation. Although we intend to obtain insurance against certain of these risks, no assurance can be given that such insurance will be adequate to cover related liabilities or will be available in the future or, if available, that premiums will be commercially justifiable. If we were to incur any substantial liability and related damages were not covered by our insurance or exceeded policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, financial conditions, and results of operations could be materially adversely affected.

Our inability to protect our intellectual property, or our involvement in damaging and disruptive intellectual property litigation, could adversely affect our business, results of operations and financial condition or result in the loss of use of the product or service.

We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as third-party nondisclosure and assignment agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

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We own United States and international patents and patent applications for our technologies. We offer no assurance about the degree of protection which existing or future patents may afford us. Likewise, we offer no assurance that our patent applications will result in issued patents, that our patents will be upheld if challenged, that competitors will not develop similar or superior business methods or products outside the protection of our patents, that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

To protect our trade secrets and other proprietary information, we generally require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our business could be materially adversely affected.

We rely on our trademarks, trade names, and brand names to distinguish our company and our products and services from our competitors.

Some of our trademarks may conflict with trademarks of other companies. Failure to obtain trademark registrations could limit our ability to protect our trademarks and impede our sales and marketing efforts. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

In addition, third parties may bring infringement and other claims that could be time-consuming and expensive to defend. In addition, parties making infringement and other claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our products, services or business methods and could cause us to pay substantial damages. In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, or at all. It is possible that our intellectual property rights may not be valid or that we may infringe existing or future proprietary rights of others. Any successful infringement claims could subject us to significant liabilities, require us to seek licenses on unfavorable terms, prevent us selling products, services and business methods and require us to redesign or, in the case of trademark claims, rebrand our company or products, any of which could have a material adverse effect on our business, financial condition or results of operations.

The expiration or loss of patent protection and licenses may affect our future revenues and operating income.

Much of our business relies on patent and trademark and other intellectual property protection. Although most of the challenges to our intellectual property would likely come from other businesses, governments may also challenge intellectual property protections. To the extent our intellectual property is successfully challenged, invalidated, or circumvented, or to the extent it does not allow us to compete effectively, our business will suffer. To the extent that countries do not enforce our intellectual property rights or to the extent that countries require compulsory licensing of our intellectual property, our future revenues and operating income will be reduced.

Our research and development efforts may not succeed in developing commercially successful products and technologies, which may cause our revenue and profitability to decline.

To remain competitive, we must continue to launch new products and technology, and enhance our current products and technology. To accomplish this, we must commit substantial efforts, funds, and other resources to research and development. A high rate of failure is inherent in the research and development of new products and technology. We must make ongoing substantial expenditures without any assurance that its efforts will be commercially successful. Failure can occur at any point in the process, including after significant funds have been invested. We cannot state with certainty when or whether any of our products or technology under development will be launched or whether any products or technologies will be commercially successful. Failure to launch successful new products or technology, or enhance existing products or technology may cause our products or technology to become obsolete, causing our revenues and operating results to suffer.

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New products and technological advances by our competitors may negatively affect our results of operations.

Our products and technology face intense competition from our competitors' products and technology. Competitors' products and technology may be more effective, more effectively marketed or sold, or have lower prices or superior performance features than our products or technology. We cannot predict with certainty the timing or impact of the introduction of competitors' products or technology.

Our costs may grow more quickly than our revenue, harming our business and profitability.

Providing our products or technology to our customers is costly and we expect our expenses to continue to increase in the future. We expect to continue to invest in our infrastructure in order to provide our products and technology rapidly and reliably to all customers. Our expenses may be greater than we anticipate, and our investments to make our business and our infrastructure more efficient may not be successful. In addition, we may increase marketing, sales, and other operating expenses in order to grow and expand our operations and to remain competitive. Increases in our costs may adversely affect our business and profitability.

The loss of our License Agreement with General Electric could negatively affect our results of operations.

We currently have a License Agreement with General Electric whereby we may market GE Branded ceiling fans and light fixtures with the SQL Power Plug Technology installed on the product. Through our License Agreement, we have received order indications from major retailers such as Wal-Mart, Target, Home Depot, Lowes, Costco and ACE Hardware. The loss of this arrangement or the termination of the License Agreement could limit our ability to secure additional customers and thereby could have a material adverse effect on our profitability and financial condition.

Other factors can have a material adverse effect on our future profitability and financial condition.

Many other factors can affect our profitability and financial condition, including:

•	changes in, or interpretations of, laws and regulations including changes in accounting standards and taxation requirements;
•	changes in the rate of inflation, interest rates and the performance of investments held by us;
•	changes in the creditworthiness of counterparties that transact business with;
•	changes in business, economic, and political conditions, including: war, political instability, terrorist attacks in the U.S. and other parts of the world, the threat of future terrorist activity in the U.S. and other parts of the world and related military action; natural disasters; the cost and availability of insurance due to any of the foregoing events; labor disputes, strikes, slow-downs, or other forms of labor or union activity; and, pressure from third-party interest groups;
•	changes in our business and investments and changes in the relative and absolute contribution of each to earnings and cash flow resulting from evolving business strategies, changing product mix, changes in tax rates and opportunities existing now or in the future;
•	difficulties related to our information technology systems, any of which could adversely affect business operations, including any significant breakdown, invasion, destruction, or interruption of these systems;
•	changes in credit markets impacting our ability to obtain financing for our business operations; or
•	legal difficulties, any of which could preclude or delay commercialization of products or technology or adversely affect profitability, including claims asserting statutory or regulatory violations, adverse litigation decisions, and issues regarding compliance with any governmental consent decree.

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Risks Related to our Operation and Structure

We can provide no assurances as to our future financial performance or the investment result of a purchase of our common stock.

Any projected results of operations involve significant risks and uncertainty, should be considered speculative, and depend on various assumptions which may not be correct. The future performance of our Company and the return on our common stock depends on a complex series of events that are beyond our control and that may or may not occur. Actual results for any period may or may not approximate any assumptions that are made and may differ significantly from such assumptions. We can provide no assurance or prediction as to our future profitability or to the ultimate success of an investment in our common stock.

We are subject to corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We face corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. We will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). We are a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. The report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation, could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our securities. We will strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial. We cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters. Failure to comply with these laws, rules, and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

As a public company, we have significant operating costs relating to compliance requirements and our management is required to devote substantial time to compliance initiatives.

Our management has only limited experience operating as a public company. To operate effectively, we will be required to continue to implement changes in certain aspects of our business and develop, manage, and train management level and other employees to comply with on-going public company requirements. Failure to take such actions, or delay in the implementation thereof, could have a material adverse effect on our business, financial condition, and results of operations.

The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, impose various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Risks Related to our Common Stock

Future issuances of our common stock could dilute current stockholders or adversely affect the market.

Future issuances of our common stock could be at values substantially below the price paid by the current holders of our common stock. In addition, common stock could be issued to fend off unwanted tender offers or hostile takeovers without further stockholder approval. Sales of substantial amounts of our common stock, or even just the prospect of such sales, could depress the prevailing price of our common stock and our ability to raise equity capital in the future.

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Currently there is no public market for our common stock, and we cannot predict the future prices or the amount of liquidity of our common stock.

Currently, there is no public market for our common stock and a public market may never develop. We have obtained a market maker, which has filed an application with FINRA on our behalf, and we have sought quotation on the OTCBB. It may take as long as nine (9) months to one (1) year to be approved by FINRA. However, the OTCBB is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected. Any public market will follow approval of our application with FINRA, and we cannot predict the price at which we will begin trading or the future prices of our common stock.

We will be subject to the “penny stock” rules which will adversely affect the liquidity of our common stock.

The SEC, has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. We expect the market price of our common stock will be less than $5.00 per share and therefore we will be considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares should one develop.

Terms of subsequent financings may adversely impact your investment.

We may have to raise equity, debt financing in the future. Your rights and the value of your investment in our common stock could be reduced. For example, if we issue secured debt securities, the holders of the debt would have a claim against our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results.

It is not likely that we will pay dividends on the common stock or any other class of stock.

We intend to retain any future earnings for the operation and expansion of our business. We do not anticipate paying cash dividends on our common stock, or any other class of stock, in the foreseeable future. Stockholders should look solely to appreciation in the market price of our common shares to obtain a return on investment.

A significant number of our shares will be eligible for sale and their sale or potential sale may depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 63,485,919 shares of our common stock, which represents almost all of our current issued and outstanding shares of our common stock, as well as the common stock underlying certain options and warrants with respect to our common stock, as well as common stock issuable upon conversion of the Notes. As additional shares of our common stock become available for resale in the public market pursuant to this Offering, and otherwise, the supply of our common stock will increase, which could decrease its price.  In addition some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock.

Our stockholders may experience significant dilution from the conversion of the Notes and exercise of Warrants and options to purchase shares of our common stock.

We currently have outstanding Notes convertible into 18,056,935 shares of our common stock. Further, we currently have outstanding Warrants and options to purchase up to an aggregate of 9,928,984 shares of our common stock at an exercise price of $0.375 per share. Accordingly, if such Notes, Warrants and options are exercised, in whole or part, prior to their expiration dates, you may experience substantial dilution upon the conversion or exercise of these Notes, Warrants or options. In addition, the likelihood of such dilution may be accelerated if the price of our common stock increases to a level greater than the exercise price of these warrants.

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Our common stock will not be eligible for quotation on the OTCBB, unless we are current in our filings with the Securities and Exchange Commission.

In the event that our common stock is quoted on the OTCBB, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our common stock is not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares. Regardless of whether our common stock is quoted on the over-the-counter bulletin board, under Section 15(d) of the Exchange Act, we are required to file periodic reports with the SEC. See risk factor entitled “We are not a fully reporting company under the Securities Exchange Act of 1934, as amended, and thus subject only to the reporting requirements of Section 15(d).”

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act and the Exchange Act, that involve risk and uncertainties. Any statements contained in this prospectus that are not statements of historical fact may be forward-looking statements. When we use the words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others:

•	current or future financial performance;
•	management’s plans and objectives for future operations;
•	uncertainties associated with product research and development;
•	uncertainties associated with dependence upon the actions of government regulatory agencies;
•	product plans and performance;
•	management’s assessment of market factors; and
•	statements regarding our strategy and plans.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling shareholders pursuant to this prospectus. The selling shareholders named herein will receive all proceeds from the sale of the shares of our common stock in this Offering. However, we may receive up to $3,648,369 and $75,000 in gross proceeds from the exercise of the Warrants and options, respectively. Please see Selling Shareholders” beginning at page 23.  We will pay all expenses (other than transfer taxes) of the selling shareholders in connection with this Offering.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2014.  The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus:

As of December 31, 2014
Stockholders’ deficit:
Common stock, $0 par value;	$127,400
Additional paid-in capital	6,359,127
Accumulated deficit	(15,324,264)
Total stockholders’ deficit	$(8,837,737)
Noncontrolling interest	(35,442)
Total Deficit	(8,873,179)

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DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price for the sale of common stock held by the selling shareholders of $0.25 per share was arbitrarily determined by us, by using the price paid in our Notes Offering as a benchmark. The offering price should not be regarded as an indicator of the market price, if any, of the common stock that may develop in a trading market after this Offering, which is likely to fluctuate.

MARKET FOR COMMON STOCK

There is no public market for our common stock. Although our common stock is not currently listed on a public exchange, we have applied to have our common stock quoted on an over-the-counter marketplace. Although we anticipate receiving approval, there can be no assurance that our application for quotation will be approved. In the event our application is approved, we will need to comply with ongoing reporting requirements.

Our common stock may never be quoted on an over-the-counter marketplace or, even if quoted, a liquid or viable market may not materialize. There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

As of March 31, 2015, there were approximately 48 holders of record of the Company’s common stock.

As of March 31, 2015, 500,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share, were authorized. As of March 31, 2015, there were 35,750,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

As of March 31, 2015, 27,785,919 shares of our common stock were subject to convertible notes or warrants to purchase our common stock. 750,000 shares of our common stock were restricted subject to vesting; 200,000 shares of common stock issuable upon the exercise of options which had not vested as of the date of this report and will not vest within 60 days and/or contain performance-based vesting conditions, are not covered by this report.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, no cash dividends will be paid on our common stock.

CONVERTIBLE NOTES OFFERING

On November 26, 2013, May 8, 2014 and June 25, 2014 we concluded closings of the Notes Offering of our 12% Secured Convertible Promissory Notes in the aggregate principal amount of $4,240,100 and/or our 15% Secured Convertible Promissory Notes in the aggregate principal amount of $30,000, with the Investors. The entire aggregate principal amount of the Notes of $4,270,100 was outstanding as of March 31, 2015, such amount being exclusive of securities converted into the Notes separate from the Notes Offering. Pursuant to the Notes Offering, the Company received $1,752,803, $1,400,000 and $800,500 in net proceeds on November 26, 2013, May 8, 2014 and June 25, 2014, respectively.

In addition to the terms customarily included in such instruments, the Notes began accruing interest on the date that each Investor submitted the principal balance of such Investor’s Note, with the interest thereon becoming due and payable on the one year anniversary of said date, and quarterly thereafter. Upon a default of the Notes, the interest rate will increase by 2%. The principal balance of each Note and all unpaid interest will become due and payable twenty-four (24) months after the date of issuance. The Notes may be prepaid with or without a penalty depending on the date of the prepayment. The principal and interest under the Notes are convertible into shares of our common stock at $0.25 per share and are secured by a first priority lien (subject only to an existing note with Signature Bank of Georgia on our intellectual property and all substitutes, replacements and proceeds of such intellectual property) pursuant to the terms of a Security Purchase Agreement, dated as of November 26, 2013, May 8, 2014 and June 25, 2014, as applicable, by and between us and each Investor.

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Pursuant to the Notes Offering, each Investor also received five (5) year Warrants to purchase our common stock at $0.375 per share. Investors of the 12% Notes received Warrants with 25% coverage based on a pre-determined valuation of the Company. Investors of the 15% Notes received Warrants with 15% coverage based on the pre-determined valuation of the Company. Investors with a principal investment amount equal to or greater than $250,000 received Warrants with Bonus Coverage; however, if an Investor previously invested $250,000 or more in the Notes Offering, such Investor received Bonus Coverage if such Investor subsequently invested $100,000 or more in the Notes Offering. In addition to the terms customarily included in such instruments, the Warrants may be exercised by the Investors by providing to the Company a notice of exercise, payment and surrender of the Warrant.

In connection with the Notes Offering, we entered into Registration Rights Agreements, each dated as of November 26, 2013, May 8, 2014 and June 30, 2014 and each by and between us and each of the Investors, whereby we agreed to prepare and file this Registration Statement with the SEC within sixty (60) days after execution of the applicable Registration Rights Agreement and to have the Registration Statement declared effective by the SEC within ninety (90) days thereafter. The Registration Statement covered shares of our common stock, including shares of our common stock underlying the Notes, Warrants and certain other options and warrants.

Because we were unable to file a Registration Statement pursuant to the terms of each Registration Rights Agreements dated as of November 26, 2013 or May 8, 2014, we were in default and subject to the Filing Default Damages under such Registration Rights Agreements. Pursuant to the Registration Rights Agreement, the Filing Default Damages mandate that the Company shall pay to the Investors, for each thirty (30) day period of such failure and until the filing date of the Registration Statement and/or the common stock may be sold pursuant to Rule 144, an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% percent of the aggregate gross proceeds paid by the Investors for the Notes. If the Company fails to pay any partial liquidated damages in full within five (5) days of the date payable, which is the Note maturity date, the Company shall pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investors, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

In addition, because we were unable to have a Registration Statement declared effective pursuant to the terms of the Registration Rights Agreements dated as of November 26, 2013 or May 8, 2014, we were in default and subject to the Effectiveness Default Damages under such Registration Rights Agreements. Pursuant to the Registration Rights Agreement, the Effectiveness Default Damages mandated that the interest rate due under the Note corresponding to such Registration Rights Agreement will increase 2% above the then effective interest rate of such Note, and shall continue to increase by 2% every 30 days until a registration statement is declared effective.

The Company’s Registration Statement, to which this prospectus amends and forms a part, was first filed on August 1, 2014, and was declared effective by the SEC on October 22, 2014. The Filing Default Damages stopped accruing on the date the Registration Statement was filed, and the Effectiveness Default Damages stopped accruing on the date it was declared effective. As of August 1, 2014, the date the Company first filed the Registration Statement, the Filing Default Damages to be paid by the Company to the Investors were $302,169. As of October 22, 2014, the date the Registration Statement was declared effective, the Effectiveness Default Damages to be paid by the Company to the Investors were $78,572.

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On December 11, 2014, the Company sent a letter to the 2013 Investors holding Notes dated November 26, 2013 concerning the First Interest Payments scheduled to be paid pursuant to the Notes dated November 26, 2013. The Company noted the significant progress it had made in 2014, and expressed its preference to conserve working capital to support operations and customer orders. The Company invited the 2013 Investors to convert the First Interest Payments into shares of the Company’s common stock to further this purpose. The Company also asked each 2013 Investor to execute the Agreement and Waiver, which granted the Company an Extension, deferring the Company’s obligation to make payment of the First Interest Payment and the Interest Due under the Note through November 26, 2014 until February 24, 2015, during which time such deferment would not be considered an Event of Default under the 2013 Investor’s Note. In connection with the Extension, subsequent quarterly payments of interest will be determined based on the issuance date of each Note (i.e., November 26, 2013) rather than the date that each 2013 Investor first submitted payment for their Note, the sole purpose and impact of this change being to reduce ongoing costs to administer the Notes. In return for granting the Extension, we offered Additional Interest on the Interest Due at a rate of 12%, which was convertible into shares of the Company’s common stock at the conversion price of $0.25 per share as of February 24, 2014, unless the 2013 Investor requested to receive the Additional Interest in cash 15 days prior to the end of the Extension.

On January 23, 2015, the Company sent the Agreement to Convert to the Investors holding Notes dated November 26, 2013 and May 8, 2014, which constituted all Investors with Filing Default Damages or Effectiveness Default Damages due to them pursuant to the Registration Rights Agreements dated as of November 26, 2013 or June 30, 2014. The Company invited the Investors, as applicable, to elect to convert the Interest Due and/or the Filing Default Damages and Effectiveness Default Damages into shares of the Company’s common stock at a price of $0.25 per share, and asked each Investor, as applicable, to make such election by acknowledging and returning the Agreement to Convert to the Company.

As of May 31, 2015, twenty-five 2013 Investors returned a signed Agreement and Waiver to the Company, resulting in Additional Interest of $7,470, three 2013 Investors refused to sign the Agreement and Waiver, and two 2013 Investors did not respond to the Company’s letter. One 2013 Investor elected to receive the Additional Interest in cash, and the remaining 2013 Investors who signed the Agreement and Waiver agreed to receive a total of 29,508 shares of the Company’s common stock in exchange for Additional Interest totaling $7,377.

As of May 31, 2015, out of thirty-four Investors who received an Agreement to Convert, twenty-three Investors elected to convert the Interest Due, the Filing Default Damages and the Effectiveness Default Damages into shares of the Company’s common stock, six Investors elected to receive cash rather than convert, and five Investors did not respond to the Company’s invitation. As a consequence, the Company will issue 1,689,077 shares of its common stock to accepting Investors in exchange for Interest Due, Filing Default Damages and Effectiveness Default Damages totaling $422,269.

Based on responses received, the Company has issued or will issue 1,718,585 shares of its common stock to Investors in exchange for Additional Interest, Interest Due, Filing Default Damages and Effectiveness Default Damages totaling $429,646.

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SELLING SHAREHOLDERS

The following table provides information about each selling shareholder including how many shares of our common stock they owned as of March 31, 2015, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will own after this Offering, assuming all shares covered by this prospectus are sold.  Except as disclosed in this prospectus, none of the selling shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders.  Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of this Offering.  However, for purposes of this table, we have assumed that, after completion of this Offering, all of the shares covered by this prospectus will be sold by the selling shareholder.

Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock.  All of the information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information.  The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 35,750,000 shares of our common stock issued and outstanding as of March 31, 2015.  For the purposes of the following table, the number of shares common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling shareholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

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Name	Number of securities beneficially owned before Offering	Number of securities to be offered	Number of securities owned after Offering	Percentage of securities beneficially owned after Offering
Dov Shiff (1)	13,249,598	13,249,598	—	–%
KRNB Holdings LLC (2)	8,003,969	8,003,969	—	–%
Motek 7 SQL, LLC (3)	7,771,566	7,771,566	—	–%
David S. Nagelberg 2003 Revocable Trust DTD 7/2/03 (4)	3,300,000	3,300,000	—	–%
James R. Hills (5)	2,454,901	2,454,901	250,000	*%
Dutchess Opportunity Fund II LP (6)	2,400,000	2,400,000	—	–%
Harry Mittelman Revocable Living Trust (7)	2,310,000	2,310,000	—	–%
XLR-8 (Delaware) LLC (8)	2,150,000	2,150,000	—	–%
Safety Investors 2014, LLC (9)	1,650,000	1,650,000	—	–%
Israel Kaminsky	1,484,313	1,484,313	—	–%
Thomas Ridge (10)	1,225,000	1,225,000	—	–%
Grannus Financial Advisors (11)	1,000,000	1,000,000	—	–%
Equity Trust Company FBO Andrew Alexander Feldman Roth IRA (12) (51)	900,000	900,000	—	–%
Investment 2013, LLC (13)	970,669	970,669	—	–%
301 Office Ventures, LLC (14)	875,000	875,000	—	–%
Equity Trust Company FBO Elliott L. Messing Roth IRA (15) (51)	825,000	825,000	—	–%
Enterprise 2013, LLC (16)	762,254	762,254	—	–%
Donald Wright (17) (51)	660,000	660,000	—	–%
Jacob Steinmetz	576,762	576,762	—	–%
Chris Davis (18)	500,000	500,000	—	–%
Eugene W. Kelly (19)	500,000	500,000	—	–%
John W. Kelly (20)	500,000	500,000	—	–%
Konrad Habsburg (21)	500,000	500,000	—	–%

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Michael Perillo (22)	500,000	500,000	—	–%
Serge Kremer (23)	500,000	500,000	—	–%
Tariq Masood (24)	500,000	500,000	—	–%
Ryan A. Engh (25) (51)	495,000	495,000	—	–%
Gidon Shem-Tov	356,235	356,235	—	–%
The Feldman Family Trust (26) (51)	330,000	330,000	—	–%
Eran Guzi (27)	304,902	304,902	—	–%
Keith Kurland (28)	304,902	304,902	—	–%
Laurie Satanosky (29)	304,902	304,902	—	–%
Noga Solovey (30)	304,902	304,902	—	–%
Dennis Sevel (31)	304,902	304,902	—	–%
Phillips Peter (32)	300,000	300,000	—	–%
Clive Anthony Caunter (33)	250,000	250,000	—	–%
David Scher and Tatiana Scher (34)	250,000	250,000	—	–%
Dirk Horn (35)	250,000	250,000	—	–%
Dutchess Global Strategies Fund LLC (36)	250,000	250,000	—	–%
Judith F. Krandel (37)	250,000	250,000	—	–%
Ami Kohen	200,000	200,000	—	–%
John H. Blair III (38)	200,000	200,000	—	–%
Nisim Farchi	175,000	175,000	—	–%
Reuven Arie Shomrat	175,000	175,000	—	–%
Elliott L. Messing Revocable Trust u/a/d June 12, 2008 (39) (51)	165,000	165,000	—	–%
Equity Trust Company FBO Lisa Marco Messing Roth IRA (40) (51)	165,000	165,000	—	–%
Ian Messing (41) (51)	165,000	165,000	—	–%
Natasha Feldman (42) (51)	165,000	165,000	—	–%
Avishay Rubin	152,451	152,451	—	–%
The Nikko Trust (43)	150,000	150,000	—	–%
Igal Marom	127,227	127,227	—	–%
Debra Shore (44)	125,000	125,000	—	–%
Gregory J. Attorli and Debra Shore JTWROS (45)	125,000	125,000	—	–%
Christopher Lahiji (46)	100,500	100,500	—	–%
David Usha	100,000	100,000	—	–%

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Murray Lee	100,000	100,000	—	–%
Patty Barron	100,000	100,000	—	–%
Patricia Kohen	100,000	100,000	—	–%

R. Michael Stunden (47)	92,000	92,000	—	–%
Carol Morton (48)	46,000	46,000	—	–%
Adam Feren	20,000	20,000	—	–%
Ayal Bitton	20,000	20,000	—	–%
Big Hit Exploration, LLC (49)	20,000	20,000	—	–%
Harriet Rosenberg	20,000	20,000	—	–%
Henry Garofalo	20,000	20,000	—	–%
Irene Schuster	20,000	20,000	—	–%
Kelsi Rosneberg	20,000	20,000	—	–%
Lori Feren	20,000	20,000	—	–%
Murray Reffsin	20,000	20,000	—	–%
Pamela Siegelaub	20,000	20,000	—	–%
Robert & Arlene Feldman	20,000	20,000	—	–%
Robert Wald	20,000	20,000	—	–%
Tramel Exploration, LLC (50)	20,000	20,000	—	–%
Jacob Nagar	16,964	16,964	—	–%
Max Rosenberg	16,000	16,000	—	–%
Betsy Siegelaub	10,000	10,000	—	–%
John Lawrence Sr.	10,000	10,000	—	–%
Karen Lippman	10,000	10,000	—	–%
Marc Siegelaub	10,000	10,000	—	–%
Veronica & Bradon Godfrey	10,000	10,000	—	–%

(1)	The 13,249,598 shares of common stock include (i) 8,959,598 shares of common stock owned by Mr. Dov Shiff, (ii) 1,690,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (iv) 2,600,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering. Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 13, 2013, by and between the Company and Mr. Dov Shiff, Mr. Shiff has agreed to lock up 8,959,598 of his shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 12, 2015, and pursuant to the terms thereof. However, as of October 1, 2014 and until the end of the lock-up period, Mr. Shiff may sell shares of his common stock of the Company if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, Mr. Shiff may only sell shares of common stock in an aggregate amount up to 4%, 6% or 8% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.
(2)	Mr. Rani Kohen, as Manager of KRNB Holdings LLC, has voting power and dispositive control over these shares. Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 15, 2013, by and between the Company and Mr. Rani Kohen, Mr. Rani Kohen has agreed to lock up all 8,003,969 of KRNB Holdings LLC’s shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 14, 2015, and pursuant to the terms thereof. However, upon the effectiveness of the Registration Statement and until the end of the lock-up period, KRNB Holdings LLC may sell shares of its common stock of the Company if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, KRNB Holdings LLC may only sell shares of common stock in an aggregate amount up to 2%, 3% or 4% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.
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(3)	Mr. Hillel Bronstein, as Manager of Motek 7 SQL LLC, has voting power and dispositive control over these shares. Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 13, 2013, by and between the Company and Motek 7 SQL LLC, Motek 7 SQL LLC has agreed to lock up all 7,771,566 of its shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 12, 2015, and pursuant to the terms thereof. However, upon the effectiveness of the Registration Statement and until the end of the lock-up period, Motek 7 SQL LLC may sell shares of its common stock of the Company if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, Motek 7 SQL LLC may only sell shares of common stock in an aggregate amount up to 1%, 1.5% or 2% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.
(4)	David S. Nagelberg, as Trustee, has voting power and dispositive control over these shares. The 3,300,000 shares of common stock include (i) 1,300,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 2,000,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(5)	The 2,454,901 shares of common stock include (i) 730,818 shares of common stock owned by Mr. James R. Hills, (ii) 74,083 shares of common stock issuable upon exercise of certain warrants owned by Mr. James R. Hills, (iii) 650,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (iv) 1,000,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering. Subsequent to this Offering and the effectiveness of this Registration Statement on October 22, 2014, the Company issued directly to Mr. Hills an additional 250,000 shares of common stock in connection with the Hills Agreement, as further described in subsection “Employment Agreements” to the section “Executive Compensation” beginning on page 52 of this prospectus.
(6)	Each of Mr. Michael Novielli and Mr. Douglas Leighton, as Managing Partners of Dutchess Opportunity Fund II LP, has voting power and dispositive control over these shares. The 2,400,000 shares of common stock include (i) 1,400,000 shares of common stock owned by Dutchess Opportunity Fund II LP, (ii) 200,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (iii) 800,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering. Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 12, 2013, by and between the Company and Dutchess Opportunity Fund II LP, Dutchess Opportunity Fund II LP has agreed to lock up 1,400,000 of its shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 11, 2015, and pursuant to the terms thereof. However, upon the effectiveness of the Registration Statement and until the end of the lock-up period, Dutchess Opportunity Fund II LP may sell shares of its common stock of the Company if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, Dutchess Opportunity Fund II LP may only sell shares of common stock in an aggregate amount up to 2%, 3% or 4% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.
(7)	Mr. Harry Mittelman, as Trustee, has voting power and dispositive control over these shares. The 2,310,000 shares of common stock include (i) 910,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 1,400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(8)	Mr. Robert L. Nardelli, as the Managing Member of XLR-8 (Delaware) LLC, has voting power and dispositive control over these shares. The 2,150,000 shares of common stock include (i) 750,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 1,400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(9)	Mr. Steven Siegelaub, as the Managing Member of Safety Investors 2014, LLC, has voting power and dispositive control over these shares. The 1,650,000 shares of common stock include (i) 650,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (iii) 1,000,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(10)	The 1,225,000 shares of common stock include (i) 875,000 shares of common stock owned by Mr. Thomas Ridge, (ii) 100,000 shares of common stock issuable upon exercise of certain options owned by Mr. Thomas Ridge, (iii) 50,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (iv) 200,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
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(11)	Mr. Joseph M. Zappulla, as the President of Grannus Financial Advisors, Inc., has voting power and dispositive control over these shares. Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 15, 2013, by and between the Company and Grannus Financial Advisors, Inc., Grannus Financial Advisors, Inc. has agreed to lock up all 1,000,000 of its shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 14, 2015, and pursuant to the terms thereof. However, upon the effectiveness of the Registration Statement and until the end of the lock-up period, Grannus Financial Advisors, Inc. may sell shares of its common stock if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, Grannus Financial Advisors, Inc. may only sell shares of common stock in an aggregate amount up to 2%, 3% or 4% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.
(12)	Mr. Andrew Feldman has voting power and dispositive control over these shares. The 990,000 shares of common stock include (i) 390,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 600,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(13)	Mr. Steven Siegelaub, as the Managing Member of Investment 2013, LLC, has voting power and dispositive control over these shares. The 970,669 shares of common stock include (i) 194,134 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (iii) 776,535 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(14)	Mr. Steven Siegelaub, as the Managing Member of 301 Office Ventures, LLC, has voting power and dispositive control over these shares. Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 15, 2013, by and between the Company and 301 Office Ventures, LLC, 301 Office Ventures, LLC has agreed to lock up all 875,000 of its shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 14, 2015, and pursuant to the terms thereof. However, upon the effectiveness of the Registration Statement and until the end of the lock-up period, 301 Office Ventures, LLC may sell shares of its common stock if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, 301 Office Ventures, LLC may only sell shares of common stock in an aggregate amount up to 1%, 1.5% or 2% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.

(15)	Mr. Elliott L. Messing has voting power and dispositive control over these shares. The 825,000 shares of common stock include (i) 325,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 500,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(16)	Mr. Steven Siegelaub, as the Managing Member of Enterprise 2013, LLC, has voting power and dispositive control over these shares. The 762,254 shares of common stock include (i) 577,046 shares of common stock owned by Enterprise 2013, LLC and (ii) 185,208 shares of common stock issuable upon exercise of certain warrants owned by Enterprise 2013, LLC.
(17)	The 660,000 shares of common stock include (i) 260,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(18)	The 500,000 shares of common stock include (i) 100,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(19)	The 500,000 shares of common stock include (i) 100,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(20)	The 500,000 shares of common stock include (i) 100,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
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(21)	The 500,000 shares of common stock include (i) 100,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(22)	The 500,000 shares of common stock include (i) 100,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(23)	The 500,000 shares of common stock include (i) 100,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(24)	The 500,000 shares of common stock include (i) 100,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(25)	The 495,000 shares of common stock include (i) 195,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 300,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(26)	Both Mr. Andrew Feldman and Mrs. Jeri Feldman, as Trustees, have voting power and dispositive control over these shares. The 330,000 shares of common stock include (i) 130,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 200,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(27)	The 304,902 shares of common stock include (i) 230,819 shares of common stock owned by Mr. Eran Guzi and (ii) 74,083 shares of common stock issuable upon exercise of the certain warrants owned by Mr. Eran Guzi.
(28)	The 304,902 shares of common stock include (i) 230,819 shares of common stock owned by Mr. Keith Kurland and (ii) 74,083 shares of common stock issuable upon the exercise of certain warrants owned by Mr. Keith Kurland.
(29)	The 304,902 shares of common stock include (i) 230,818 shares of common stock owned by Ms. Laurie Satanosky and (ii) 74,084 shares of common stock issuable upon the exercise of certain warrants owned by Ms. Laurie Satanosky.
(30)	The 304,902 shares of common stock include (i) 230,818 shares of common stock owned by Ms. Noga Solovey and (ii) 74,084 shares of common stock issuable upon the exercise of certain warrants owned by Ms. Noga Solovey.
(31)	The 304,902 shares of common stock include (i) 230,819 shares of common stock owned by Mr. Dennis Sevel and (ii) 74,083 shares of common stock issuable upon the exercise of certain warrants owned by Mr. Dennis Sevel.
(32)	The 300,000 shares of common stock include (i) 200,000 shares of common stock owned by Mr. Phillips Peter and (ii) 100,000 shares of common stock issuable upon exercise of the certain options owned by Mr. Phillips Peter.
(33)	The 250,000 shares of common stock include (i) 50,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 200,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.

(34)	The 250,000 shares of common stock include (i) 50,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 200,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(35)	The 250,000 shares of common stock include (i) 50,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 200,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(36)	Mr. Michael Novielli, as the sole owner and controlling member of Dutchess Global Strategies Fund LLC, has sole voting power and dispositive control over these shares. The 250,000 shares of common stock include (i) 50,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 200,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
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(37)	The 250,000 shares of common stock include (i) 50,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 200,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(38)	The 200,000 shares of common stock include (i) 40,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 160,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(39)	Mr. Elliott L. Messing, as Trustee, has voting power and dispositive control over these shares. The 165,000 shares of common stock include (i) 65,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 100,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(40)	Ms. Lisa M. Messing, has voting power and dispositive control over these shares. The 165,000 shares of common stock include (i) 65,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 100,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering..
(41)	The 165,000 shares of common stock include (i) 65,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 100,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(42)	The 165,000 shares of common stock include (i) 65,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 100,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(43)	Litrust AG, as Trustee, has voting power and dispositive control over these shares. The 150,000 shares of common stock include (i) 30,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 120,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(44)	The 125,000 shares of common stock include (i) 25,000 shares of common stock issuable upon exercise of the warrants issued pursuant to the Notes Offering and (ii) 100,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(45)	Mr. Gregory Attori and Mrs. Debra Shore have voting power and dispositive control over these shares. The 125,000 shares of common stock include (i) 25,000 shares of common stock issuable upon exercise of the warrants issued pursuant to the Notes Offering and (ii) 100,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(46)	The 100,500 shares of common stock include (i) 20,100 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 80,400 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(47)	The 92,000 shares of common stock include (i) 12,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 80,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(48)	The 46,000 shares of common stock include (i) 6,000 shares of common stock issuable upon exercise of the warrants issued pursuant to the Notes Offering and (ii) 40,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(49)	Mr. Steven Golding, as Manager of Big Hit Exploration, LLC, has voting power and dispositive control over these shares.
(50)	Mr. Martin Thirer and Ms. Meg Thirer, as Managers of Tramel Exploration, LLC, have voting power and dispositive control over these shares.
(51)	On December 5, 2014, upon instruction from the members of Droplight, LLC, Notes and Warrants held in the name of Droplight, LLC were cancelled and replaced with Notes and Warrants on the same terms, issued into the names of each of the members of Droplight, LLC in proportion to such member’s interest in Droplight, LLC. The aggregate number of shares of common stock issuable upon exercise of the Warrants and upon conversion of the Notes issued on December 5, 2014 is the same as the number of shares issuable upon the exercise of the cancelled Notes and Warrants held in the name of Droplight, LLC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Overview

You should read the following discussion and analysis in conjunction with our financial statements and related notes contained elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under Risk Factors.

Safety Quick Light LLC was incorporated in the State of Florida on May 14, 2004. On November 6, 2012, the company’s board of directors converted Safety Quick Light LLC into Safety Quick Lighting & Fans Corp. We are a company engaged in the business of developing proprietary technology that enables a quick and safe installation by the use of a power plug for electrical fixtures, such as light fixtures and ceiling fans, into ceiling and wall electrical junction boxes.

Safety Quick Light LLC began marketing the SQL Technology in 2007 for installation of light fixtures and ceiling fans during manufacturing and as a kit for installing the SQL Technology in existing light fixtures and ceiling fans. Our management team determined that it could improve its gross margins if it were to market light fixtures and ceiling fans with its plug technology already installed on fixtures instead of marketing the SQL Technology as an add-on device. To implement this New Business Model, during the first quarter of 2010, the Company’s management discontinued marketing the SQL Technology as an add-on device; however, existing orders were honored through 2010 and 2011, resulting in revenues and other financial activity in 2012, as reflected in our management’s discussion below.

Company management then took the next step in furtherance of its New Business Model and sought the endorsement of the SQL Technology from GE. During 2010 and 2011, GE tested the SQL Technology and in June 2011, GE and SQL Lighting & Fans, LLC, a subsidiary of the Company, entered into the License Agreement, a trademark licensing agreement under which SQL Lighting & Fans, LLC was licensed to use the GE monogram logo on its devices and certain other trademarks on its ceiling fans and light fixtures through December 31, 2017. The License Agreement requires the Company to pay a percent of revenue generated on our products using the GE monogram logo as a license fee, including a minimum license fee payment during the term. The License Agreement was amended in April 2013 to extend its term through December 31, 2017 and to revise the required minimum license fees, and in July 2014 to remove minimum license fees for 2014. The License Agreement was further amended in August 2014 to (i) establish the contract year as beginning on December 1 and ending on November 31 (a “Contract Year”), (ii) extend the term through November 30, 2018, (iii) provide that no royalties were due for the period prior to 2013, (iv) provide that royalties of $400,000 were due for the period from January 1, 2013 through November 30, 2013, (v) set forth a new royalty calculation beginning December 1, 2013 and continuing through the term of the License Agreement based on a tiered percentage of net sales in each Contract Year, and (vi) provide that the Company must pay to GE a royalty minimum of $12,000,000 in the aggregate during the term of the License Agreement.

In furtherance of our New Business Model, the Company has taken other steps, including the development of trade distribution channels with key retailers, corporate restructuring, establishing and obtaining authorizations for our third party manufacturers to produce the SQL Technology, and raising the necessary capital resources to fully implement its New Business Model. For additional information, see “Our History and New Business Model” in the Prospectus Summary and the section titled “Business,” found on pages 1 and 45 of this prospectus, respectively.

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Results of Operations

Three-Months Ended March 31, 2015 compared to the Three-Months Ended March 31, 2014

	For the three-months ended
	March 31, 2015	March 31, 2014	$ Change	% Change

Revenue	$1,419,217	$—	$1,419,217	100%

Cost of sales	(1,239,728)	—	(1,239,728)	100%

Gross profit	179,488	—	179,488	100%

General and administrative expenses	1,247,373	377,726	885,272	234%

Loss from Operations	(1,067,885)	(377,726)	690,159	(183)%

Other Income / (Expense)	(475,530)	(274,426)	201,104	(73)%

Net Loss	$(1,543,415)	$(652,152)	$891,263	(137)%

Net loss per share - basic and diluted	(0.05)	(0.02)	(0.03)	(150)%

Revenue

We had recorded revenue of $1,419,217 for the three-month period ended March 31, 2015, as compared to revenue of $0 for the three-month period ended March 31, 2014. The increase is attributable to sales of GE branded ceiling fan products under the New Business Model to two large retailers. These sales were initial orders with the expectation of follow on orders. These sales did not include the SQL Technology.

Cost of Sales

We had a cost of sales of $1,239,728 for the three-month period ended March 31, 2015, as compared to a cost of sales of $0 for the three-month period ended March 31, 2014. The increase in cost of sales was associated with the New Business Model, and the sales of GE branded ceiling fans.

Gross Profit

We had gross profit of $179,488 for the three-month period ended March 31, 2015, as compared to gross profit of $0 for the three-month period ended March 31, 2014. The gross profit as a percent of sales was 12.6% and represents the initial orders to these customers. We believe there are opportunities to improve gross profit as a percent of sales on future orders.

General and Administrative Expenses

General and administrative expense increased $869,647 during the three-month period ended March 31, 2015 to $1,247,373 from $377,726 for the three-month period ended March 31, 2014.

The increases in the general and administrative expenses were due to the following significant items:

•	$602,000 increase in the amount recorded for the amortization of the License Agreement.
•	$99,000 increase in consulting expenses associated with activities as a public company.
•	$128,000 increase on commissions associated with sales.
•	$57,000 increase in accounting expenses driven by additional requirements for a public company.
•	$18,000 increase in China operational expenses as the Company went through the GE approval process.
•	$25,000 increase in marketing expenses as associated with the SQL Technology.

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Further, decreases in certain items of general and administrative expenses were attributable to the following:

•	$46,000 decrease in legal fees due to activity associated with prior years Notes Offering.
•	$13,000 decrease in rent associated with new office space and sublet of previous space.
•	$13,000 decrease in salaries due to change in CEO compensation.

Loss from Operations

Loss from operations represents the change in general and administrative expenses offset by the gross profit on sales for the periods presented.

Other Income (Expense)

Total other expenses increased $201,104 during the three-month period ended March 31, 2015 to $475,530, from $274,462 for the three-month period ended March 31, 2014.

The increase in other expense is due to the following significant items:

•	Increase of $400,000 in interest expense reflecting the addition of the May 2014 and June 2014 Notes Offering.
•	Decrease of $183,000 in derivative expense associated with the Notes.

Net Loss and Net Loss per Share

The Company’s net loss and net loss per share for the three-month period ended March 31, 2015 was approximately ($1,543,000) and ($0.05) per share, respectively, as compared to the three-month period ended March 31, 2014, where net loss was approximately ($652,000) and ($0.02) per share, respectively. Inflation did not have a material impact on operations for the three-month period ended March 31, 2015 or 2014.

Concentration of Risk

For the three-months ended March 31, 2015, the Company made sales to three customers.  Sales to two of the customers were through the Company's third party sales partner, Design Solutions International.  Design Solutions International made sales on the Company's behalf to two national retailers, amounting to approximately $924,000, or 65% of total sales.  The Company also made sales directly to a national retailer, amounting to approximately $495,000, or 35% of total sales.  These amounts were due at month end March 31, 2015, and have been subsequently collected.

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

	For the years ended
	December 31, 2014	December 31, 2013	$ Change	% Change
Revenue	$—	$—	$—	0%

Cost of sales	—	—	—	0%

Gross loss	—	—	—	0%

General and administrative expenses	4,799,696	1,401,435	3,398,261	242%

Loss from Operations	(4,799,696)	(1,401,435)	(3,398,261)	242%

Other Income / (Expense)	(2,005,053)	(1,206,333)	(798,720)	66%

Net Loss	$(6,804,749)	$(2,607,768)	$(4,196,981)	161%

Net loss per share - basic and diluted	$(0.20)	$(0.08)

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Revenue

The Company had no revenue in 2014 or 2013 because it was transitioning to the New Business model.

Cost of Sales

The Company had no costs of sales in 2014 and 2013 due to the absence of revenue.

Gross Profit

The Company did not have any sales or cost of sales in 2014 and 2013. As a result there was not gross profit or loss.

General and Administrative Expenses

General and administrative expense increased $3,398,261 to $4,799,696 in 2014 from $1,401,435 in 2013.

The increases in the general and administrative expenses were due to the following significant items:

•	$2,000,000 increase in the amount recorded for the GE License Agreement.
•	$381,000 in penalty payments to bondholders for failure to register the shares in accordance with the Notes.
•	$334,000 increase in payroll expense, in 2013 some key employees were not paid for most of the year.
•	$255,000 increase in consulting expenses associated with activities as a public company.
•	$122,000 increase in China operational expenses as the Company went through the GE approval process.
•	$112,000 increase in accounting expenses driven by additional requirements for a public company.
•	$90,000 increase in rent for facilities related to the opening of a corporate office.
•	$63,000 increase in marketing expenses as associated with the SQL Technology.
•	$48,000 increase in travel expenses due to trips to China and investor relation activities.

Further, decreases in certain items of G&A expenses were attributable to the following:

•	$170,000 decrease in option expense, no additional options were issued in 2014.
•	$60,000 decrease in management fees, reflecting a move to salaried positions.

Loss from Operations

Loss from operations represents the change in general and administrative expenses since the Company had no gross profit.

Other Income (Expense)

Total other expenses increased approximately $759,168 to $1,965,196 in 2014 from $1,206,000 in 2013.

The increase in other expense is due to the following significant items:

•	Increase of $1,900,000 in interest expense reflecting a full years interest associated with the November 2013 Notes and the addition of the May 2014 and June 2014 Notes.
•	Decrease of $670,000 in derivative expense associated with the Notes issued in May 2014.
•	Decrease of $100,000 in forgiveness of debt, associated with a 2013 transaction which converted debt instruments to convertible notes.

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Net Loss and Net Loss per Share

The Company’s net loss and net loss per share in 2014 was approximately ($6,805,000) and $(0.20) per share, respectively, as compared to 2013 where net loss was approximately ($2,608,000) and ($0.08) per share, respectively. Inflation did not have a material impact on operations for the years ended December 31, 2014 and 2013.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

	For the years ended
	December 31, 2013	December 31, 2012	$ Change	% Change

Revenue	$—	$77,646	$(77,646)	-100%

Cost of sales	—	(85,899)	85,899	-100%

Gross loss	—	(8,253)	8,253	-100%

General and administrative expenses	1,401,435	826,367	575,068	70%

Loss from Operations	(1,401,435)	(834,620)	(566,815)	68%

Other Income / (Expense)	(1,206,333)	(35,700)	(1,170,633)	3279%

Net Loss	$(2,607,768)	$(870,320)	$(1,737,448)	200%

Net loss per share - basic and diluted	$(0.08)	$(0.03)

Revenue

Revenue decreased in 2013 to $0 from approximately $78,000 in 2012 due to the Company’s lack of revenue generating operations in 2013. The Company has been implementing its New Business Model to reflect a new business direction, and thus did not generate revenue in 2013. Revenue in 2012 was derived from the Company’s operations prior to implementing its New Business Model.

Cost of Sales

Cost of sales decreased in 2013 to $0 from approximately $86,000 in 2012 due to the Company’s lack of revenue generating operations in 2013. The Company has been implementing its New Business Model to reflect a new business direction, and thus did not generate cost of sales in 2013. Cost of sales in 2012 were derived from the Company’s operations prior to implementing its New Business Model.

Gross Loss

Gross loss decreased from approximately $8,000 in 2012 to $0 in 2013. The decrease relates to the Company operating at a gross loss for product sales in 2012 compared to no sales in 2013.

General and Administrative Expenses

Total G&A expenses increased from approximately $826,000 in 2012 to approximately $1,401,000 in 2013.

The primary increases were attributable to the following:

•	Share based payments increased from $0 in 2012 to approximately $754,000 in 2013, this included payments of approximately $563,000 made by existing stockholders to cover corporate expenses as well as $125,000 for a stock sign on bonus to the Company's Chief Executive Officer. The Company also expensed approximately $67,000 in stock option grants to related parties for services rendered.
•	Payment made in 2013 under the royalty and license agreement to GE. No such payments were required in 2012.

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Further, decreases in certain items of G&A expenses were attributable to the following:

•	Salaries, wages, travel, entertainment, China related expenses and management fees decreased from approximately $501,000 in 2012 to approximately $102,000 in 2013. The decrease related to the Company's ongoing operations significantly being reduced beginning in the third quarter of 2012. The Company's operations were nominal in 2013 as its New Business Model was being developed and implemented.
•	Other G&A in 2012 was approximately $267,000 and decreased to approximately $66,000 in 2013. The reduction was related to the cessation of revenue generating activities since the third quarter of 2012.

Loss from Operations

Loss from operations increased to approximately $1,401,000 in 2013 from approximately $834,000 in 2012.

Other Income (Expense)

Total other expenses increased from approximately $36,000 in 2012 to approximately $1,206,000 in 2013.

The primary increases were attributable to the following:

•	The recording of interest expense of approximately $172,000 in 2013 as compared to approximately $36,000 in 2012, which also includes amortization of debt issue costs and debt discount of approximately $104,000 as well as third party bank debt. The debt issue costs and debt discount are derived from the issuance of convertible debt and warrants issued in 2013 treated as derivative liabilities. There was only bank debt related interest in 2012.
•	In 2013, the Company recorded approximately $1,156,000 of derivative expense as compared to $0 in 2012. During 2013, the Company issued convertible debt and warrants that were treated as derivative liabilities. The derivative expense reflected the difference in the fair value of the derivative liabilities as compared to the portion allocated to debt discount. Derivative expense was also recorded in connection with the extinguishment of debt.
•	In 2013, the Company recorded a change in fair value of derivative liability of approximately $34,000 compared to $0 in 2012. This change reflects the Company's fair value mark to market adjustment.
•	In 2013, the Company recorded a loss on debt extinguishment of approximately $13,000 compared to $0 in 2012. The loss was recorded in connection with the modification of third party debt from conventional debt into convertible debt.
•	In 2013, the Company recorded a gain on debt forgiveness of $100,000 compared to $0 in 2012. The gain represented the forgiveness of third party debt.

Net Loss and Net Loss per Share

The Company's net loss and net loss per share in 2013 was approximately $2,608,000 and $0.08 per share, respectively, as compared to 2012 where net loss was approximately $870,000 and $0.03 per share, respectively. Inflation did not have a material impact on operations for the years ended December 31, 2013 and 2012.

Interest Expense

The following tables detail the Company’s interest expense components:

	Year Ended December 31,
	2014	2013	2012
Interest accrued on Notes outstanding.	$147,191	$40,026	$4,329
Interest on SBA loan with Signature Bank	21,893	27,274	31,371
TOTAL INTEREST EXPENSE – Notes Payable	169,084	67,300	35,700
Amortization of Debt Issue Cost	142,867	11,986	—
Amortization of Debt Discount	1,827,534	92,304	—
	$2,139,485	$171,590	$35,700

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	Three-Months ended March 31,
	2015	2014

Interest accrued on Notes outstanding.	$133,743	$65,737
Interest on SBA loan with Signature Bank	4,318	5,803
TOTAL INTEREST EXPENSE – Notes Payable	138,061	71,540
Amortization of Debt Issue Cost	38,612	30,138
Amortization of Debt Discount	536,401	262,527

Liquidity and Capital Resources

To date, the Company has not generated sufficient revenue to cover its operating costs and continues to operate with negative cash flow, which may require it to seek additional capital to maintain current operations. In addition, if sufficient sales growth is achieved, the Company may be required to enter into financing arrangements to fund its working capital needs. The Company currently has no such financing commitments in place.

For the three-months ended March 31, 2015 the Company used $1,423,976 in cash for operations as compared with $345,063 used for the same period in 2014. The Company’s $1,078,913 decrease in cash from operations was due to the $891,263 increased operating loss, $1,419,000 in accounts receivable associated with sales, payment of $75,000 to GE on the reduction of debt associated with the License Agreement, and a $183,200 decrease in derivatives liability. This was partially offset by a $602,000 increase in amortization of the License Agreement, an increase of $610,000 in accounts payable, and $274,000 in amortization of debt discount.

For the three-months ended March 31, 2015, the Company used $7,446 in cash for investing activities as compared with $116,760 for the same period in 2014. The reduction was primarily driven by a $108,000 acquisition of equipment in China during 2014.

For the three-months ended March 31, 2015, the Company provided $374,629 in cash from financing activities as compared to a use of $29,553 for the same period in 2014. The increase in cash provided was due to $400,000 in interest paid in common stock, less amounts to pay down term debt.

As a result of the above operating, investing and financing activities, the Company used $1,056,793 in cash equivalents for the three-months ended March 31, 2015 as compared with $491,376 for the same period in the previous year.

The Company had a working capital deficit of $6,186,587 for the three-months ended March 31, 2015 and $5,850,064 at December 31, 2014. The change is attributable to an accounts receivable offset by accounts payable and derivative liability.

During 2014, the Company executed a second amendment to the License Agreement. Under the terms of this amendment, the Company agreed to pay GE a total of $12,000,000 by November, 2018 for the rights associated with the GE brand. The amount will be paid from a percentage of sales in accordance with a schedule with the residual balance, if any, due in 2018. Given the Company’s lack of sales history associated with the License Agreement, the entire balance has been classified as long-term.

The Company had no inventory on its balance sheet at March 31, 2015. Company management anticipates minimal, if any inventory of its SQL Technology and ceiling and fan fixtures. Production of the SQL Technology and fixtures will be originated upon receipt of FOB (free on board) purchase contracts from customers. Upon the completion of each purchase contract, the finished products will be transported from the manufacturer directly to the ports and loaded on vessels secured by the customer, upon which the products become the property of the customer. The Company anticipates a need to stock inventory for its customers’ e-commerce sales activity. As such, it will be required to stock inventory beginning in mid-2015, as needed to support these activities. The Company anticipates the need for a financing facility to support accounts receivable and, potentially, inventory as the need arises. The Company does not currently have such a facility in place and there is no assurance that such a facility can be secured when needed.

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The Company’s cash balance as of March 31, 2015 was $184,694. In light of the Company’s projected working capital needs, it may need to seek additional capital, which may dilute existing shareholders. There is no guarantee that the Company will be successful in raising additional capital or be successful in the execution of its plans.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

For a discussion of our accounting policies and related items, please see the Notes to the Financial Statements, included in Item 8.

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes.

Such estimates and assumptions impact both assets and liabilities, including but not limited to: net realizable value of accounts receivable and inventory, estimated useful lives and potential impairment of property and equipment, the valuation of intangible assets, estimate of fair value of share based payments and derivative liabilities, estimates of fair value of warrants issued and recorded as debt discount, estimates of tax liabilities and estimates of the probability and potential magnitude of contingent liabilities.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, actual results could differ significantly from estimates.

Recently Issued Accounting Pronouncements

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in this Update change the requirements for reporting discontinued operations in Subtopic 205-20.

Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and “represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.” The ASU states that a strategic shift could include a disposal of (i) a major geographical area of operations, (ii) a major line of business, (iii) a major equity method investment, or (iv) other major parts of an entity. Although “major” is not defined, the standard provides examples of when a disposal qualifies as a discontinued operation.

The ASU also requires additional disclosures about discontinued operations that will provide more information about the assets, liabilities, income and expenses of discontinued operations. In addition, the ASU requires disclosure of the pre-tax profit or loss attributable to a disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation in the financial statements.

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The ASU is effective for public business entities for annual periods beginning on or after December 15, 2014, and interim periods within those years.

In May 2014, the FASB and International Accounting Standards Board issued a converged final standard on the recognition of revenue from contracts with customers. This updated guidance provides a framework for addressing revenue recognition issues and replaces almost all existing revenue recognition guidance in current U.S. generally accepted accounting principles. The core principle of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. The new standard will also result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. This guidance is effective for interim and annual periods beginning after December 15, 2016. Management has not yet evaluated the future impact of this guidance on the Company’s financial position, results of operations or cash flows.

In September 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. This ASU describes how an entity should assess its ability to meet obligations and sets disclosure requirements for how this information should be disclosed in the financial statements. The standard provides accounting guidance that will be used with existing auditing standards. The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of this guidance will be examined for the year ended December 31, 2016, and if applicable at that time, will require management to make the appropriate disclosures.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company’s financial position, results of operations or cash flows.

Critical Accounting Policies and Estimates

Valuation of Long-Lived Assets and Identifiable Intangible Assets

The Company reviews for impairment of long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. In the event of impairment, the asset is written down to its fair market value.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives, ranging from 5-7 years of the respective assets. Expenditures for maintenance and repairs are charged to expense as incurred.

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations.

Intangible Asset - Patent

The Company developed a patent for an installation device used in light fixtures and ceiling fans. Costs incurred for submitting the applications to the United States Patent and Trademark Office for these patents have been capitalized. Patent costs are being amortized using the straight-line method over the related 15 year lives. The Company begins amortizing patent costs once a filing receipt is received stating the patent serial number and filing date from the United States Patent and Trademark Office.

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The Company incurs certain legal and related costs in connection with patent applications. The Company capitalizes such costs to be amortized over the expected life of the patent to the extent that an economic benefit is anticipated from the resulting patent or alternative future use is available to the Company. The Company also capitalizes legal costs incurred in the defense of the Company’s patents when it is believed that the future economic benefit of the patent will be maintained or increased and a successful defense is probable. Capitalized patent defense costs are amortized over the remaining expected life of the related patent. The Company’s assessment of future economic benefit or a successful defense of its patents involves considerable management judgment, and an unfavorable outcome of litigation could result in a material impairment charge up to the carrying value of these assets.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1 – Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.
•	Level 2 - Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3 – Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses, other current assets, accounts payable & accrued expenses, certain notes payable and notes payable – related party, approximate their fair values because of the short maturity of these instruments.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under Level 3.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

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Stock-Based Compensation - Employees

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

If the Company is a newly formed corporation or shares of the Company are thinly traded, the use of share prices established in the Company’s most recent private placement memorandum (based on sales to third parties) (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs are as follows:

•	Expected term of share options and similar instruments: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding. Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments. Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the simplified method, i.e., expected term = ((vesting term + original contractual term) / 2), if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.
•	Expected volatility of the entity’s shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.
•	Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.
•	Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

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Generally, all forms of share-based payments, including stock option grants, warrants and restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest.

The expense resulting from share-based payments is recorded in general and administrative expense in the statements of operations.

Equity Instruments Issued to Parties Other Than Employees for Acquiring Goods or Services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of Sub-topic 505-50 of the FASB Accounting Standards Codification (“Sub-topic 505-50”).

Pursuant to ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur. If the Company is a newly formed corporation or shares of the Company are thinly traded the use of share prices established in the Company’s most recent private placement memorandum (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model. The ranges of assumptions for inputs are as follows:

•	Expected term of share options and similar instruments: Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and holder’s expected exercise behavior into the fair value (or calculated value) of the instruments. The Company uses historical data to estimate holder’s expected exercise behavior. If the Company is a newly formed corporation or shares of the Company are thinly traded the contractual term of the share options and similar instruments is used as the expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.
•	Expected volatility of the entity’s shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.
•	Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.
•	Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

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Pursuant to ASC paragraph 505-50-25-7, if fully vested, non-forfeitable equity instruments are issued at the date the grantor and grantee enter into an agreement for goods or services (no specific performance is required by the grantee to retain those equity instruments), then, because of the elimination of any obligation on the part of the counterparty to earn the equity instruments, a measurement date has been reached. A grantor shall recognize the equity instruments when they are issued (in most cases, when the agreement is entered into). Whether the corresponding cost is an immediate expense or a prepaid asset (or whether the debit should be characterized as contra-equity under the requirements of paragraph 505-50-45-1) depends on the specific facts and circumstances. Pursuant to ASC paragraph 505-50-45-1, a grantor may conclude that an asset (other than a note or a receivable) has been received in return for fully vested, non-forfeitable equity instruments that are issued at the date the grantor and grantee enter into an agreement for goods or services (and no specific performance is required by the grantee in order to retain those equity instruments). Such an asset shall not be displayed as contra-equity by the grantor of the equity instruments. The transferability (or lack thereof) of the equity instruments shall not affect the balance sheet display of the asset. This guidance is limited to transactions in which equity instruments are transferred to other than employees in exchange for goods or services. Section 505-50-30 provides guidance on the determination of the measurement date for transactions that are within the scope of this Subtopic.

Pursuant to Paragraphs 505-50-25-8 and 505-50-25-9, an entity may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction shall be recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount shall not be reversed if a share option and similar instrument that the counterparty has the right to exercise expires unexercised.

Pursuant to ASC paragraph 505-50-30-S99-1, if the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, there would be no recognition at the measurement date and no entry should be recorded.

Income Tax Provision

From the inception of the Company and through November 6, 2012, the Company was taxed as a pass-through entity (a limited liability company) under the Internal Revenue Code and was not subject to federal and state income taxes; accordingly, no provision had been made.

The financial statements reflect the Company’s transactions without adjustment, if any, required for income tax purposes for the period from November 7, 2012 to December 31, 2012. The net loss generated by the Company for the period January 1, 2012 to November 6, 2012 has been excluded from the computation of income taxes.

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations in the period that includes the enactment date.

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The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty (50) percent likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

The Company’s tax returns are subject to examination by the federal and state tax authorities for the years ended 2012 through 2014.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the reporting periods ended December 31, 2014, 2013 and 2012.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include (a) affiliates of the Company; (b) Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

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Related Party Transactions

We are currently party to a consulting agreement with Mr. Rani Kohen, Chairman of the Company’s Board of Directors, pursuant to which we are required to pay cash compensation in the amount of $150,000 per year.

BUSINESS

Overview

We are a company engaged in the business of developing proprietary technology that enables a quick and safe installation by the use of a power plug for electrical fixtures, such as light fixtures and ceiling fans, into ceiling and wall electrical junction boxes.  As of March 31, 2015, we have three issued U.S. Patents relating to our technology. We also have patents in China (two issued patents) and India (one issued patent and one pending patent application) which protect different aspects of the same SQL Technology as the three issued U.S. patents. The Company sought intellectual property protection of its SQL Technology in China due to its current manufacturing operations and prospective sales in China’s market, and sought protection in India in anticipation of future growth into India’s developing market, both with respect to the sales of SQL Technology and potential operations of the Company. The intellectual property represented by these patents is a fixable socket and a revolvable plug for conducting electric power and supporting an electrical appliance attached to a wall or ceiling.  The socket is comprised of a non-conductive body that houses conductive rings connectable to an electric power supply through terminals in its side exterior.  The plug, also comprised of a non-conductive body that houses corresponding conductive rings, attaches to the socket via a male post and is capable of feeding electric power to an appliance. The plug also includes a second structural element allowing it to revolve and a releasable latching which, when engaged, provides a retention force between the socket and the plug to prevent disengagement and to support appliances up to 50 pounds.  The socket and plug can be detached by releasing the latch, disengaging the electric power from the plug.  The socket is designed to replace the support bar incorporated in electric junction boxes.  Once attached to the electric junction box, the socket can support fixtures that are plugged-in weighing up to 50 pounds, or up to the weight limit of the electric junction box, if lower than 50 pounds.  The plug is designed to be installed in light fixtures, ceiling fans and wall sconce fixtures.  The combined socket and plug technology is referred to throughout this prospectus as “the SQL Technology”.

Products

We manufacture and sell ceiling fans and lighting fixtures branded with General Electric logo and manufactured under their strict guidance. Our ceiling fans and lighting fixtures offer unique designs, and are manufactured with and without the SQL Technology.

The SQL Technology is an attachment fitting plug and mounting receptacle used to install lighting fixtures and ceiling fans. The SQL Technology replaces the traditional mounting bar found in existing electrical junction boxes, converting the mounting system into a weight bearing plug with no exposed wires. Our technology could transform the lighting fixture and ceiling fan industry. Using the SQL Technology, anyone can safely install lighting fixtures and ceiling fans in minutes. Professional electricians as well as “Do it Yourself” installers will benefit from our technology. The SQL Technology is Underwriters Laboratories (UL) listed for USA and Canada and is licensed by GE.

Our SQL Technology is comprised of two parts: a ‘female’ socket receptacle that is secured to existing electrical junction boxes, into which electrical and ground wires are simply inserted and secured into terminals on the device, and a ‘male’ plug fitting that is preinstalled on the lighting fixture or fan. The receptacle is easily attached to the junction box, and any lighting fixture or fan with the SQL Technology can be literally installed in seconds. Our manufacturing plan calls for the SQL Technology to be pre-installed in all types of lighting fixtures, including holiday themed lighting, and ceiling fans. Once attached to the electric junction box, the SQL Technology is certified to support light fixtures that are plugged-in weighing up to 50 pounds and ceiling fans that are plugged-in weighing up to 35 pounds, or up to the weight limit of the electric junction box, if lower than the certified weight.

We have been working with several well established factories producing ceiling fans and lights in China. Many of these factories have been in business for over 20 years and follow strict human rights and sustainability protocols.

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Our History and New Business Model

Safety Quick Light LLC began marketing the SQL Technology in 2007 for installation of light fixtures and ceiling fans during manufacturing and as a kit for installing the SQL Technology in existing light fixtures and ceiling fans. The Company sold 800,000 units of the SQL Technology OEM (“Original Equipment Manufacturer”) to lighting manufacturers and retailers who installed the socket and plug technology into their lighting fixtures for sale at retail stores. The Company also sold, directly to the retailers, 100,000 ceiling fans with the SQL Technology embedded into the product. Our management team determined that it could improve its gross margins if it were to market light fixtures and ceiling fans with its plug technology already installed on fixtures instead of marketing the SQL Technology as an add-on device.  During the first quarter of 2010, the Company’s management took the first of several steps toward implementing a New Business Model and discontinued marketing the SQL Technology as an add-on device; however, existing orders were honored through 2010 and 2011, resulting in revenues through 2012.

Company management then took the next step in furtherance of its New Business Model and sought the endorsement of the SQL Technology from General Electric. During 2010 and 2011, GE tested the SQL Technology and in June 2011, GE and SQL Lighting & Fans, LLC, a subsidiary of the Company, entered into the License Agreement, a trademark licensing agreement under which SQL Lighting & Fans, LLC was licensed to use the GE monogram logo on its devices and certain other trademarks on its ceiling fans and light fixtures through December 31, 2017.  The License Agreement requires the Company to pay a percent of revenue generated on our products using the GE monogram logo as a license fee, including a minimum license fee payment during the term. The License Agreement was amended in April 2013 to extend its term through December 31, 2017 and to revise the required minimum license fees, and in July 2014 to remove minimum license fees for 2014. The License Agreement was further amended in August 2014 to (i) establish the Contract Year as beginning on December 1 and ending on November 31, (ii) extend the term through November 30, 2018, (iii) provide that no royalties were due for the period prior to 2013, (iv) provide that royalties of $400,000 were due for the period from January 1, 2013 through November 30, 2013, and (v) set forth a new royalty calculation beginning December 1, 2013 and continuing through the term of the License Agreement. The current License Agreement provides that royalties due to GE will be tiered, based on a declining percentage of net sales in each Contract Year, paid quarterly, as follows:

Net Sales in Contract Year	Royalty as a Percentage of Net Sales
$0 - $50,000,000	7%
$50,000,001 - $100,000,000	6%
$100,000,001+	5%

Net Sales Made	Quarterly Payment Due Date
December 1 through February 28/29	26-Mar
March 1 through May 30	26-Jun
June 1 through August 31	26-Sep
September 1 through November 30	26-Dec

The Company is obligated to pay to GE a royalty minimum of $12,000,000 in the aggregate during the term of the License Agreement. If, at the end of the term of the License Agreement, the total of all royalty payments paid pursuant to the License Agreement does not total $12,000,000, the Company must pay to GE the difference between $12,000,000 and the amount of royalties actually paid to GE through the end of the term of the License Agreement.

The License Agreement enables the Company to market ceiling fans and light fixtures with the SQL Technology using the GE logo. The License Agreement imposes certain manufacturing and quality control conditions that we must maintain. In addition to marketing ceiling fans and light fixtures under the GE logo and trademarks, the Company has the right to offer private label ceiling fans and light fixtures with its technology installed to retailers that market private label products.

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In furtherance of its New Business Model, the Company sought to establish trade distribution channels with key retailers. In July 2012, the Company entered into a sales and marketing agreement with Design Solutions International, Inc., a privately held, lighting industry design and marketing firm (the “DSI Agreement”). Founded in 2001, DSI is headquartered in Fort Lauderdale, Florida and maintains a 22-person production quality control and development office in the Guangdong province of China. DSI was founded in 2001 by two lighting professionals with over 25-years lighting product sales experience each with Catalina Lighting, Zellers, Dana Lighting and Lite Factory, among others. DSI sells light fixtures to large retail organization such as Walmart, Costco, The Home Depot, BJ’s Wholesale Club, Sam’s Club and others throughout North America. Under the terms of the DSI Agreement, DSI will serve as the Company’s exclusive sales representative for all its products and goods in the United States and Canada. For its services, DSI will receive a commission based on net sales.

On November 6, 2012, Safety Quick Light LLC was converted into Safety Quick Lighting & Fans Corp. at which time all tangible and intangible assets and liabilities were transferred to the surviving company. In January 2014, the Company moved into its headquarters in Atlanta, Georgia and in November 2014 it relocated to its current headquarters in Alpharetta, Georgia. The Company’s operations currently consist of a corporate management team operating in the Alpharetta, Georgia offices.

The Company’s New Business Model entails the use of third party manufactures to produce the SQL Technology and the ceiling fans and light fixtures in which SQL Technology is imbedded. The manufacturers currently used by the Company are located in Guangdong province of China and, as required by the Licensing Agreement with GE, must be approved by GE to ensure quality standards are met. To further ensure that quality specifications are maintained, the Company maintains an office in the Guangdong province staffed with GE trained auditors who will regularly inspect its products produced by the third party manufacturer.

In November 2013 and in May and June 2014, the Company obtained the capital resources necessary to implement its New Business Model through the Notes Offering. See “Convertible Notes Offering” beginning on page 20 of this prospectus.

During 2014, the Company experienced unanticipated delays in the facility approval process noted above, which delayed sample availability and thus, sales activity. Accordingly, the Company has enhanced its New Business Model to include an additional, parallel revenue path. This enhancement provides for the design and manufacture of a smaller, less customized, and more unique product line which incorporates the GE branding and the SQL Technology. The Company believes this shorter product line will have greater trade and consumer appeal in a significantly less competitive market segment. Further, the shorter product line will help the Company build awareness of the GE market entry and the SQL Technology.

Through 2014, we worked on the final steps to implement our New Business Model. The Company has obtained the necessary qualification and approval of the third party manufacturer’s facilities. The Company and DSI have also been actively presenting the Company’s product lines to key retailers during 2014. The Company continues to develop renderings and samples of new ceiling fan and light fixture designs with the SQL Technology embedded in the product for sale to retailers. The new items are being presented to the retailers as GE-branded fans and lighting, and the retailers are currently reviewing these new fan designs for inclusion into their upcoming programs. The Company is actively marketing and selling the SQL Technology via its New Business Model in 2015.

After our year ended December 31, 2014, we shipped our first products and recorded our first sales under the New Business Model. The sales were to a large retail operation and consisted of ceiling fans with the GE brand. These fans did not contain the SQL Technology, however it represented a significant milestone in the development of customer relationships with large retailers.

In February 2015, we received an updated Underwriters Laboratories (UL) Listing for the SQL Technology. This listing will expand the type of products that we will be able to use with the SQL Technology. This listing expanded the voltage and amperage that our product is rated for and will allow for additional fixtures, such as heating elements to be incorporated into our ceiling fans.

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Intellectual Property

We have developed a proprietary technology, the SQL Technology, that we believe provides us with a competitive advantage in the lighting and ceiling fan fixture marketplace. We protect the SQL Technology through the use of an intellectual property protection strategy that is focused on patent protection. As of March 31, 2015, we have three issued U.S. patents relating to our quick connect device for electrical fixtures. We also have patents in China (two issued patents) and India (one issued patent and one pending patent application), which protect different aspects of the same SQL Technology as the three issued U.S. patents. The Company sought intellectual property protection of its SQL Technology in China due to its current manufacturing operations and prospective sales in China’s market, and sought protection in India in anticipation of future growth into India’s developing market, both with respect to the sales of SQL Technology and potential operations of the Company. We intend to maintain this intellectual property protection for the SQL Technology.

The issued patents are directed to various aspects of our plug and socket combination that comprise the quick connect device. The issued patents provide patent protection for our quick connect device, regardless of the electrical fixture used with the quick connect device. As further innovations are developed, we intend to seek additional patent protection to enhance our competitive advantage.

Competition

We currently face competition from traditional lighting technologies. There are numerous traditional light manufacturing companies, worldwide, many of which are significantly larger than us. Traditional lighting technologies have the advantage of a long history of market acceptance and developed relationships with retailers and distributors. We will actively seek to educate our target markets as to the advantages of our technology compared to traditional installation methods and believe the achievement of this objective is critical to our future. Although our technology is proprietary and patent protected, there can be no assurance that a large conventional lighting company will not invent a competing technology that offers similar installation efficiencies and enter the market and utilize its resources to capture significant market share and adversely affect our operating results.

We believe our products with the SQL Technology can effectively compete against traditional lighting in the areas of installation, maintenance and safety. The SQL Technology offers the advantage of ease of installation and replacement. This feature is superior to other lighting systems, which can require the service of professional electricians to install and remove. Once SQL’s socket is correctly installed in a ceiling or wall electrical junction box, there is no exposure to live electrical wires resulting in an additional advantage in the area of safety. Furthermore, the installation of our socket, which weighs approximately four (4) ounces, requires significantly less work and exertion compared to traditional ceiling light or fan fixtures, which ordinarily weigh in excess of ten (10) pounds and can weigh hundreds of pounds. There can be no assurance, however, that the current competitors directly involved in this industry or a new competitor will not develop processes or technology which will allow them to decrease their costs, and consequently, erode our price advantage.

The primary vendors of ceiling lighting and fans include the following:

List of Competitors for Lighting

Progress Lighting

Minka Lavery

Quiozel

Bel-Air Lighting

Lowes Portfolio Brand

Home Depot Hampton Bay Brand

Catalina Lighting

Eurofase

Eglo

Generation Brands

Murray Feiss

Kichler

List of Competitors for Fans Litex Ceiling Fans Hunter Fans Lowes Harbor Breeze Home Depot Hampton Bay Brand Casablanca Fans Minka-Aire Fans Monte Carlo Fans Kichler Fans Westinghouse

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Competitive Position

There is significant competition in the ceiling lighting and fan market place, though we believe we have a competitive advantage due to the strength of our SQL Technology. This competitive advantage extends to customers both in the residential as well as the commercial markets. The SQL Technology is patented or trademarked in the United States of America, Canada, Mexico, Hong Kong, China, and Australia. The Company faces competitive forces from traditional approaches towards ceiling lighting and fans installations. While it is unclear whether SQL's unique technology will gain significant market penetration, the Company believes that its safety and installation efficiency features will gain market acceptance since it significantly reduces the time necessary to install such fixtures and, after a one-time installation of the socket component, eliminates further exposure to electrical wires when used in conjunction with fixtures in which the plug is installed.

To further bolster the Company’s competitive position, it has engaged the support of DSI, a lighting design and marketing firm whose existing customer base includes Walmart, Costco, The Home Depot, BJ’s Wholesale Club, Sam’s Club and others major retailers throughout North America. DSI’s management boasts an average of 25-years’ experience in the lighting industry with leading manufacturers such as Catalina Lighting, Zellers, Dana Lighting and Lite Factory among others. DSI will provide sales and marketing support in North America and sourcing and production management support in China. In addition to DSI’s sales and marketing support, the Company’s products will also be sold through GE’s lighting sales group as a condition of the Licensing Agreement. The Company believes the combination of DSI and GE sales support will enable it to effectively competitive in the ceiling lighting and fan market.

Seasonality

Retailers purchase ceiling fans for early spring and summer sales. As a result we will sell more of that product in the October through February time period. Our lighting products do not lend themselves to seasonal purchases. During periods of economic expansion or contraction our sales by quarter may vary significantly from this seasonal pattern.

Government and Environmental Regulation

Our facilities and operations are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose strict, joint and several liabilities on certain persons for the cost of investigation or remediation of contaminated properties. These persons may include former, current or future owners or operators of properties and persons who arranged for the disposal of hazardous substances. Our leased real property may give rise to such investigation, remediation and monitoring liabilities under environmental laws. In addition, anyone disposing of certain products we distribute, such fluorescent lighting, must comply with environmental laws that regulate certain materials in these products.

We believe that we are in compliance, in all material respects, with applicable environmental laws. As a result, we do not anticipate making significant capital expenditures for environmental control matters either in the current year or in the near future.

Employees

As of March 31, 2015, we had three full time employees in the United States of America and three full time employees in the Peoples Republic of China. We have not experienced any work stoppages and consider our relations with our employees to be good.

In addition to these salaried employees, the Company’s non-executive Chairman of the Board, Rani Kohen, serves as a paid consultant to the Company on operational activities. Mr. Kohen is the founder of Safety Quick Lighting & Fans Corp. and previously served as our Chief Executive Officer.

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Our Corporate Information

Our principal executive offices are located at 4400 North Point Parkway, Suite 154, Alpharetta, Georgia, 30022 and our telephone number is (770)754-4711. Our web address is http://www.safetyquicklight.com.

Available Information

Copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that we will file with or furnish to the SEC will be available free of charge by sending a written request to our Chief Executive Officer at our corporate headquarters.  Additionally, the documents we file with the SEC is or will be available free of charge at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549. Other information on the operation of the Public Reference Room is or will be available by calling the SEC at (800) SEC-0330.

PROPERTIES

Our corporate offices are located at 4400 North Point Parkway, Suite 154, Alpharetta, Georgia. The monthly rent related to our lease is $957 per month, subject to increases in subsequent years. The Company had previously rented office space located at One Buckhead Plaza, 3060 Peachtree Road, Suite 390, Atlanta, Georgia 30305. The Company is currently subleasing this space through March 31, 2017. We do not own any property or land. We believe that our facilities are adequate for our current needs and that, if required, we will be able to locate suitable new office space and obtain a suitable replacement for our executive and administrative headquarters

LITIGATION

We are not party, nor is our property subject, to any material pending legal proceedings.

MANAGEMENT

The following is a list of our directors and executive officers.  All directors serve one-year terms or until each of their successors are duly qualified and elected.  The officers are elected by our Board.

Name	Age	Position
Mr. John P. Campi	70	Chief Executive Officer
Mr. Rani Kohen	49	Director, Chairman
Mr. Phillips Peter	83	Director
Mr. Thomas Ridge	69	Director
Mr. Dov Shiff	67	Director

John P. Campi has served as the Company’s Chief Executive Officer since November 2014. Mr. Campi founded Genesis Management, LLC in 2009, and retired in 2014 upon accepting the role of Chief Executive Officer. Mr. Campi has extensive experience in the field of cost management, is recognized as a Founder of the strategic cost-management discipline known as Activity-Based Cost Management, and is generally recognized as a national leader in the field of supply chain management. From December 2007 to December 2008, Mr. Campi served as the Chief Procurement Officer and an Executive Vice President for Chrysler LLC, where he was responsible for all worldwide purchasing and supplier quality activities. From September 2003 to January 2007, Mr. Campi served as the Senior Vice President of Sourcing and Vendor Management for The Home Depot, where he led the drive for standardization and optimization of The Home Depot Global Supply Chain. From April 2002 to September 2003, Mr. Campi served as the Chief Procurement Officer and Vice President for Du Pont Global Sourcing and Logistics. Prior to 2002, Mr. Campi led the Global Sourcing activities for GE Power Energy, and held a variety of positions with Federal Mogul, Parker Hannifin Corporation and Price Waterhouse Coopers. Mr. Campi also serves as a Trustee of Case Western Reserve University, has served as a Member of the Advisory Board of Directors for three startup companies, and has served as a Member of the Financial Executives Institute and the Institute of Management Accountants. Mr. Campi received his MBA from Case Western Reserve University. Our Board believes Mr. Campi’s qualifications to serve as our Chief Executive Officer include his extensive executive and advisory experience with established and startup companies, his expertise in cost-management, and his qualifications in the field of supply chain management.

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Rani Kohen has served as a Chairman of the Board since November 2012. Mr. Kohen founded the Company and began development of the Company’s power plug technology in 2004. Mr. Kohen served as the Company’s Chief Executive Officer until December 2012. Mr. Kohen has over twenty-five years in the retail lighting industry. He opened his first retail lighting showroom in 1988 in Israel, and built the business into the largest chain of retail lighting showrooms in the country. Our Board believes Mr. Kohen’s qualifications to serve as Chairman of our Board include his deep understanding of the Company’s business and products, his years of experience in the retail lighting industry, and his past experience as the Company’s Chief Executive Officer.

Governor Thomas J. Ridge has served as a director since June 2013. In 2013, Mr. Ridge co-founded Ridge Schmidt Cyber, an executive services firm addressing the increasing demands of cyber security. In April 2010, Mr. Ridge became a partner in Ridge Policy Group, a bi-partisan, full-service government affairs and issue management group. Mr. Ridge has served as President and Chief Executive Officer of Ridge Global, LLC, a global strategic consulting company, since July 2006. From January 2003 to January 2005, Mr. Ridge served as the Secretary of the United States Department of Homeland Security, and from 2001 through January 2003, Mr. Ridge served as the Special Assistant to the President for Homeland Security. Mr. Ridge served two terms as Governor of the Commonwealth of Pennsylvania from 1995 to 2001, and served as a member of the U.S. House of Representatives from 1983 through 1995. Mr. Ridge currently serves as a member of the board of two public companies, The Hershey Company and Lifelock, and has previously served on he board of five other public companies. Mr. Ridge is Chairman of the Board of the National Organization on Disability, and serves as a board member on the Board of Public Finance Management, the Institute for Defense Analysis, the Center for the Study of the Presidency, and the Oak Ridge National Lab. Our Board believes Mr. Ridge’s qualifications to serve as a member of our Board include his vast experience in both government and industry, his service on other public and private company boards, and his expertise in retail, risk management, and cyber security.

Phillips Peter has served as a director since November 2012. Since December 2014, Mr. Peter has served as a Senior Vice President of Ridge Global. From 1994 to 2014, Mr. Peter practiced law at Reed Smith LLP where he focused his practice on legislative and regulatory matters before Congress, the executive branch of the federal government, and other administrative agencies. Prior to this, Mr. Peter was an officer at General Electric Company, where he held executive positions from 1973 to 1994. He is also a veteran of the U.S. Army. Our Board believes Mr. Peter’s qualifications to serve as a member of our Board include his role as a past advisor to the Company, his extensive experience in regulatory affairs, his past industry experience, and his demonstrated leadership ability.

Dov Shiff has served as a director since February 2014. Mr. Shiff is presently President and Chief Executive Officer of the Shiff Group of Companies. The Shiff Group owns and operates hotels and other real estate in Israel, including Hayozem Resorts & Hotels Ltd., Marina Hotel Tel Aviv Ltd. and Zvidan Investments Ltd. Our Board believes Mr. Shiff’s qualifications to serve as a member of our Board include his role as a past advisor to the Company and his history of success developing and operating new businesses.

Board Structure

We have chosen to separate the Chief Executive Officer and Board Chairman positions.  We believe that this Board leadership structure is the most appropriate for the Company.  Our chairman, the founder of the Company, provides us with significant experience in research and development. Our Chief Executive Officer who is responsible for day to day operations who brings significant experience to the Company

Committees of the Board of Directors

We presently do not have an audit committee, nominating committee, compensation committee, or other committee or committees performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or other committees.

Family Relationships

There are no family relationships among the directors and executive officers.

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Involvement in Legal Proceedings

We know of no pending proceedings to which any director, member of senior management, or affiliate is either a party adverse to us, or our subsidiaries, or has a material interest adverse to us or our subsidiaries.

None of our executive officers or directors have (i) been involved in any bankruptcy proceedings within the last five years, (ii) been convicted in or has pending any criminal proceedings, (iii) been subject to any order, judgment or decree enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity or (iv) been found to have violated any federal, state or provincial securities or commodities law and such finding has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

As a “smaller reporting company,” we have elected to follow scaled disclosure requirements for smaller reporting companies. Under the scaled disclosure obligations, we are not required to provide Compensation Discussion and Analysis and certain other tabular and narrative disclosures relating to executive compensation. Nor are we required to quantify payments due to the named executives upon termination of employment. Management believes that the scaled disclosure for the Company’s executive compensation policy and practices is appropriate because we will be a small publicly-traded company, have only one named executive and have a relatively simple compensation policy and structure that has not changed in the last fiscal year.

Summary Compensation Table for Fiscal Years 2013 and 2014

The following information is related to the compensation paid, distributed or accrued by us for the last two fiscal years to our Chief Executive Officer (principal executive officer).  No employee received compensation in excess of $100,000 in the past two fiscal years.

Name & Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards (1) $	Non-Equity Incentive Plan Compensation $	Non-Qualified Deferred Compensation Earnings $	All Other Compensation $	Total $
John P. Campi Chief	2013	—	—	—	—	—	—	—	—
Executive Office(1)	2014	$11,769	—	—	—	—	—	—	$11,769

James R. Hills, former Chief	2013	—	—	$125,000	—	—	—	—	$125,000
Executive Officer (2)	2014	$155,308	—	$62,500	—	—	—	$11,077	$228,885

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Outstanding Equity Awards at December 31, 2014 Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities underlying unexercised options exercisable	Number of Securities underlying unexercised options not exercisable	Option exercise or base price per share	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Value of Unearned Shares, Units or Other Rights Not Vested
John P. Campi Chief Executive Officer (1)	—	—	—	—	750,000	$187,500	—	—

James R. Hills, former Chief Executive Officer (2)	—	—	—	—	—	—	—	—

(1) Pursuant an employment agreement dated November 21, 2014, Mr. Campi receives a gross annual salary of $102,000 per year. Mr. Campi also received 750,000 shares of the Company’s common stock, whereby 250,000 shares will vest after six months of employment, or May 20, 2015, and 500,000 shares will vest on December 31, 2015.

(2) James R. Hills resigned from his position as Chief Executive Officer on November 21, 2014. Pursuant to a mutual agreement and release between Mr. Hills and the Company, Mr. Hills received 250,000 shares of the Company’s common stock upon his resignation, and released the Company of any obligations concerning future issuances of shares of the Company’s common stock under his employment agreement.

Employment Agreements

Effective November 21, 2014, by mutual agreement of James R. Hills and the Company, that certain Amended and Restated Employment Agreement, dated March 26, 2014, was terminated without cause or reason and Mr. Hills withdrew from his position as the Company’s Chief Executive Officer. The Company and Mr. Hills entered into an Agreement and Mutual Release and Waiver dated November 21, 2014 (the “Hills Agreement”) providing for, among other things, the mutual extinguishment of any obligations and the release of any claims existing as of the date of the Hills Agreement. Subject to other customary terms and conditions of such agreements, the Hills Agreement provides that Mr. Hills shall receive (i) all accrued salary, incentive compensation, benefits and reimbursements due to him as of the effective date of the Hills Agreement; (ii) the right to retain the 500,000 shares of common stock of the Company previously granted to him and the 250,000 shares of common stock of the Company scheduled to vest on December 31, 2014; and (iii) one half of one percent (0.50%) of gross revenue generated solely from orders placed by Home Depot for a period of thirty-six (36) months.

On November 21, 2014, the Company entered into an Executive Employment Agreement (the “CEO Agreement”) with Mr. Campi to serve as its Chief Executive Officer. The CEO Agreement provides that Mr. Campi will serve for an initial term ending December 31, 2015 (the “Initial Term”), which may be renewed by the mutual agreement of Mr. Campi and the Company within 30 days prior to the expiration of the Initial Term.

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Subject to other customary terms and conditions of such agreements, the CEO Agreement provides that Mr. Campi will receive a base salary of $102,000 per year, which may be adjusted each year at the discretion of the Company’s Board. As further consideration, the CEO Agreement includes a sign-on bonus of 750,000 shares of the Company’s common stock, with 250,000 shares vesting after the first six months of employment and the remaining 500,000 shares vesting at the end of the Initial Term. The CEO Agreement also includes incentive compensation equal to (i) one half of one percent (0.5%) of the first $20,000,000 of the Company’s annual gross revenue plus one quarter of one percent (0.25%) of the Company’s annual gross revenue above $20,000,000; (ii) three percent (3%) of the Company’s annual net income; and (iii) five (5) year options to purchase shares of the Company’s common stock equal to one half of one percent (0.5%) of the Company’s quarterly net income, with a strike price to be determined at the time such options are granted.

Pursuant to the CEO Agreement, if terminated without cause during the Initial Term, Mr. Campi will be entitled to receive six months unpaid salary and incentive compensation equal to a total of 500,000 shares of the Company’s common stock, vested upon termination, and any other incentive compensation then due, paid pro rata. If terminated without cause after the Initial Term, Mr. Campi will be entitled to receive half of his then applicable annual base salary. Under the CEO Agreement, termination for cause includes (i) acts of fraud, embezzlement, theft or neglect of or refusal to perform the duties of our Chief Executive Officer, provided that such refusal or neglect is materially injurious to our financial condition or our reputation; (ii) a material violation of the CEO Agreement left uncured for more than 30 days; or (iii) Mr. Campi’s death, disability or incapacity.

Consulting Agreements

On November 25, 2013, we entered into a Consulting Agreement with our founder and the Chairman or our Board, Rani Kohen (the “Consulting Agreement”). The term of the Consulting Agreement is for three (3) years, beginning on December 1, 2013. Subject to the customary terms and conditions of such agreements, the Consulting Agreement provides that Mr. Kohen will receive an annual consulting fee of $150,000, which may be increased each year at our Board’s discretion. As further consideration, the Consulting Agreement includes incentive compensation in the form cash, stock and/or options (i) equal to one-half a percent (0.5%) of our annual gross revenue; and (ii) to be determined by our Board on a project-by-project basis.

Pursuant to the Consulting Agreement, if terminated by our Board without cause, Mr. Kohen will be entitled to receive all unpaid salary due through the term of the Consulting Agreement, and any incentive compensation or other bonus compensation then due. If otherwise terminated by the Board, Mr. Kohen will be entitled to only receive 50% of the unpaid applicable annual consulting fee. Under the Consulting Agreement, termination for cause includes (i) an act of fraud, embezzlement, or theft; (ii) a material violation of the Consulting Agreement left uncured for more than 30 days; or (iii) Mr. Kohen’s death, disability or incapacity.

Equity Compensation Plan Information

We currently do not have an equity compensation plan.

Director Compensation

We do not pay cash compensation to our directors for service on our Board and our employees do not receive compensation for serving as members of our Board.  Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as board members.  However, Messrs. Peter and Ridge each received options on September 3, 2013, which expire five (5) years from the grant date, to purchase 100,000 shares of our common stock at an exercise price of $0.375 as compensation for past services on our Board.

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Indemnification of Officers and Directors

Our bylaws provide that we shall indemnify, to the fullest extent permitted by applicable law, our officers, directors, employees and agents against expenses incurred in connection with actions or proceedings brought against them by reason of their serving or having served as officers, directors, employees, agents or in other capacities.

We currently maintain director’s and officer’s liability insurance through AON Risk Solutions from AIG.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of common stock by: (i) each director, (ii) each of the executive officers of the Company, (iii) all current directors and executive officers as a group, and (iv) each stockholder known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock. Unless otherwise indicated in the footnotes to the table, all information set forth in the table is as of March 31, 2015. The addresses for the greater than 5% stockholders are set forth in the footnotes to this table.

Directors and Named Executive Officers

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

Common Stock	Mr. Rani Kohen KRNB Holdings LLC 3245 Peachtree Parkway Suwanee, GA 30024 (2)	8,003,969	22.39%

Common Stock	Mr. Phillips Peter 1140 Connecticut Avenue, NW Suite 510 Washington, D.C. 20036 (3)	300,000	*

Common Stock	Mr. Thomas Ridge 1140 Connecticut Avenue, NW Suite 510 Washington, D.C. 20036 (4)	1,225,000	3.39%

Common Stock	Mr. Dov Shiff 167 Hayarkon Street Tel Aviv 31032 Israel (5)	13,249,598	33.09%

Common Stock	John P. Campi (12) 4400 North Point Parkway Suite 154 Alpharetta, GA 30022	0	*

Common Stock	All Directors and Officers as a Group (5 persons)	22,778,567	56.26%

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Stockholders with 5% Beneficial Ownership

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

Common Stock	Mr. Dov Shiff 167 Hayarkon Street Tel Aviv 31032 Israel (5)	13,249,598	33.09%

Common Stock	KRNB Holdings LLC 3245 Peachtree Parkway Suwanee, GA 30024 (2)	8,003,969	22.39%

Common Stock	Motek 7 SQL LLC 19101 Mystic Pointe Drive Apt. 2808 Aventura, FL 33180 (6)	7,771,566	21.74%

Common Stock	David S. Nagelberg 2003 Revocable Trust DTD 7/2/03 99 Coast Boulevard, Unit 21 DE LaJolla, CA 92037 (7)	3,300,000	8.45%

Common Stock	Mr. James R. Hills 675 West Paces Ferry Rd NW, Unit #4 Atlanta, GA 30327 (8)	2,704,901	7.22%

Common Stock	Dutchess Opportunity Fund II LP 50 Commonwealth Avenue, Suite 2 Boston, MA 02116 (9)	2,400,000	6.53%

Common Stock	Harry Mittelman Rev. Living Trust 12100 Kate Drive Los Altos Hills, CA 94022 (10)	2,310,000	6.07%

Common Stock	XLR-8 (Delaware) LLC 3060 Peachtree Road NW, Suite 380 Atlanta, GA 30305 (11)	2,150,000	5.67%

* Less than 1%

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(1)	Applicable percentages are based on 35,750,000 shares outstanding, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.
(2)	Mr. Rani Kohen has beneficial ownership over these shares as Manager of KRNB Holdings LLC. Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 15, 2013, by and between the Company and Mr. Rani Kohen, Mr. Rani Kohen has agreed to lock up all 8,003,969 of KRNB Holdings LLC’s shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 14, 2015, and pursuant to the terms thereof. However, upon the effectiveness of the Registration Statement and until the end of the lock-up period, KRNB Holdings LLC may sell shares of its common stock of the Company if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, KRNB Holdings LLC may only sell shares of common stock in an aggregate amount up to 2%, 3% or 4% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.
(3)	Mr. Phillips Peter beneficially owns 300,000 shares of our common stock, including (i) 200,000 shares of common stock owned prior to the Notes Offering and (ii) 100,000 shares of common stock issuable upon exercise of options held by Mr. Phillips Peter.
(4)	Mr. Thomas Ridge beneficially owns 1,225,000 shares of our common stock, including (i) 875,000 shares of common stock owned prior to the Notes Offering, (ii) 100,000 shares of common stock issuable upon exercise of options held by Mr. Thomas Ridge, (iii) 50,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (iv) 200,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(5)	Mr. Dov Shiff beneficially owns 13,249,598 shares of common stock, including (i) 8,959,598 shares of common stock owned by Mr. Shiff, (ii) 1,690,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (iii) 2,600,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering. Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 13, 2013, by and between the Company and Mr. Dov Shiff, Mr. Shiff has agreed to lock up 8,959,598 of his shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 12, 2015, and pursuant to the terms thereof. However, as of October 1, 2014 and until the end of the lock-up period, Mr. Shiff may sell shares of his common stock of the Company if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, Mr. Shiff may only sell shares of common stock in an aggregate amount up to 4%, 6% or 8% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.
(6)	Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 13, 2013, by and between the Company and Motek 7 SQL LLC, Motek 7 SQL LLC has agreed to lock up all 7,771,566 of its shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 12, 2015, and pursuant to the terms thereof. However, upon the effectiveness of the Registration Statement and until the end of the lock-up period, Motek 7 SQL LLC may sell shares of its common stock of the Company if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, Motek 7 SQL LLC may only sell shares of common stock in an aggregate amount up to 1%, 1.5% or 2% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.
(7)	The David S. Nagelberg 2003 Revocable Trust DTD 7/2/03 beneficially owns 3,300,000 shares of common stock, including (i) 1,300,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 2,000,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
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(8)	Mr. James R. Hills beneficially owns 2,704,901 shares of common stock, including (i) 730,818 shares of common stock issued prior to the Notes Offering, (ii) 74,083 shares of common stock issuable upon exercise of certain warrants owned by Mr. James R. Hills, (iii) 650,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering, (iv) 1,000,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering, and (v) 250,000 shares of common stock issued pursuant to the Hills Agreement and after the effectiveness of the Registration Statement.
(9)	Dutchess Opportunity Fund II LP beneficially owns 2,400,000 shares of our common stock, including (i) 1,400,000 shares of common stock, (ii) 200,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (iii) 800,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering. Pursuant to the terms of a Lock-Up and Leak Out Agreement, dated as of November 12, 2013, by and between the Company and Dutchess Opportunity Fund II LP, Dutchess Opportunity Fund II LP has agreed to lock up 1,400,000 of its shares of common stock for a period of twenty-four (24) months after the effectiveness of the agreement, ending November 11, 2015, and pursuant to the terms thereof. However, upon the effectiveness of the Registration Statement and until the end of the lock-up period, Dutchess Opportunity Fund II LP may sell shares of its common stock of the Company if the price per share is not less than $0.25 per share; provided, however, that if the price per share is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, Dutchess Opportunity Fund II LP may only sell shares of common stock in an aggregate amount up to 2%, 3% or 4% of the weekly volume of our common stock, respectively, rounded up to the nearest one hundred (100) shares.
(10)	The Harry Mittelman Revocable Living Trust beneficially owns 2,310,000 shares of common stock, including (i) 910,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 1,400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(11)	XLR-8 (Delaware) LLC beneficially owns 2,150,000 shares of common stock, including (i) 750,000 shares of common stock issuable upon exercise of warrants issued pursuant to the Notes Offering and (ii) 1,400,000 shares of common stock issuable upon conversion of the Notes issued pursuant to the Notes Offering.
(12)	Pursuant to the CEO Agreement, Mr. John P. Campi is entitled to receive up to 750,000 shares of the Company’s Common Stock, whereby 250,000 shares will vest on May 20, 2015 and 500,000 shares will vest on December 31, 2015

RELATED PARTY TRANSACTIONS

We are currently party to a consulting agreement with Mr. Rani Kohen, Chairman of the Company’s Board of Directors, pursuant to which we are required to pay cash compensation in the amount of $150,000 per year.

DESCRIPTION OF SECURITIES

We are authorized to issue 500,000,000 shares of common stock, no par value.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

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Registration Rights

On November 26, 2013, May 8, 2014 and June 25, 2014, we entered into the Registration Rights Agreements. The Registration Rights Agreements required us to file, within sixty (60) days following execution of the applicable Registration Rights Agreement and to have a registration statement declared effective by the SEC within ninety (90) days thereafter. The Registration Statement, of which this prospectus amends and forms a part, was filed to satisfy our obligation under the Registration Rights Agreement.

Because we were unable to file the Registration Statement pursuant to terms of each Registration Rights Agreement dated as of November 26, 2013 and May 8, 2014, we were in default under such Registration Rights Agreements for the Notes sold in November 2013 and May 2014 until we filed the Registration Statement on August 1, 2014. In addition, because we were unable to have the Registration Statement declared effect pursuant to terms of each Registration Rights Agreement dated as of November 26, 2013 and May 8, 2014, we were in default under such Registration Rights Agreements for the Notes sold in November 2013 and May 2014 until the Registration Statement was declared effective by the SEC on October 22, 2014.

Lock-Up Agreements

In connection with the Notes Offering, certain of our shareholders agreed to lock-up their respective shares, or a portion thereof, for a period of twenty-four (24) months beginning on the date the agreement is effective, pursuant to the terms of a Lock-Up and Leak-Out Agreement (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, upon the earlier of a date specified that is approximately one-year from signing the Lock Up Agreement or the effectiveness of this Registration Statement, of which this prospectus amends and forms a part, and until the end of the twenty-four (24) month period (the “Restricted Sale Period”), shareholders may begin selling a percentage of our common stock held by such shareholder in an aggregate amount equal to a specified percentage of the total weekly volume of our common stock, based on the price of our common stock in the open market at the time of sale. If, during the Restricted Sale Period, the price per share of our common stock is less than $0.25, the shareholders may not sell any common stock. If, during the Restricted Sale Period, the price per share of our common stock is between $0.25 and $0.50, $0.51 and $1.00, or $1.01 and $2.00, then the shareholders can sell up to a specified aggregate amount equal to a specified percentage of the total weekly volume of our common stock. If, during the Restricted Sale Period, the price per share of our common stock is greater than $2.00, there is no restriction on the number of shares eligible for sale. Any aggregate amount of common stock eligible for sale during the Restricted Sale Period will be rounded up to the nearest one hundred (100) shares.

The percentages of the total weekly volume of our common stock are specific to each Lock-Up Agreement, which are set forth the Selling Shareholders table and Principal Shareholders table on pages 23 and 56 of this prospectus, respectively.

Anti-Takeover Provisions – Florida Law

Unless a corporation opts out, the Florida Business Corporation Act (FBCA) prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a “control share acquisition” unless the holders of a majority of the corporation’s voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined in the FBCA as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within any of the following ranges of voting power: one-fifth or more but less than one-third of all voting power, one-third or more but less than a majority of all voting power, and a majority or more of all voting power. However, an acquisition of a publicly-held Florida corporation’s shares is not deemed to be a control-share acquisition if it is either (i) approved by such corporation’s board of directors before the acquisition, or (ii) made pursuant to a merger agreement to which such Florida corporation is a party. Our articles of incorporation include a provision which opts us out of the “control share acquisition” statute under the FBCA.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

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Transfer Agent

Pacific Stock Transfer is acting as our transfer agent.  The address information for Pacific Stock Transfer is 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119, the phone number is (702) 361-3033 and the facsimile is (702) 433-1979.

Share Eligible for Future Sale

We are registering 63,485,919 shares of common stock, of which 35,500,000 shares are issued and outstanding. The number of shares of common stock registered hereunder does not include 250,000 shares of our common stock issued and outstanding after the date this Registration Statement was first declared effective.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 63,485,919 shares of common stock. The selling shareholders may offer their shares at $0.25 per share until our shares are reported on the OTCBB or quoted on an exchange, if any, and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling security holders.

The securities offered by this prospectus will be sold by the selling shareholders from time to time, in one or more transactions. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling shareholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling shareholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

Following the effectiveness of the Registration Statement, of which this prospectus amends and forms a part, the selling shareholders may, from time to time on a continuous basis, offer and sell their shares registered under this Registration Statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

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All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to the Registration Statement, of which this prospectus amends and forms a part, disclosing such matters.

OTCBB Considerations

Following the effectiveness of the Registration Statement, of which this prospectus amends and forms a part, management had an application filed on our behalf by a market maker for approval of our common stock for quotation on the OTCBB. Our application has not yet been approved, and no assurance can be made that it will be approved. If it is approved, we anticipate that market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTCBB.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution. Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Thompson Hine LLP, New York, New York.

EXPERTS

The audited consolidated financial statements appearing in this prospectus and Registration Statement for the years ended December 31, 2014 and 2013, have been audited by Bongiovanni & Associates, PA, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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ADDITIONAL INFORMATION

We have filed this Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of common stock to be sold in this Offering. This prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement.  For further information with respect to us and the shares of our common stock to be sold in this Offering, we make reference to the Registration Statement.   Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document. We are required to file annual, quarterly and current reports and other information with the SEC. You can read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This information is also available from the SEC’s website at http://www.sec.gov.

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FINANCIAL STATEMENTS

SAFETY QUICK LIGHTING & FAN CORP AND SUBSIDIARY

CONSOLIDATED FINANCIALS STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

Table of Contents	F-1

7951 SW 6th St., Suite. 216

Plantation, FL 33324

Tel: 954-424-2345

Fax: 954-424-2230

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Safety Quick Lighting & Fans Corp. and Subsidiary

We have audited the accompanying consolidated balance sheets of Safety Quick Lighting & Fans Corp. and Subsidiary (“the Company”) as of December 31, 2014 and 2013 and the related consolidated statements of operations, stockholders’ deficit, and consolidated cash flows for the years ended December 31, 2014 and 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2014 and 2013, and the results of its operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the consolidated financial statements, the Company has insufficient working capital, a stockholders’ deficit and recurring net losses, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 14. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, PA

Bongiovanni & Associates, PA

Certified Public Accountants

Plantation, Florida

The United States of America

March 31, 2015

www.ba.cpa.net

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Safety Quick Lighting & Fans Corp. and Subsidiary
Consolidated Balance Sheets
December 31, 2014 and 2013
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,241,487	$1,132,974
Prepaid expenses	29,641	40,000
Other	—	—
Total current assets	1,271,128	1,172,974
Furniture and Equipment - net	132,609	6,046
Other assets:
Patent - net	46,419	24,697
Debt issue costs – net	161,946	235,211
GE trademark license – net	9,565,217	—
Other assets	65,714	—
Total other assets	9,839,296	259,908
Total assets	$11,243,034	$1,438,928

Liabilities and Stockholders (Deficit)
Current liabilities:
Accounts payable & accrued expenses	$1,041,741	$107,380
Convertible debt – net of $970,150 debt discount	1,223,982	—
Convertible debt – related parties – net of $23,001 debt discount	26,999	—
Notes payable - third party	98,086	98,086
Notes payable - related party	—	26,108
Derivative liabilities	4,651,762	2,751,504
Other current liabilities	78,622	—
Total current liabilities	7,121,192	2,983,078
Long term liabilities:
Convertible debt - net of $1,582,087 debt discount	688,013	361,245
Convertible debt - related parties - net of debt discount	—	50,000
Notes payable	307,009	405,117
GE royalty obligation	12,000,000	—
Total long term liabilities	12,995,022	816,362
Total liabilities	20,116,214	3,799,440

Stockholders' deficit:
Preferred stock: $0 par value, 20,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock: $0 par value, 500,000,000 shares authorized; 35,750,000 and 34,500,000 shares issued and outstanding at December 31, 2014 and 2013, respectively	127,400	126,400
Additional paid-in capital	6,359,127	6,068,045
Accumulated deficit	(15,324,264)	(8,519,517)
Total Stockholders' deficit	(8,837,737)	(2,325,072)
Noncontrolling interest	(35,442)	(35,440)
Total Deficit	(8,873,179)	(2,360,512)

Total liabilities and stockholders' deficit	$11,243,034	$1,438,928

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Safety Quick Lighting & Fans Corp. and Subsidiary
Consolidated Statements of Comprehensive Income

	2014	2013

General and administrative expenses	4,799,696	1,401,435

Loss from operations	(4,799,696)	(1,401,435)

Other income (expense)
Interest expense	(2,139,485)	(171,590)
Derivative expenses	(568,485)	(1,156,262)
Change in fair value of embedded derivative liabilities	702,917	34,250
Loss on debt extinguishment	—	(12,731)
Gain on debt forgiveness	—	100,000
Total other expense - net	(2,005,053)	(1,206,333)

Net loss including noncontrolling interest	(6,804,749)	(2,607,768)
Less: net loss attributable to noncontrolling interest	(2)	(34,433)
Net loss attributable to Safety Quick Lighting & Fans Corp.	(6,804,747)	(2,573,335)

Net loss per share - basic and diluted	(0.20)	(0.08)

Weighted average number of common shares outstanding during the year - basic and diluted	33,644,359	32,128,444

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Safety Quick Lighting & Fans Corp. and Subsidiary
Consolidated Statement of Stockholders' Deficit

	Preferred Stock		Common Stock,		Additional		Non	Total
	$0 Par Value		$0 Par Value		Paid-	Accumulated	Controlling	Stockholders’
	Shares	Amount	Shares	Amount	in Capital	Deficit	Interest	Deficit

Balances, December 31, 2011	—	$—	31,133,000	$—	$4,294,675	$(5,101,600)	$—	$(806,925)

Sale of 4.5% interest in subsidiary	—	—	—	—	768,807	—	5,193	774,000

Imputed interest	—	—	—	—	3,385	—	—	3,385

Net loss	—	—	—	—	—	(844,582)	(25,738)	(870,320)

Balances, December 31, 2012	—	—	31,133,000	—	5,066,867	(5,946,182)	(20,545)	(899,860)

Debt forgiveness - related parties	—	—	—	—	83,000	—	—	83,000

Reclassification of derivative liability associated with warrants	—	—	—	—	311,709	—	—	311,709

Loss on debt extinguishment - related party	—	—	—	—	(3,278)	—	—	(3,278)

Exercise of stock warrants for cash	—	—	1,400,000	1,400	—	—	—	1,400

Common stock issued for services - related party - ($0.25/share)	—	—	500,000	125,000	—	—	—	125,000

Issuance of shares to reacquire 4.5% ownership in subsidiary-($0.25/share)	—	—	1,467,000	—	(19,538)	—	19,538	—

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Safety Quick Lighting & Fans Corp. and Subsidiary
Consolidated Statement of Stockholders' Deficit (Continued)

	Preferred Stock		Common Stock, $0 Par		Additional		Non	Total
	$0 Par Value		Value		Paid-	Accumulated	Controlling	Stockholders’
	Shares	Amount	Shares	Amount	in Capital	Deficit	Interest	Deficit

Common stock transferred from existing stockholders for services rendered - ($0.25/share)	—	—	—	—	562,500	—	—	562,500

Stock options issued for services - related parties	—	—	—	—	66,785	—	—	66,785

Net loss	—	—	—	—	—	(2,573,335)	(34,433)	(2,607,768)

Balances, December 31, 2013	—	$—	34,500,000	$126,400	$6,068,045	$(8,519,517)	$(35,440)	$(2,360,512)

Payment for exercise of options from Grannus Financial – for 1,000,000 shares	—	—	1,000,000	1,000	—	—	—	1,000

Reclassification of derivative liability associated with warrants	—	—	—	—	214,769	—	—	214,769

Common stock issued per mutual release and waiver ($0.25 /share)	—	—	250,000	—	62,500	—	—	62,500

Unvested share issued for services – related party ($0.25 /share)	—	—	—	—	13,812			13,812

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	Preferred Stock		Common Stock,		Additional		Non	Total
	$0 Par Value		$0 Par Value		Paid-	Accumulated	Controlling	Stockholders’
	Shares	Amount	Shares	Amount	in Capital	Deficit	Interest	Deficit

Net loss	—	—	—	—	—	(6,804,747)	(2)	(6,804,749)

Balances, December 31, 2014	—	$—	35,750,000	$127,400	$6,359,127	$(15,324,264)	$(35,442)	$(8,873,179)

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Safety Quick Lighting & Fans Corp. and Subsidiary
Consolidated Statements of Cash Flows

	2014	2013

Cash flows from operating activities:
Net loss attributable to Safety Quick Lighting & Fans Corp.	$(6,804,747)	$(2,573,335)
Net loss attributable to noncontrolling interest	(2)	(34,433)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	17,253	262
Amortization of debt issue costs	142,867	11,986
Amortization of debt discount	1,507,108	92,304
Amortization of patent	3,002	2,457
Amortization of GE trademark license	2,434,783	—
Change in fair value of derivative liabilities	(702,917)	(34,250)
Derivative expense	568,751	1,156,262
Loss on debt extinguishment	—	12,731
Gain on debt forgiveness	23,451	(100,000)
Common stock transferred from existing stockholders for services rendered	—	562,500
Stock issued for services - related party	76,312	125,000
Stock options issued for services - related parties	—	66,785
Change in operating assets and liabilities:
Prepaid expenses	10,359	(40,000)
Deferred royalty	(12,000,000)	—
Royalty payable	12,000,000	—
Other	12,908	2,500
Accounts payable & accrued expenses	910,641	63,502
Net cash used in operating activities	(1,800,231)	(685,729)
Cash flows from investing activities:
Purchase of property & equipment	(143,816)	(6,013)
Payment of patent costs	(24,724)	—
Net cash used in investing activities	(168,540)	(6,013)
Cash flows from financing activities:
Direct issue costs paid	(69,600)	(247,197)
Proceeds from issuance of convertible notes	2,270,100	2,000,000
Proceeds from note payable	—	160,000
Proceeds from note payable - related party	—	61,655

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Safety Quick Lighting & Fans Corp. and Subsidiary
Consolidated Statements of Cash Flows (Continued)

Repayments of notes	(98,108)	(116,331)
Repayments of notes - related party	(26,108)	(35,547)
Proceeds from the exercise of warrants	—	1,400
Proceeds from issuance of stock	1,000	—
Net cash provided by financing activities	2,077,284	1,823,980
Increase cash and cash equivalents	108,513	1,132,238
Cash and cash equivalents at beginning of year	1,132,974	736
Cash and cash equivalents at end of year	$1,241,487	$1,132,974
Supplementary disclosure of non-cash financing activities:
Conversion of note payable and accrued interest to convertible note	$—	$244,133
Debt forgiveness - related parties	$—	$83,000
Debt discount recorded on convertible debt accounted for as a derivative liability	$2,249,458	$1,925,191
Reclassification of derivative liability to additional paid-in-capital	$214,769	$311,709
Loss on debt extinguishment - related party	$—	$3,278
Reacquired 4.5% subsidiary ownership	$—	$19,538
Supplementary disclosure of cash flow information
Cash paid during the year for:
Interest	$41,487	$27,669
Income taxes	$—	$—

Table of Contents	F-9

 Note 1 Organization and Nature of Operations

Safety Quick Lighting & Fans Corp. (the “Company”), a Florida corporation, was originally organized in May 2004 as a limited liability company under the name of Safety Quick Light, LLC (“SQL-LLC”). The Company was converted to corporation on November 6, 2012. The Company holds a number of worldwide patents, and has received a variety of final electrical code approvals, including UL-Listing and CSA approval (for the United States and Canadian Markets), and CE (for the European market). The Company maintains an office in Foshan, Peoples Republic of China with three staff of quality control engineers.

The Company’s patented product is a quick-connect, Power-Plug device (that is certified to hold up to 50 pounds) used in light fixtures and ceiling fans. The two-part device consists of a female receptacle which installs into all junction boxes, and a male plug which is pre-installed in the lighting fixtures and ceiling fans. The connection device allows for safe, quick and easy installation of a light fixture and ceiling fan, similar to Plugging-In a table lamp into a wall outlet and eliminating the need to deal with or touch electrical wires.

The Company markets consumer friendly, energy saving “Plug-In” ceiling fans and light fixtures under the GE brand as well as ‘conventional’ ceiling lights and fans carrying the GE brand. The Company also owns 98.8% of SQL Lighting & Fans LLC (the “Subsidiary”). The Subsidiary was incorporated in Florida on April 27, 2011 and is in the business of manufacturing the patented device that the Company owns. The subsidiary had no activity in 2014.

The Company’s fiscal year end is December 31.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Such estimates and assumptions impact both assets and liabilities, including but not limited to: net realizable value of accounts receivable and inventory, estimated useful lives and potential impairment of property and equipment, the valuation of intangible assets, estimate of fair value of share based payments and derivative liabilities, estimates of fair value of warrants issued and recorded as debt discount, estimates of tax liabilities and estimates of the probability and potential magnitude of contingent liabilities.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, actual results could differ significantly from estimates.

Risks and Uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure.

Table of Contents	F-10

The Company has experienced, and in the future expects to continue to experience, variability in its sales and earnings.  The factors expected to contribute to this variability include, among others, (i) the uncertainty associated with the commercialization and ultimate success of the product, (ii) competition inherent at large national retail chains where product is expected to be sold (iii) general economic conditions and (iv) the related volatility of prices pertaining to the cost of sales.

Principles of Consolidation

The consolidated financial statements include the accounts of Safety Quick Lighting & Fans Corp and its subsidiary, SQL Lighting & Fans LLC. All inter-company accounts and transactions have been eliminated in consolidation.

Non-Controlling Interest

In May 2012, in connection with the sale of the Company’s member units in the Subsidiary, the Company’s ownership percentage decreased from 98.8% to 94.35%. The Company then reacquired these member units in June 2013 increasing the ownership percentage from 94.35% back to 98.8%. During 2014, there was no activity in the subsidiary. Its pro rata share of the 2014 loss from operations is recognized in the financial statements.

Cash and Cash Equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less. The Company had $1,201,813 and $ -0- in money market as of December 31, 2014 and 2013, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible.

As of December 31, 2014 and 2013, the Company had no accounts receivable.

The net balance of accounts receivable for years ending December 2014 and 2013 were as follows

	2014	2013

Accounts Receivable	$—	$—
Allowance for Doubtful Accounts	—	—
Net Accounts Receivable	$—	$—

For the years ended 2014 and 2013, the Company recorded bad debt expense of $0 and $0, respectively.

Inventory

Inventory will consist of finished goods purchased, which are valued at the lower of cost or market value, with cost being determined on the first-in, first-out method.  The Company will periodically review historical sales activity to determine potentially obsolete items and also evaluates the impact of any anticipated changes in future demand.

Table of Contents	F-11

At December 31, 2014 and 2013, the Company had no inventory, and accordingly, no allowance for damaged, obsolete or unsaleable inventory.

Valuation of Long-Lived Assets and Identifiable Intangible Assets

The Company reviews for impairment of long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. In the event of impairment, the asset is written down to its fair market value. The company determined no impairment adjustment was necessary during years 2014 and 2013.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives, ranging from 5-7 years of the respective assets. Expenditures for maintenance and repairs are charged to expense as incurred.

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations.

Intangible Asset - Patent

The Company developed a patent for an installation device used in light fixtures and ceiling fans. Costs incurred for submitting the applications to the United States Patent and Trademark Office for these patents have been capitalized. Patent costs are being amortized using the straight-line method over the related 15 year lives. The Company begins amortizing patent costs once a filing receipt is received stating the patent serial number and filing date from the Patent Office.

The Company incurs certain legal and related costs in connection with patent applications. The Company capitalizes such costs to be amortized over the expected life of the patent to the extent that an economic benefit is anticipated from the resulting patent or alternative future use is available to the Company. The Company also capitalizes legal costs incurred in the defense of the Company’s patents when it is believed that the future economic benefit of the patent will be maintained or increased and a successful defense is probable. Capitalized patent defense costs are amortized over the remaining expected life of the related patent. The Company’s assessment of future economic benefit or a successful defense of its patents involves considerable management judgment, and an unfavorable outcome of litigation could result in a material impairment charge up to the carrying value of these assets.

GE Trademark Licensing Agreement

The Company entered into an agreement with General Electric on June, 2011 allowing the company to utilize the “GE trademark” on products which meet the stringent manufacturing and quality requirements of General Electric. As described further in note 5 to these financial statements, the Company and General Electric amended that agreement in August 2014. As a result of that amendment, the Company is required to pay a minimum Trademark Licensing Fee (Royalty Obligation) to General Electric of $12,000,000. The repayment schedule is based on a percent of sales, with any unpaid balance due in December, 2018. Under SFAS 142 “Accounting for Certain Intangible Assets” the company has recorded the value of the GE Licensing Agreement and will amortize it over the life of the agreement which is 60 months.

Table of Contents	F-12

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1 – Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.
•	Level 2 - Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3 – Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses, other current assets, accounts payable & accrued expenses, certain notes payable and notes payable – related party, approximate their fair values because of the short maturity of these instruments.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under level 3. See Note 6.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

Table of Contents	F-13

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Debt Issue Costs and Debt Discount

The Company may record debt issue costs and/or debt discounts in connection with raising funds through the issuance of debt.  These costs may be paid in the form of cash, or equity (such as warrants). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company may provide the debt holder with an original issue discount.  The original issue discount would be recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Extinguishments of Liabilities

The Company accounts for extinguishments of liabilities in accordance with ASC 860-10 (formerly SFAS 140) “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. When the conditions are met for extinguishment accounting, the liabilities are derecognized and the gain or loss on the sale is recognized.

Stock-Based Compensation - Employees

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

If the Company is a newly formed corporation or shares of the Company are thinly traded, the use of share prices established in the Company’s most recent private placement memorandum (based on sales to third parties) (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

Table of Contents	F-14

•	Expected term of share options and similar instruments: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding. Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments. Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the simplified method, i.e., expected term = ((vesting term + original contractual term) / 2), if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

•	Expected volatility of the entity’s shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.
•	Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

•	Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

Generally, all forms of share-based payments, including stock option grants, warrants and restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest.

The expense resulting from share-based payments is recorded in general and administrative expense in the statements of operations.

Stock-Based Compensation – Non Employees

Equity Instruments Issued to Parties Other Than Employees for Acquiring Goods or Services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of Sub-topic 505-50 of the FASB Accounting Standards Codification (“Sub-topic 505-50”).

Table of Contents	F-15

Pursuant to ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.  If the Company is a newly formed corporation or shares of the Company are thinly traded the use of share prices established in the Company’s most recent private placement memorandum (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

• Expected term of share options and similar instruments: Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and holder’s expected exercise behavior into the fair value (or calculated value) of the instruments.  The Company uses historical data to estimate holder’s expected exercise behavior.  If the Company is a newly formed corporation or shares of the Company are thinly traded the contractual term of the share options and similar instruments is used as the expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

•	Expected volatility of the entity’s shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.
•	Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.
•	Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

Table of Contents	F-16

Pursuant to ASC paragraph 505-50-25-7, if fully vested, non-forfeitable equity instruments are issued at the date the grantor and grantee enter into an agreement for goods or services (no specific performance is required by the grantee to retain those equity instruments), then, because of the elimination of any obligation on the part of the counterparty to earn the equity instruments, a measurement date has been reached. A grantor shall recognize the equity instruments when they are issued (in most cases, when the agreement is entered into). Whether the corresponding cost is an immediate expense or a prepaid asset (or whether the debit should be characterized as contra-equity under the requirements of paragraph 505-50-45-1) depends on the specific facts and circumstances. Pursuant to ASC paragraph 505-50-45-1, a grantor may conclude that an asset (other than a note or a receivable) has been received in return for fully vested, non-forfeitable equity instruments that are issued at the date the grantor and grantee enter into an agreement for goods or services (and no specific performance is required by the grantee in order to retain those equity instruments). Such an asset shall not be displayed as contra-equity by the grantor of the equity instruments. The transferability (or lack thereof) of the equity instruments shall not affect the balance sheet display of the asset. This guidance is limited to transactions in which equity instruments are transferred to other than employees in exchange for goods or services. Section 505-50-30 provides guidance on the determination of the measurement date for transactions that are within the scope of this Subtopic.

Pursuant to Paragraphs 505-50-25-8 and 505-50-25-9, an entity may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction shall be recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount shall not be reversed if a share option and similar instrument that the counterparty has the right to exercise expires unexercised.

Pursuant to ASC paragraph 505-50-30-S99-1, if the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, there would be no recognition at the measurement date and no entry should be recorded.

Revenue Recognition

The Company derives revenues from the sale of a patented device.

Revenue is recorded when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) asset is transferred to the customer without further obligation, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Cost of Sales

Cost of sales represents costs directly related to the production and third party manufacturing of the Company’s products.

Product sold is typically shipped directly to the customer from the third party manufacturer; costs associated with shipping and handling is shown as a component of cost of sales.

Earnings (Loss) Per Share

Basic net earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

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The Company uses the “treasury stock” method to determine whether there is a dilutive effect of outstanding convertible debt, option and warrant contracts. For the years ended December 31, 2014 and 2013 the Company reflected net loss and a dilutive net loss, and the effect of considering any common stock equivalents would have been anti-dilutive for the period. Therefore, separate computation of diluted earnings (loss) per share is not presented for the years ended December 31, 2014 and 2013.

The Company has the following common stock equivalents at December 31, 2014 and 2013:

	2014	2013

Convertible Debt (Exercise price - $0.25/share)	18,056,932	8,976,532
Stock Warrants (Exercise price - $0.001 - $0.375/share)	9,728,984	4,338,884
Stock Options (Exercise price - $0.375/share)	200,000	300,000
Unvested Restricted Stock - Chief Executive Officer	750,000	750,000
Total	28,735,916	14,365,416

On June 1, 2013, the Company executed a 3,113.3:1 forward stock split. All share and per share amounts have been retroactively restated to the earliest period presented.

Income Tax Provision

From the inception of SQL-LLC, and through November 6, 2012, the Company was taxed as a pass-through entity (LLC) under the Internal Revenue Code and was not subject to federal and state income taxes; accordingly, no provision had been made.

The financial statements reflect the Company’s transactions without adjustment, if any, required for income tax purposes for the period from November 7, 2012 to December 31, 2012. The net loss generated by the Company for the period January 1, 2012 to November 6, 2012 has been excluded from the computation of income taxes.

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty (50) percent likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

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Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

The Company's tax returns are subject to examination by the federal and state tax authorities.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the reporting periods ended December 31, 2014 and 2013.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

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If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, consolidated financial position, and consolidated results of operations or consolidated cash flows.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements are issued.

Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently Issued Accounting Pronouncements

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in this Update change the requirements for reporting discontinued operations in Subtopic 205-20.

Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and “represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.” The ASU states that a strategic shift could include a disposal of (i) a major geographical area of operations, (ii) a major line of business, (iii) a major equity method investment, or (iv) other major parts of an entity. Although “major” is not defined, the standard provides examples of when a disposal qualifies as a discontinued operation.

The ASU also requires additional disclosures about discontinued operations that will provide more information about the assets, liabilities, income and expenses of discontinued operations. In addition, the ASU requires disclosure of the pre-tax profit or loss attributable to a disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation in the financial statements.

The ASU is effective for public business entities for annual periods beginning on or after December 15, 2014, and interim periods within those years.

In May 2014, the FASB and International Accounting Standards Board issued a converged final standard on the recognition of revenue from contracts with customers. This updated guidance provides a framework for addressing revenue recognition issues and replaces almost all existing revenue recognition guidance in current U.S. generally accepted accounting principles. The core principle of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard will also result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. This guidance is effective for interim and annual periods beginning after December 15, 2016. Management has not yet evaluated the future impact of this guidance on the Company’s financial position, results of operations or cash flows.

Table of Contents	F-20

In September 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. This ASU describes how an entity should assess its ability to meet obligations and sets disclosure requirements for how this information should be disclosed in the financial statements. The standard provides accounting guidance that will be used with existing auditing standards. The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of this guidance will be examined for the year ended December 31, 2016, and if applicable at that time, will require management to make the appropriate disclosures.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company’s financial position, results of operations or cash flows.

Note 3 Furniture and Equipment

Property and equipment consisted of the following at December 31, 2014 and 2013:

	2014	2013
Office Equipment	$5,221	$12,984
Machinery and Equipment	115,538	—
Furniture and Fixtures	29,070	6,013
Total	149,829	18,997
Less: Accumulated Depreciation	(17,221)	(12,952)
Property and Equipment – net	132,609	6,046

Note 4 Intangible Assets

Intangible assets -patents consisted of the following at December 31, 2014 and 2013:

	2014	2013
Patents	$61,690	$36,950
Less: Impairment Charges	—	—
Less: Accumulated Amortization	(15,271)	(12,253)
Patents – net	$46,419	$24,697

At December 31, 2014, future amortization of intangible assets is as follows:

Year Ending December 31
2015	$4,107
2016	4,111
2017	4,107
2018	4,107
2019	4,107
2020 and Thereafter	25,880
$46,419

Actual amortization expense in future periods could differ from these estimates as a result of future acquisitions, divestitures, impairments and other factors.

Table of Contents	F-21

Note 5 GE Trademark License

The Company entered into an amended agreement with General Electric regarding the trademarking of its products. The license is amortized through its expiration in November, 2018.

	2014	2013
GE Trademark License	$12,000,000	$—
Less: Impairment Charges	—	—
Less: Accumulated Amortization	(2,434,783)	—
Patents – net	$9,565,217	$—

At December 31, 2014, future amortization of intangible assets is as follows:

Year Ending December 31
2015	$2,441,472
2016	2,441,472
2017	2,441,472
2018	2,240,801
$9,565,217

Note 6 Debt

(A) Summary of Debt Transactions

At December 31, 2014 and 2013, debt consists of the following:

	2014	2013
Notes payable	$405,095	$503,203
Notes payable - related party	—	26,108
Convertible notes	4,487,234	2,194,133
Convertible notes - related party	26,999	50,000
Less: debt discount	(4,402,773)	(1,925,191)
Debt – net	516,555	848,253
Amortization of debt discount	1,827,534	92,304
Less: current portion - notes payable	(98,086)	(98,086)
Less: current portion convertible debt	(1,250,981)	—
Less: current portion - notes payable - related party	—	(26,108)
Long term debt – net	$995,022	$816,362

 Notes Payable

	Third Party	Related Party	Totals
Balance; December 31, 2012	$739,534	$133,000	$872,534
Proceeds	160,000	61,655	221,655
Repayments	(116,331)	(35,547)	(151,878)
Conversion of note payable to convertible debt	(180,000)	(50,000)	(230,000)
Debt forgiveness	(100,000)	(83,000)	(183,000)
Balance; December 31, 2013	503,203	26,108	529,311
Repayments	(98,108)	(26,108)	(124,216)
Balance; December 31, 2014	$405,095	$-	$405,095

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Convertible Debt - Net

The Company has recorded derivative liabilities associated with these convertible debt instruments, as more fully discussed at Notes 7 and 12 (C).

	Third Party	Related Party	Totals
Balance; December 31, 2012	$—	$—	$—
Proceeds	2,000,000	—	2,000,000
Repayments	—	—	—
Conversion of note payable to convertible debt	180,000	50,000	230,000
Conversion of accrued interest into convertible debt	14,133	—	14,133
Less: gross debt discount recorded	(1,925,191)	—	(1,925,191)
Add: amortization of debt discount	92,304	—	92,304
Balance; December 31, 2013	361,245	50,000	411,245
Proceeds	2,270,100	—	2,270,100
Repayments	—	—	—
Less: gross debt discount recorded	(2,203,354)	(46,105)	(2,249,459)
Add: Amortization of Debt Discount	1,484,004	23,104	1,507,108
Balance; December 31, 2014	$1,911,995	$26,999	$1,938,994

In connection with the $2,000,000 convertible debt offering in November 2013, the Company issued 3,672,134 detachable warrants. The notes and warrants were treated as derivative liabilities.

In connection with the $2,270,100 convertible debt offering in May 2014, the Company issued 5,390,100 detachable warrants. The notes and warrants were treated as derivative liabilities.

On November 26, 2013, May 8, 2014 and June 25, 2014 we conducted closings of the offering of our 12% Secured Convertible Promissory Notes (the “12% Notes”) in the aggregate principal amount of $4,240,100 and/or our 15% Secured Convertible Promissory Notes in the aggregate principal amount of $30,000 (the “15% Notes”, and together with the 12% Notes, each a “Note” and collectively, the “Notes”), as applicable, with certain “accredited investors” (the “Investors”), as defined under Regulation D, Rule 501 of the Securities Act (collectively, the “Notes Offering”). The entire aggregate principal amount of the Notes of $4,270,100 was outstanding as of March 15, 2015, such amount being exclusive of securities converted into the Notes separate from the Notes Offering. Pursuant to the Notes Offering, the Company received $1,752,803, $1,400,000 and $800,500 in net proceeds on November 26, 2013, May 8, 2014 and June 25, 2014, respectively.

In addition to the terms customarily included in such instruments, the Notes began accruing interest on the date that each Investor submitted the principal balance of such Investor’s Note, with the interest thereon becoming due and payable on the one year anniversary of said date, and quarterly thereafter. Upon a default of the Notes, the interest rate will increase by 2%. The principal balance of each Note and all unpaid interest will become due and payable twenty-four (24) months after the date of issuance. The Notes may be prepaid with or without a penalty depending on the date of the prepayment. The principal and interest under the Notes are convertible into shares of our common stock at $0.25 per share and are secured by a first priority lien (subject only to an existing note with Signature Bank of Georgia on our intellectual property and all substitutes, replacements and proceeds of such intellectual property) pursuant to the terms of a Security Purchase Agreement, dated as of November 26, 2013, May 8, 2014 and June 25, 2014, as applicable, by and between us and each Investor (the “Security Agreement”).

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Pursuant to the Notes Offering, each Investor also received five (5) year common stock warrants to purchase our common stock at $0.375 per share (each a “Warrant” and collectively, the “Warrants”). Investors of the 12% Notes received Warrants with 25% coverage based on a pre-determined valuation of the Company. Investors of the 15% Notes received Warrants with 15% coverage based on the pre-determined valuation of the Company. Investors with a principal investment amount equal to or greater than $250,000 received Warrants with a bonus 40% coverage (“Bonus Coverage”); however, if an Investor previously invested $250,000 or more in the Notes Offering, such Investor received Bonus Coverage if such Investor subsequently invested $100,000 or more in the Notes Offering. In addition to the terms customarily included in such instruments, the Warrants may be exercised into our common stock by the Investors by providing to the Company a notice of exercise, payment and surrender of the Warrant.

In connection with the Notes Offering, we entered into Registration Rights Agreements, each dated as of November 26, 2013, May 8, 2014 and June 25, 2014 and each by and between us and each of the Investors (collectively, the “Registration Rights Agreements”) whereby we agreed to prepare and file a registration statement with the SEC within sixty (60) days after execution of the applicable Registration Rights Agreement and to have the registration statement declared effective by the SEC within ninety (90) days thereafter (the “Registration Statement”). The Registration Statement covered shares of our common stock, including shares of our common stock underlying the Notes, Warrants and certain other options and warrants.

Because we were unable to file a Registration Statement pursuant to the terms of each Registration Rights Agreements dated as of November 26, 2013 or May 8, 2014, we were in default under such Registration Rights Agreements (the “Filing Default Damages”). Pursuant to the Registration Rights Agreement, the Filing Default Damages mandate that the Company shall pay to the Investors, for each thirty (30) day period of such failure and until the filing date of the Registration Statement and/or the common stock may be sold pursuant to Rule 144, an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% percent of the aggregate gross proceeds paid by the Investors for the Notes. If the Company fails to pay any partial liquidated damages in full within five (5) days of the date payable, which is the Note maturity date, the Company shall pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investors, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

In addition, because we were unable to have a Registration Statement declared effective pursuant to the terms of the Registration Rights Agreements dated as of November 26, 2013 or May 8, 2014, we were in default under such Registration Rights Agreements (the “Effectiveness Default Damages”). Pursuant to the Registration Rights Agreement, the Effectiveness Default Damages mandated that the interest rate due under the Note corresponding to such Registration Rights Agreement will increase 2% above the then effective interest rate of such Note, and shall continue to increase by 2% every 30 days until a registration statement is declared effective.

The Company’s Registration Statement was first filed on August 1, 2014, and was declared effective by the SEC on October 22, 2014. As of August 1, 2014, the date the Company first filed the Registration Statement and the date that the Filing Default Damages stopped accruing, the Filing Default Damages to be paid by the Company to the Investors were $271,733. As of October 22, 2014, the date the Registration Statement was declared effective, the interest rate due under the 12% Notes and 15% Notes dated as of November 26, 2013 was 24% and 27%, respectively, as a consequence of the Effectiveness Default Damages.

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 On December 11, 2014, the Company sent a letter to the Investors holding Notes dated November 26, 2013 (the “2013 Investors”) concerning the first interest payment that was scheduled to be paid pursuant to the Notes dated November 26, 2013 on the one year anniversary of the date that each 2013 Investor submitted payment for their Note (the “First Interest Payments”). The Company noted the significant progress it had made in 2014, and expressed its preference to conserve working capital to support operations and customer orders. The Company invited the 2013 Investors to convert the First Interest Payments into shares of the Company’s common stock to further this purpose. The Company also asked each 2013 Investor to execute an Agreement and Waiver (the “Agreement and Waiver”), which granted the Company a grace period, deferring the Company’s obligation to make payment of the First Interest Payment and interest that was due under the Note through November 26, 2014 (the “Interest Due”) until February 24, 2015 (the “Extension”), during which time such deferment would not be considered an Event of Default under the 2013 Investor’s Note. In connection with the Extension, subsequent quarterly payments of interest will be determined based on the issuance date of each Note (i.e., November 26, 2013) rather than the date that each 2013 Investor first submitted payment for their Note, the sole purpose and impact of this change being to reduce ongoing costs to administer the Notes. In return for granting the Extension, we offered to capitalize the Interest Due at a rate of 12% (the “Additional Interest”), which was convertible into shares of the Company’s common stock at the conversion price of $0.25 per share as of February 24, 2014, unless the 2013 Investor requested to receive the Additional Interest in cash 15 days prior to the end of the Extension.

 (B) Terms of Debt

In 2013, the company issued $2,244,133 in convertible bonds with interest rates varying from 12% to 15%. These bonds mature in November 2015.

In 2014, the company issued $2,270,100 in convertible bonds. These bonds carry interest at 12% and mature in May and June 2016.

All convertible debt and related warrants issued with the convertible notes in 2014 and 2013 are convertible at $0.25 and $0.375 per share, respectively; however, given the existence of a “ratchet feature”, which allows for a lower offering price if the Company offers shares to the public at a lower price.

(C) Future Commitments

At December 31, 2014, the Company has outstanding debt of $4,919,328.

Future minimum repayment obligations are as follows:

Year Ended December 31
2015	$2,342,219
2016	2,577,109
Less: unamortized debt discount	(2,575,239)
Less: current maturities	(1,349,067)
Debt - long term	$995,022

Note 7 Derivative Liabilities

The Company identified conversion features embedded within convertible debt and warrants issued in 2013. The Company has determined that the features associated with the embedded conversion option, in the form a ratchet provision, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

Table of Contents	F-25

As a result of the application of ASC No. 815, the fair value of the ratchet feature related to convertible debt and warrants is summarized as follow:

	2014	2013
Fair value at the commitment date - convertible debt	$4,892,234	$2,414,585
Fair value at the commitment date - warrants	677,214	682,809
Reclassification of derivative liabilities to additional paid in capital related to warrants exercised that ceased being a derivative liability	(214,769)	(311,709)
Fair value mark to market adjustment - stock options	(25,614)	—
Fair value mark to market adjustment - convertible debt	(668,189)	(28,586)
Fair value mark to market adjustment - warrants	(13,701)	(5,595)
Totals	$4,647,175	$2,751,504

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2014:

	Commitment Date	Remeasurement Date
Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term	2 - 5 years	0.9 - 3.91 years
Risk free interest rate	0.29% - 1.68%	0.67% - 1.65%

Note 8 Debt Discount

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining fair value of the derivative liability, as it exceeded the gross proceeds of the note.

The Company recorded a derivative expense of $568,485 in 2014 and $1,156,193 for 2013.

The Company recorded amortization of derivative discount of $1,507,107 in 2014 and $92,304 for 2013. These amounts are included in interest expense.

Note 9 Debt Issue Costs

Debt issue costs are summarized as follows:

Debt issue costs - net - December 31,2012	$—
Debt issue costs	247,197
Accumulated amortization	(11,986)
Debt issue costs - net - December 31,2013	235,211
Debt issue cost additions	69,600
Accumulated amortization	(154,851)
Debt issue costs - net - December 31,2014	$161,946

The Company incurred $142,865 and $11,986 in 2014 and 2013, respectively and recorded it as interest expense

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Note 10 GE Royalty Obligation

In 2011, the Company executed a Trademark Licensing Agreement with General Electric (“GE”), which allows the Company the right to market certain ceiling light and fan fixtures displaying the GE brand. The GE trademark license agreement imposes certain manufacturing and quality control conditions that the Company must maintain in order to continue to use the GE brand.

The license is non-transferable and cannot be sub licensed. Various termination clauses are applicable, however, none were applicable as of December 31, 2014 and 2013.

In August, 2014, the Company entered into a second amendment pertaining to its royalty obligations. Under the terms of the agreement, the Company agreed to pay a total of at least $12,000,000 by November 2018 for the rights assigned in the original contract. In case of the Company does not pay GE a total of at least $12,000,000 in cumulative royalties over the Term, the difference between $12,000,000 and the amount of royalties paid to GE is owed in December, 2018.

Payments are due quarterly based upon the prior quarters’ sales.

The Trademark and License obligation will be paid from sales of GE branded product subject to the following repayment:

Net Sales in Contract Year	Percentage of the Contract Year Net Sales owed to GE
$0 - $50,000,000	7%
$50,000,001 - $100,000,000	6%
$100,000,001+	5%

Since the Company does not have the ability to estimate the sales of GE branded product, the liability is classified as long-term. As sales are recognized, the Company will estimate the portion it expects to pay in the current year and classify as current.

Note 11 Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due.  Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

At December 31, 2014, the Company has a net operating loss carry-forward of approximately $4,136,000 available to offset future taxable income expiring through 2034. Utilization of future net operating losses may be limited due to potential ownership changes under Section 382 of the Internal Revenue Code.

The valuation allowance at December 31, 2013 was approximately $119,000. The net change in valuation allowance during the year ended December 31, 2014 was an increase of approximately $2,230,000. In assessing the realisability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2014.

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The effects of temporary differences that gave rise to significant portions of deferred tax assets at December 31, 2014 and 2013 are approximately as follows:

Net operating loss carryforward	$(2,429,000)	$(199,000)
Gross Deferred Tax Assets	(2,429,000)	(199,000)
Less Valuation Allowance	2,429,000	199,000
Total Deferred Tax Assets - Net	$—	$—

There was no income tax expense for the years ended December 31, 2014 and 2013 due to the Company’s net losses

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2014 and 2013, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes and 6% for Georgia State Corporate Taxes, the blended rate used was 37.96%), are approximately as follows:

Computed "expected" tax expense (benefit) - Federal	$(2,630,000)	$(875,000)
Computed "expected" tax expense (benefit) - State	(458,000)	(102,000)
Derivative expense	216,000	439,000
Loss on debt extinguishment	—	5,000
Gain on debt forgiveness	—	38,000
Share based payments	—	286,000
Amortization of patent	1,000	1,000
Amortization of debt issue costs	1,000	5,000
Amortization of debt discount	—	35,000
Amortization of patent	909,000	1,000)
Change in value of derivative liability	(269,000)	(13,000)
Change in valuation allowance	2,230,000	181,000
	$—	$—

Note 12 Stockholders Deficit

(A) Common Stock

In 2014, the Company issued the following common stock:

Transaction Type	Quantity	Valuation	Range of Value per Share
Common stock issued in exercise of options	1,000,000	$1,000	$—
Common stock issued per mutual release and waiver (1)	250,000	$62,500	$—
	1,250,000	$63,500	$—

The following is a more detailed description of the Company’s stock issuance from the table above:

(1) Services Rendered - Related Party

In November 2014, the Company issued 750,000 of restricted, nonvested shares to new Chief Executive Officer. The shares are to vest as follows: 250,000 in May 2015 and 500,000 shares in December 2015. The shares are valued at $0.25 per share.

Table of Contents	F-28

The Company’s former Chief Executive Officer received 1,250,000 restricted unvested shares in association with an employment contract. These restricted shares were to vest as follows: 500,000 on November 15, 2013 with the remaining 750,000 shares to vest evenly (250,000 shares each vesting period) on December 31, 2014, 2015 and 2016. The shares were valued based on recent third party cash offering of convertible debt containing an exercise price of $0.25/share. In November 2014, the agreement was terminated and the Company entered into a new Agreement and Mutual Release with that former CEO. As of that date (November 2014), 750,000 of the aforementioned 1,250,000 shares were fully vested. In accordance with this new Agreement, the company issued 250,000 shares that vested on December 31, 2014 and the executive retained 500,000 shares of the previous granted (fully vested) shares. The remaining 500,000 unvested shares were forfeited by the former CEO.

In 2013, the Company issued the following common stock:

Transaction Type		Quantity	Valuation	Range of Value per Share
Warrants exercised	(1)	1,400,000	$1,400	$0.001
Services rendered - related party	(2)	500,000	125,000	0.25
Acquisition of 4.5% interest in subsidiary	(3)	1,467,000	366,750	0.25
		$3,367,000	$439,150	$0.001	$0.250

The fair value of stock issued was based upon the following:

•	Warrants were exercised for cash under the terms of the agreement at $0.001 per share.
•	Services rendered – related party were based upon recent third party cash issuances of convertible debt with a conversion price of $0.25/share. This represented the best evidence of fair value.
•	Acquisition of 4.5% ownership in Subsidiary is deemed a capital transaction since control of the Subsidiary was never lost. Valuation was based upon recent third party cash issuances of convertible debt with a conversion price of $0.25/share. This represented the best evidence of fair value. See #3 below for additional discussion.

The following is a more detailed description of some of the Company’s stock issuances from the table above:

(1) Warrants Exercised for Cash

In connection with a warrant exercise, a third party paid cash to obtain these shares.

(2) Services Rendered – Related Party

The Company’s Chief Executive Officer received these shares as a sign on bonus. There are no future service requirements and there are no claw back or forfeiture rights associated with this stock grant. The shares are valued based on a recent third party cash offering of convertible debt containing an exercise price of $0.25/share. Also see Note 12 (B).

(3) Acquisition of Subsidiary Ownership Interest

In June 2013, the Company reacquired 4.5% ownership in its subsidiary, which it had previously sold in 2012. The transaction was accounted for as a capital transaction since the parent had control of the Subsidiary at all times. The purchase reflected 4.5% of the Subsidiary being reacquired, which increased the parent’s ownership from 94.35% to 98.8%. The transaction included the valuation of shares issued at $366,750, however, in connection with establishing the valuation adjustment of the noncontrolling interest reacquired, $19,538 represented the net increase to additional paid in capital and reduction of the noncontrolling interest. As a result of this transaction, the noncontrolling interest post repurchase is 1.2%.

Table of Contents	F-29

(B) Additional Paid in Capital and Other Equity Transactions

 The following transactions occurred during the year ended December 31, 2014:

(1) Derivative Liability

Reclassification of derivative liability associated with warrants of $214,769.

(2) Services Rendered – Related Parties

Common stock issued for services – related party of $76,312.

The following transactions occurred during the year ended December 31, 2013:

(1) Debt Forgiveness – Related Parties

Certain existing note holders forgave $83,000. There was no gain or loss on the transaction, rather a charge to additional paid in capital due to being a related party transaction.

(2) Modification of Debt (Extinguishment Accounting)

A board member and third party agreed to convert an aggregate $244,133 of outstanding conventional debt and accrued interest into convertible debt, under the same terms as the $2,000,000 convertible debt offering occurring in November 2013.

The exchange of an outstanding debt instrument for a new debt instrument with the same lender/creditor results in an extinguishment of the old debt instrument if the debt instruments have substantially different terms. Similarly, a modification of the terms of an outstanding debt instrument should be accounted for like, and reported in the same manner as, an extinguishment if the old and new debt instruments have substantially different terms.  In addition, the new debt instrument is considered to be substantially different from the old if the modification or exchange eliminates or adds a substantive conversion option.

As a result, the Company determined a loss on debt extinguishment of $16,009. Of the total loss, $12,731 was recorded to the statement of operations pertaining to a third party; the remaining $3,278 could not be recorded as a loss to the statement of operations due to being a related party transaction, rather, the Company accounted for this loss on extinguishment as a capital transaction and recorded this amount as additional paid in capital.

(3) Payment of Corporate Expenses by Stockholders

Existing stockholders transferred shares owned in the Company to pay corporate expenses. The services had a fair value of $562,500, based upon recent third party convertible debt (November 2013 offering) that was sold having a conversion price of $0.25/share.

The following transactions occurred during the year ended December 31, 2012:

Sale of Member Units

Prior to converting to a C Corp (see Note 1), the Subsidiary sold member units for $774,000. The sale reflected 4.5% of the subsidiary being sold, which reduced the parent’s ownership from 98.8% to 94.35%. The transaction was accounted for as a capital transaction since the parent had control of the Subsidiary at all times. The sale resulted in an allocation to the noncontrolling interest valued at $5,193.

Table of Contents	F-30

(C) Stock Options

On September 3, 2013, the Company issued 300,000 stock options, having a fair value of $66,785, which was expensed immediately since all stock options vested immediately.  These options expire on September 2, 2018 (5 years). All options were granted to Board Directors for services rendered, and included as a component of general and administrative expense, as a result, these grants were considered related party transactions. Of the total options granted, 100,000 were cancelled in 2014 as a Board Director resigned.

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used in the year ended December 31, 2014 is as follows:

Options Granted	200,000
Grant Date	September 3, 2013
Exercise Price	$0.375
Expected Dividends	0%
Expected Volatility	150%
Risk Free Interest Rate	0.03%
Expected Life of Options	4 Years
Expected Forfeitures	0%
Fair Value per Stock Option	$0.20

 The following is a summary of the Company’s stock option activity:

			Weighted Average	Aggregate
		Weighted Average	Remaining Contractual Life	Intrinsic
	Options	Exercise Price	(In Years)	Value
Balance - December 31, 2012	—	—	—	—
Granted	300,000	0.375	5.0	—
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—
Balance - December 31, 2013 - outstanding	300,000	0.375	4.67	—
Granted	—	—	—
Exercised	—	—	—
Granted	—	—	—
Forfeited/Cancelled	(100,000)
Balance- December 31, 2014	200,000	0.375	3.67

(D) Stock Warrants

All warrants issued during 2014 and 2013 were accounted for as derivative liabilities as the warrants contained a ratchet feature. See Note 7.

During 2013, the Company issued 6,738,884 warrants. Of the total warrants granted, 4,338,884 expire 5 years from issuance, while 2,400,000 were scheduled to expire on December 31, 2013.

Table of Contents	F-31

Of the total warrants granted during 2013, 6,614,801 were granted to third parties, while 124,083 were granted to related parties, consisting of the Company’s former Chief Executive Officer.

During 2014, the Company issued 5,390,100 warrants. The warrants granted expire 5 years from issuance on various dates during 2019.

During 2014, of the total warrants granted 4,740,100 granted to third parties, while 650,000 were granted to related parties, consisting of the Company’s former Chief Executive Officer.

During 2013, the Company entered into convertible, secured note agreements. As part of these agreements, the Company issued warrants to purchase 3,672,134 shares of common stock. The warrants vest immediately and expire November 26, 2018, with an exercise price of $0.375.

During 2013, the Company issued 3,066,750 warrants for services performed. The warrants vest immediately and expire on December 31, 2013 through November 25, 2018, with exercise prices ranging from $0.001 - $0.375.

During 2014, the Company entered into convertible, secured note agreements. As part of these agreements, the Company issued warrants to purchase 5,390,100 shares of common stock. The warrants vest immediately and expire on various dates in 2019, with an exercise price of $0.375.

The Black-Scholes assumptions used in the computation of derivative expense for year ended December 31, 2014 is as follows:

	2014	2013
Stock price	$0.25	$0.25
Exercise price	$0.38	$0.38
Expected dividends	0%	0%
Expected volatility	150%	150%
Risk free interest rate	1.65%	1.68%
Expected term	3.68 years	5 years

A summary of warrant activity for the Company for the year ended December 31, 2014 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)

Balance: December 31, 2012	—	$—
Granted	6,738,884	0.242	5.0
Exercised	(1,400,000)	—
Cancelled/Forfeited	(1,000,000)	—
Balance: December 31, 2013	4,338,884	0.242	4.9
Granted	5,390,100	0.375	5.0
Exercised
Cancelled/Forfeited	—	—
Balance: December 31, 2014	9,728,984	$0.375	4.2

In April 2014, the Company received $1,000 in connection with a warrant exercise of 1,000,000 warrants that had been assigned from one investor (originally held 2,400,000 and exercised 1,400,000 in 2013). There was no additional compensation expense recorded on this transaction.

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Note 13 Commitments

(A) Operating Lease

In October, 2014, the Company executed a 53 month lease for a new corporate headquarters with a base rent of $97,266 escalating annually through 2019. The Company paid a security deposit of $1,914.

In January 2014, the Company executed a 39 month lease for a corporate headquarters. The Company paid a security deposit of $27,020.

In October, 2014, the Company entered into a sublease agreement to sublease its previous office space through March, 2017.  In connection with the sublease, the Company collected $34,981 as a security deposit.

The minimum rent obligations are approximately as follows:

	Minimum	Sublease	Net
Year	Obligation	Rentals	Obligation
2015	$97,901	$84,165	$13,736
2016	109,720	86,688	23,032
2017	46,568	22,263	24,305
2018	25,154	—	25,154
2019	8,614	—	8,614

Total	$287,957	$193,116	$94,841

(B) Employment Agreement – Chief Executive Officer

In November 2014, the Company entered into an employment agreement with its new Chief Executive Officer. In addition to salary, the agreement provided for the issuance of 750,000 restricted shares to him, vesting as follows: 250,000 after the first 6 months of employment and 500,000 additional shares at December 31, 2015. Under terms of the agreement the executive would receive additional compensation in the form of stock options to purchase shares of Company stock equal to one half of one percent (.005) of quarterly net income. The strike price of the options will be established at the time of the grant. The options will vest in twelve months and expire after sixty months. In addition to the stock options compensation, the executive has performance incentives tied to revenue and profits. As there were no revenues or profit for years ending December 31, 2014 or 2013, no additional options were issued or profit sharing compensation was provided to the Chief Executive Officer.

On November 15, 2013, the Company executed an employment agreement with the then Chief Executive Officer. The term commenced January 1, 2014 and was to expire on December 31, 2018. That agreement was cancelled upon the Company executing a Mutual Release and Waiver agreement (Termination Agreement) with the CEO dated November, 2014. The Termination Agreement allowed for immediate vesting of 750,000 shares of the original 1,250,000 unvested shares previously granted to the CEO. In addition the company agreed to pay the executive .5% (.005) of sales associated with one selected customer occurring for up to 36 months. As there were no sales or profit for year ending for year ending 2014 or 2013, no additional compensation was provided to this previous CEO.

(C) Consulting Agreement

On December 1, 2013, the Company executed a 3 year consulting agreement with a Non-Executive Director, having the following terms:

•	Annual salary of a minimum $150,000; and
•	Cash, stock or 5 year stock options (cashless exercise option by holder) equal to 0.5% of Company’s annual gross revenue (sales less returns and discounts).

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Note 14 Going Concern

As reflected in the accompanying financial statements, the Company had net losses of $6,804,749 and $2,607,768 for year ending December 31, 2014 and 2013, respectively and net cash used in operations of $1,800,231 and $685,729 for the year ended December 31, 2014 and 2013, respectively. The Company had a working capital deficit of $5,850,064 and $1,810,104 at December 31, 2014 and 2013 respectively; accumulated deficit of $15,324,264 and $8,519,517 at December 31, 2014 and 2013, respectively. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management believes that the Company’s ability to continue as a going concern will be dependent on its ability successfully implement its plans, which includes the ability to generate sufficient funds from its operations. The Company’s ability to achieve these objectives cannot be determined at this time. In the event the Company does not achieve these objectives, it will be necessary to raise additional capital through debt and/or equity markets or from other traditional financing sources, including convertible debt and/or other term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. There is no guarantee that the Company will be successful in raising additional capital. If the Company is unable to raise additional capital and/or generate significant sales growth in the near term there is a risk that the Company could default on debt maturing during 2015 and/or 2016, and could be required to significantly reduce the scope of its operations if no other means of financing operations are available.

Note 15 Subsequent Events

On January 23, 2015, the Company sent a letter agreement to the Investors holding Notes dated November 26, 2013 and May 8, 2014, which constituted all Investors with Filing Default Damages or Effectiveness Default Damages due to them pursuant to the Registration Rights Agreements dated as of November 26, 2013 or June 30, 2014 (the “Agreement to Convert”). The Company invited the Investors, as applicable, to elect to convert the Interest Due and/or the Filing Default Damages and Effectiveness Default Damages into shares of the Company’s common stock at a price of $0.25 per share, and asked each Investor, as applicable, to make such election by acknowledging and returning the letter agreement to the Company.

As of March 24, 2015, twenty-five 2013 Investors returned a signed Agreement and Waiver to the Company, resulting in Additional Interest of $6,532, three 2013 Investors refused to sign the Agreement and Waiver, and three 2013 Investors did not respond to the Company’s letter. One 2013 Investor elected to receive the Additional Interest in cash, and the remaining 2013 Investors who signed the Agreement and Waiver received a total of 25,753 shares of the Company’s common stock in exchange for Additional Interest totaling $6,435.

As of March 24, 2015, out of thirty-four Investors who received an Agreement to Convert, twenty Investors elected to convert the Interest Due, the Filing Default Damages and the Effectiveness Default Damages into shares of the Company’s common stock, six Investors elected to receive cash rather than convert, and eight Investors did not respond to the Company’s invitation. As a consequence, the Company will issue 1,575,490 shares of its common stock to accepting Investors in exchange for Interest Due, Filing Default Damages and Effectiveness Default Damages totaling $393,872.

In total, the Company will issue 1,601,243 shares of its common stock to Investors in exchange for Additional Interest, Interest Due, Filing Default Damages and Effectiveness Default Damages totaling $400,310.

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 SAFETY QUICK LIGHTING & FANS CORP. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MARCH 31, 2015

(UNAUDITED)

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Safety Quick Lighting & Fans Corp. and Subsidiary
Consolidated Balance Sheets

	(Unaudited) March 31, 2015	(Audited) December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$184,694	$1,241,487
Accounts receivable	1,419,217	—
Prepaid expenses	15,912	29,641
Total current assets	1,619,822	1,271,128
Furniture and Equipment - net	128,695	132,609
Other assets:
Patent – net	51,360	46,419
Debt issue costs – net	123,334	161,946
GE trademark license – net	8,963,211	9,565,217
Other assets	65,714	65,714
Total other assets	9,203,619	9,839,296
Total assets	$10,952,138	$11,243,034

Liabilities and Stockholders (Deficit)
Current liabilities:
Accounts payable & accrued expenses	$1,736,685	$1,041,741
Convertible debt – net of debt discount (includes $713,319 at March 31, 2015 and $970,150 at December 31, 2014)	1,480,814	1,223,982
Convertible debt – related parties – net of debt discount (includes $17,305 at March 31, 2015 and $23,001 at December 31, 2014)	32,695	26,999
Notes payable - third party	104,157	98,086
Derivative liabilities	4,378,770	4,651,762
Other current liabilities	73,288	78,622
Total current liabilities	7,806,409	7,121,192
Long term liabilities:
Convertible debt - net of debt discount (includes $1,308, 213 at March 31, 2015 and $1,582,087 at December 31, 2014)	961,887	688,013
Notes payable	275,256	307,009
GE royalty obligation	11,924,870	12,000,000
Total long term liabilities	13,162,014	12,995,022
Total liabilities	20,968,423	20,116,214

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Stockholders' deficit:

Preferred stock: $0 par value, 20,000,000 shares authorized; 0 shares issued and outstanding
Common stock: $0 par value, 500,000,000 shares authorized; 37,351,243 and 35,750,000 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	127,400	127,400
Additional paid-in capital	6,759,438	6,359,127
Accumulated deficit	(16,867,679)	(15,324,264)
Total Stockholders' deficit	(9,980,842)	(8,837,737)
Non-controlling interest	(35,444)	(35,442)
Total Deficit	(10,016,286)	(8,873,179)

Total liabilities and stockholders' deficit	$10,952,138	$11,243,034

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Safety Quick Lighting & Fans Corp. and Subsidiary
Consolidated Statements of Operations
Three-Months Ended March 31, 2015 and 2014
(Unaudited)

	2015	2014

Sales	$1,419,217	$—

Cost of sales	(1,239,728)	—

Gross profit	179,488	—

General and administrative expenses	1,247,373	377,726

Loss from operations	(1,067,885)	(377,726)

Other income (expense)
Interest expense	(748,522)	(364,205)
Change in fair value of embedded derivative liabilities	272,992	89,779
Total other expense - net	(475,530)	(274,426)

Net loss including non-controlling interest	(1,543,415)	(652,152)
Less: net loss attributable to non-controlling interest	(2)	—
Net loss attributable to Safety Quick Lighting & Fans Corp.	$(1,543,413)	$(652,152)

Net loss per share - basic and diluted	$(0.05)	$(0.02)

Weighted average number of common shares outstanding during the year - basic and diluted	33,887,925	32,597,543

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Safety Quick Lighting & Fans Corp. and Subsidiary
Consolidated Statements of Cash Flows
Three-Months Ended March 31, 2015 and 2014
(Unaudited)
	2015	2014

Cash flows from operating activities:
Net loss attributable to Safety Quick Lighting & Fans Corp.	$(1,543,415)	$(652,152)
Net loss attributable to non-controlling interest	(2)	—
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	5,404	2,763
Amortization of debt issue costs	38,612	29,794
Amortization of debt discount	536,402	262,528
Amortization of patent	1,015	654
Amortization of GE trademark license	602,006	—
Change in fair value of derivative liabilities	(272,992)	(89,779)
Stock options issued for services - related parties	—	15,625
Accounts receivable	(1,419,217)	—
Prepaid expenses	13,729	26,490
Royalty payable	(75,130)	—
Other	(5,334)	(23,510)
Accounts payable & accrued expenses	694,946	82,524
Net cash used in operating activities	(1,423,976)	(345,063)
Cash flows from investing activities:
Purchase of property & equipment	(1,490)	(108,060)
Payment of patent costs	(5,956)	(8,700)
Net cash used in investing activities	(7,446)	(116,760)
Cash flows from financing activities:
Stock issued in exchange for interest	400,311	—
Repayments of notes	(25,682)	(24,197)
Repayments of notes - related party	—	(5,356)
Net cash provided (used) by financing activities	374,629	(29,553)
Increase (decreased) cash and cash equivalents	(1,056,793)	(491,376)
Cash and cash equivalents at beginning of year	1,241,487	1,132,977
Cash and cash equivalents at end of year	$184,694	$641,601
Supplementary disclosure of non-cash financing activities:
Conversion of note payable and accrued interest to convertible note	$—	$—
Debt forgiveness - related parties	$—	$—
Debt discount recorded on convertible debt accounted for as a derivative liability	$—	$—
Reclassification of derivative liability to additional paid-in-capital	$—	$—
Loss on debt extinguishment - related party	$—	$—
Sale of 4.5% subsidiary ownership	$—	$—
Reacquired 4.5% subsidiary ownership	$—	$—
Supplementary disclosure of cash flow information
Cash paid during the year for:
Interest	$4,964	$5,803
Income taxes	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Note 1 Organization and Nature of Operations

Safety Quick Lighting & Fans Corp. (“Company”), a Florida corporation, was originally organized in May 2004 as a limited liability company under the name of Safety Quick Light, LLC (“SQL-LLC”). The Company was converted to a corporation on November 6, 2012. The Company holds a number of worldwide patents, and has received a variety of final electrical code approvals, including UL-Listing and CSA approval (for the United States and Canadian Markets), and CE (for the European market). The Company maintains an office in Alpharetta, Georgia and in Foshan, Peoples Republic of China with three staff of quality control engineers.

The Company’s patented product is a quick-connect, Power-Plug device (that is certified to hold up to 50 pounds) used in light fixtures and ceiling fans. The two-part device consists of a female receptacle which installs into all junction boxes, and a male plug which is pre-installed in the lighting fixtures/ceiling fans. The connection device allows for safe, quick and easy installation of a light fixture and ceiling fan, similar to Plugging-In a table lamp into a wall outlet and eliminating the need to deal with or touch electrical wires.

The Company markets consumer friendly, energy saving “Plug-In” ceiling fans and light fixtures under the GE brand as well as ‘conventional’ ceiling lights and fans carrying the GE brand. The Company also owns 98.8% of SQL Lighting & Fans LLC (“Subsidiary”). The Subsidiary was incorporated in Florida on April 27, 2011 and is in the business of manufacturing the patented device that the Company owns. The subsidiary had no activity during the periods presented.

The Company’s fiscal year end is December 31.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Such estimates and assumptions impact both assets and liabilities, including but not limited to: net realizable value of accounts receivable and inventory, estimated useful lives and potential impairment of property and equipment, the valuation of intangible assets, estimate of fair value of share based payments and derivative liabilities, estimates of fair value of warrants issued and recorded as debt discount, estimates of tax liabilities and estimates of the probability and potential magnitude of contingent liabilities.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, actual results could differ significantly from estimates.

Risks and Uncertainties

The Company’s operations are subject to risk and uncertainties including financial, operational, regulatory and other risks including the potential risk of business failure.

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The Company has experienced, and in the future expects to continue to experience, variability in its sales and earnings.  The factors expected to contribute to this variability include, among others, (i) the uncertainty associated with the commercialization and ultimate success of the products, (ii) competition inherent at large national retail chains where products are expected to be sold (iii) general economic conditions and (iv) the related volatility of prices pertaining to the cost of sales.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Safety Quick Lighting & Fans Corp and its subsidiary, SQL Lighting & Fans LLC. All inter-company accounts and transactions have been eliminated in consolidation.

Non-Controlling Interest

In May 2012, in connection with the sale of the Company’s member units in the Subsidiary, the Company’s ownership percentage decreased from 98.8% to 94.35%. The Company then reacquired these member units in June 2013 increasing the ownership percentage from 94.35% back to 98.8%. During the three-months ended March 31, 2015 and the year-ended December 31, 2014, there was no activity in the Subsidiary. Its pro rata share of the 2014 loss from operations is recognized in the financial statements.

Cash and Cash Equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less. The Company had $184,694 and $1,241,487 in money market as of March 31, 2015 and December 31, 2014, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.

The Company recognizes an allowance for losses on accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging, and expected future write-offs, as well as an assessment of specific identifiable customer accounts considered at risk or uncollectible.

The net balance of accounts receivable for three months ended March 31, 2015 and December 31, 2014 follows:

	March 31, 2015	December 31, 2014
Accounts Receivable	$1,419,247	$—
Allowance for Doubtful Accounts	—	—
Net Accounts Receivable	$1,419,247	$—

The Company had no sales in 2014. All amounts are deemed collectible at March 31, 2015 and the Company has not incurred any bad debt expense.

Concentration of Risk

For the three months ended March 31, 2015, the Company made sales to three customers.  Sales to two of the customers were through the Company's third party sales partner, Design Solutions International.  Design Solutions International made sales on the Company's behalf to two national retailers, amounting to approximately $924,000, or 65% of total sales.  The Company also made sales directly to a national retailer, amounting to approximately $495,000, or 35% of total sales.  These amounts were due at month end March 31, 2015, and have been subsequently collected.

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Subsequent Events

No events occurred subsequent to the financial statement date which Company management deemed significant.

Inventory

Inventory will consist of finished goods purchased, which are valued at the lower of cost or market value, with cost being determined on the first-in, first-out method.  The Company will periodically review historical sales activity to determine potentially obsolete items and also evaluates the impact of any anticipated changes in future demand.

At March 31, 2015 and December 31, 2014, the Company had no inventory, and accordingly, no allowance for damaged, obsolete or unsaleable inventory.

Valuation of Long-Lived Assets and Identifiable Intangible Assets

The Company reviews for impairment of long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying amount of any asset may not be recoverable. In the event of impairment, the asset is written down to its fair market value. The Company determined no impairment adjustment was necessary during the periods ending March 31, 2015 and December 31, 2014.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives, ranging from 5-7 years of the respective assets. Expenditures for maintenance and repairs are charged to expense as incurred.

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations.

Intangible Asset - Patent

The Company developed a patent for an installation device used in light fixtures and ceiling fans. Costs incurred for submitting the applications to the United States Patent and Trademark Office for these patents have been capitalized. Patent costs are being amortized using the straight-line method over the related 15 year lives. The Company begins amortizing patent costs once a filing receipt is received stating the patent serial number and filing date from the Patent Office.

The Company incurs certain legal and related costs in connection with patent applications. The Company capitalizes such costs to be amortized over the expected life of the patent to the extent that an economic benefit is anticipated from the resulting patent or alternative future use is available to the Company. The Company also capitalizes legal costs incurred in the defense of the Company’s patents when it is believed that the future economic benefit of the patent will be maintained or increased and a successful defense is probable. Capitalized patent defense costs are amortized over the remaining expected life of the related patent. The Company’s assessment of future economic benefit or a successful defense of its patents involves considerable management judgment, and an unfavorable outcome of litigation could result in a material impairment charge up to the carrying value of these assets.

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GE Trademark Licensing Agreement

The Company entered into an agreement with General Electric on June, 2011 allowing the Company to utilize the “GE trademark” on products which meet the stringent manufacturing and quality requirements of General Electric. As described further in note 5 to these financial statements, the Company and General Electric amended that agreement in August 2014. As a result of that amendment, the Company is required to pay a minimum Trademark Licensing Fee (Royalty Obligation) to General Electric of $12,000,000. The repayment schedule is based on a percent of sales, with any unpaid balance due in December, 2018. Under SFAS 142 “Accounting for Certain Intangible Assets” the company has recorded the value of the GE Licensing Agreement and will amortize it over the life of the agreement which is 60 months.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1 – Observable inputs that reflect quoted market prices in active markets for identical assets or liabilities.
•	Level 2 – Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses, other current assets, accounts payable & accrued expenses, certain notes payable and notes payable – related party, approximate their fair values because of the short maturity of these instruments.

The Company accounts for its derivative liabilities, at fair value, on a recurring basis under level 3. See Note 6.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt under ASC 815 “Derivatives and Hedging” to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20 “Debt with Conversion and Other Options” for consideration of any beneficial conversion feature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

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For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Debt Issue Costs and Debt Discount

The Company may record debt issue costs and/or debt discounts in connection with raising funds through the issuance of debt.  These costs may be paid in the form of cash, or equity (such as warrants). These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company may provide the debt holder with an original issue discount.  The original issue discount would be recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Extinguishments of Liabilities

The Company accounts for extinguishments of liabilities in accordance with ASC 860-10 (formerly SFAS 140) “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. When the conditions are met for extinguishment accounting, the liabilities are derecognized and the gain or loss on the sale is recognized.

Stock-Based Compensation - Employees

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

If the Company is a newly formed corporation or shares of the Company are thinly traded, the use of share prices established in the Company’s most recent private placement memorandum (based on sales to third parties) (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

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The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

•	Expected term of share options and similar instruments: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding. Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments. Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the simplified method, i.e., expected term = ((vesting term + original contractual term) / 2), if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.
•	Expected volatility of the entity’s shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.
•	Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.

•	Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

Generally, all forms of share-based payments, including stock option grants, warrants and restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest.

The expense resulting from share-based payments is recorded in general and administrative expense in the statements of operations.

Stock-Based Compensation – Non Employees

Equity Instruments Issued to Parties Other Than Employees for Acquiring Goods or Services

The Company accounts for equity instruments issued to parties other than employees for acquiring goods or services under guidance of Sub-topic 505-50 of the FASB Accounting Standards Codification (“Sub-topic 505-50”).

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Pursuant to ASC Section 505-50-30, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.  If the Company is a newly formed corporation or shares of the Company are thinly traded the use of share prices established in the Company’s most recent private placement memorandum (“PPM”), or weekly or monthly price observations would generally be more appropriate than the use of daily price observations as such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

The fair value of share options and similar instruments is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

•	Expected term of share options and similar instruments: Pursuant to Paragraph 718-10-50-2(f)(2)(i) of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and holder’s expected exercise behavior into the fair value (or calculated value) of the instruments. The Company uses historical data to estimate holder’s expected exercise behavior. If the Company is a newly formed corporation or shares of the Company are thinly traded the contractual term of the share options and similar instruments is used as the expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.
•	Expected volatility of the entity’s shares and the method used to estimate it. Pursuant to ASC Paragraph 718-10-50-2(f)(2)(ii) a thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for the Company to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility. If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.
•	Expected annual rate of quarterly dividends. An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends. The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected term of the share options and similar instruments.
•	Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the expected term of the share options and similar instruments.

Pursuant to ASC paragraph 505-50-25-7, if fully vested, non-forfeitable equity instruments are issued at the date the grantor and grantee enter into an agreement for goods or services (no specific performance is required by the grantee to retain those equity instruments), then, because of the elimination of any obligation on the part of the counterparty to earn the equity instruments, a measurement date has been reached. A grantor shall recognize the equity instruments when they are issued (in most cases, when the agreement is entered into). Whether the corresponding cost is an immediate expense or a prepaid asset (or whether the debit should be characterized as contra-equity under the requirements of paragraph 505-50-45-1) depends on the specific facts and circumstances. Pursuant to ASC paragraph 505-50-45-1, a grantor may conclude that an asset (other than a note or a receivable) has been received in return for fully vested, non-forfeitable equity instruments that are issued at the date the grantor and grantee enter into an agreement for goods or services (and no specific performance is required by the grantee in order to retain those equity instruments). Such an asset shall not be displayed as contra-equity by the grantor of the equity instruments. The transferability (or lack thereof) of the equity instruments shall not affect the balance sheet display of the asset. This guidance is limited to transactions in which equity instruments are transferred to other than employees in exchange for goods or services. Section 505-50-30 provides guidance on the determination of the measurement date for transactions that are within the scope of this Subtopic.

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 Pursuant to Paragraphs 505-50-25-8 and 505-50-25-9, an entity may grant fully vested, non-forfeitable equity instruments that are exercisable by the grantee only after a specified period of time if the terms of the agreement provide for earlier exercisability if the grantee achieves specified performance conditions. Any measured cost of the transaction shall be recognized in the same period(s) and in the same manner as if the entity had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with, or using, the equity instruments. A recognized asset, expense, or sales discount shall not be reversed if a share option and similar instrument that the counterparty has the right to exercise expires unexercised.

Pursuant to ASC paragraph 505-50-30-S99-1, if the Company receives a right to receive future services in exchange for unvested, forfeitable equity instruments, those equity instruments are treated as unissued for accounting purposes until the future services are received (that is, the instruments are not considered issued until they vest). Consequently, there would be no recognition at the measurement date and no entry should be recorded.

Revenue Recognition

The Company derives revenues from the sale of a patented device.

Revenue is recorded when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) asset is transferred to the customer without further obligation, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Cost of Sales

Cost of sales represents costs directly related to the production and third party manufacturing of the Company’s products.

Product sold is typically shipped directly to the customer from the third party manufacturer; costs associated with shipping and handling is shown as a component of cost of sales.

Earnings (Loss) Per Share

Basic net earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

The Company uses the “treasury stock” method to determine whether there is a dilutive effect of outstanding convertible debt, option and warrant contracts. For the three months ended March 31, 2015, and 2014 the Company reflected net loss and a dilutive net loss, and the effect of considering any common stock equivalents would have been anti-dilutive for the period. Therefore, separate computation of diluted earnings (loss) per share is not presented for the periods presented..

The Company has the following common stock equivalents at March 31, 2015 and 2014:

	March 31, 2015	March 31, 2014

Convertible Debt (Exercise price - $0.25/share)	18,056,932	8,976,532
Stock Warrants (Exercise price - $0.001 - $0.375/share)	9,728,984	3,672,134
Stock Options (Exercise price - $0.375/share)	200,000	666,750
Unvested Restricted Stock - Chief Executive Officer	750,000	687,500
Total	28,736,916	14,002,916

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Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, consolidated financial position, and consolidated results of operations or consolidated cash flows.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements are issued.

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Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently Issued Accounting Pronouncements

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in this Update change the requirements for reporting discontinued operations in Subtopic 205-20.

Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and “represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.” The ASU states that a strategic shift could include a disposal of (i) a major geographical area of operations, (ii) a major line of business, (iii) a major equity method investment, or (iv) other major parts of an entity. Although “major” is not defined, the standard provides examples of when a disposal qualifies as a discontinued operation.

The ASU also requires additional disclosures about discontinued operations that will provide more information about the assets, liabilities, income and expenses of discontinued operations. In addition, the ASU requires disclosure of the pre-tax profit or loss attributable to a disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation in the financial statements.

The ASU is effective for public business entities for annual periods beginning on or after December 15, 2014, and interim periods within those years.

In May 2014, the FASB and International Accounting Standards Board issued a converged final standard on the recognition of revenue from contracts with customers. This updated guidance provides a framework for addressing revenue recognition issues and replaces almost all existing revenue recognition guidance in current U.S. generally accepted accounting principles. The core principle of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard will also result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. This guidance is effective for interim and annual periods beginning after December 15, 2016. Management has not yet evaluated the future impact of this guidance on the Company’s financial position, results of operations or cash flows.

In September 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. This ASU describes how an entity should assess its ability to meet obligations and sets disclosure requirements for how this information should be disclosed in the financial statements. The standard provides accounting guidance that will be used with existing auditing standards. The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of this guidance will be examined for the year ended December 31, 2016, and if applicable at that time, will require management to make the appropriate disclosures.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company’s financial position, results of operations or cash flows.

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Note 3 Furniture and Equipment

Furniture and equipment consisted of the following at March 31, 2015 and December 31, 2014:

	March 31, 2015	December 31, 2014

Office Equipment	$120,759	$120,759
Furniture and Fixtures	30,560	29,070
Total	151,320	149,829
Less: Accumulated Depreciation	(22,625)	(17,221)
Property and Equipment - net	$128,695	$132,609

Note 4 Intangible Assets

Intangible assets -patents consisted of the following at March 31, 2015 and December 31, 2014:

	March 31, 2015	December 31, 2014

Patents	$67,647	$61,690
Less: Impairment Charges	—	—
Less: Accumulated Amortization	(16,287)	(15,271)
Patents - net	$51,360	$46,419

At March 31, 2015, future amortization of intangible assets is as follows:

Year Ending December 31
2015	$4,257
2016	4,302
2017	4,297
2018	4,297
2019	4,297
2020 and Thereafter	29,910
$51,360

Actual amortization expense in future periods could differ from these estimates as a result of future acquisitions, divestitures, impairments and other factors.

Note 5 GE Trademark License Agreement

The Company entered into an amended agreement with General Electric regarding the trademarking of its products. The license is amortized through its expiration in November, 2018.

	March 31, 2015	December 31, 2014

GE Trademark License	$12,000,000	$12,000,000
Less: Impairment Charges	—	—
Less: Accumulated Amortization	(3,036,789)	(2,434,783)
Patents – net	$8,963,211	$9,565,217

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At March 31, 2015 future amortization of intangible assets is as follows:

Year Ending December 31
2015	$1,839,465
2016	2,448,161
2017	2,441,472
2018	2,234,114
$8,963,211

Note 6 Debt

(A) Summary of Debt Transactions

At March 31, 2015 and December 31, 2014, debt consists of the following:

	March 31, 2015	December 31, 2014

Notes payable	$379,414	$405,095
Convertible notes	4,481,538	4,487,234
Convertible notes - related party	32,695	26,999
Less: debt discount	(4,402,773)	(4,402,773)
Debt – net	490,874	516,555
Amortization of debt discount	2,363,935	1,827,534
Less: current portion - notes payable	(104,157)	(98,086)
Less: current portion convertible debt	(1,480,814)	(1,250,981)
Less: current portion related party	(32,695)	—
Long term debt – net	$1,237,144	$995,022

Notes Payable

	Third Party	Related Party		Totals

Balance December 31, 2013	$503,203		$26,108	$529,311
Repayments	(98,108)		(26,108)	(124,216)
Balance December 31, 2014	405,095			405,095
Repayments	(25,682)		—	(25,682)
Balance March 31, 2015	$379,414	$		$379,414

Convertible Debt - Net

The Company has recorded derivative liabilities associated with these convertible debt instruments, as more fully discussed at Notes 7 and 11.

	Third Party	Related Party	Totals

Balance December 31, 2013	$361,245	$50,000	$411,245
Proceeds	2,270,100	—	2,270,100
Repayments	—	—	—
Less: gross debt discount recorded	(2,203,354)	(46,105)	(2,249,459)
Add: Amortization of Debt Discount	1,484,004	23,104	1,507,108

Balance December 31, 2014	1,911,995	26,999	1,938,994
Add: Amortization of Debt Discount	530,705	5,696	536,401
Balance December 31, 2014	$2,442,700	$32,695	$2,475,395

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In connection with the $2,270,100 convertible debt offering in May 2014, the Company issued 5,390,100 detachable warrants. The notes and warrants were treated as derivative liabilities.

On November 26, 2013, May 8, 2014 and June 25, 2014 we completed an offering (the “Notes Offering”) of our 12% Secured Convertible Promissory Notes (the “12% Notes”) in the aggregate principal amount of $4,240,100 and/or our 15% Secured Convertible Promissory Notes in the aggregate principal amount of $30,000 (the “15% Notes”, and together with the 12% Notes, each a “Note” and collectively, the “Notes”), as applicable, with certain “accredited investors” (the “Investors”), as defined under Regulation D, Rule 501 of the Securities Act. The entire aggregate principal amount of the Notes of $4,270,100 was outstanding as of March 31, 2015, such amount being exclusive of securities converted into the Notes separate from the Notes Offering. Pursuant to the Notes Offering, the Company received $1,752,803, $1,400,000 and $800,500 in net proceeds on November 26, 2013, May 8, 2014 and June 25, 2014, respectively.

In addition to the terms customarily included in such instruments, the Notes began accruing interest on the date that each Investor submitted the principal balance of such Investor’s Note, with the interest thereon becoming due and payable on the one year anniversary of said date, and quarterly thereafter. Upon a default of the Notes, the interest rate will increase by 2%. The principal balance of each Note and all unpaid interest will become due and payable twenty-four (24) months after the date of issuance. The Notes may be prepaid with or without a penalty depending on the date of the prepayment. The principal and interest under the Notes are convertible into shares of our common stock at $0.25 per share and are secured by a first priority lien (subject only to an existing note with Signature Bank of Georgia on our intellectual property and all substitutes, replacements and proceeds of such intellectual property) pursuant to the terms of a Security Purchase Agreement, dated as of November 26, 2013, May 8, 2014 and June 25, 2014, as applicable, by and between us and each Investor (the “Security Agreement”).

Pursuant to the Notes Offering, each Investor also received five (5) year common stock warrants to purchase our common stock at $0.375 per share (each a “Warrant” and collectively, the “Warrants”). Investors of the 12% Notes received Warrants with 25% coverage based on a pre-determined valuation of the Company. Investors of the 15% Notes received Warrants with 15% coverage based on the pre-determined valuation of the Company. Investors with a principal investment amount equal to or greater than $250,000 received Warrants with a bonus 40% coverage (“Bonus Coverage”); however, if an Investor previously invested $250,000 or more in the Notes Offering, such Investor received Bonus Coverage if such Investor subsequently invested $100,000 or more in the Notes Offering. In addition to the terms customarily included in such instruments, the Warrants may be exercised by the Investors by providing to the Company a notice of exercise, payment and surrender of the Warrant.

In connection with the Notes Offering, we entered into Registration Rights Agreements, each dated as of November 26, 2013, May 8, 2014 and June 25, 2014 and each by and between us and each of the Investors (collectively, the “Registration Rights Agreements”) whereby we agreed to prepare and file a registration statement with the SEC within sixty (60) days after execution of the applicable Registration Rights Agreement and to have the registration statement declared effective by the SEC within ninety (90) days thereafter.

Because we were unable to file a registration statement pursuant to the terms of each Registration Rights Agreements dated as of November 26, 2013 or June 30, 2014, we were in default under such Registration Rights Agreements (the “Filing Default Damages”). Pursuant to the Registration Rights Agreement, the Filing Default Damages mandate that the Company shall pay to the Investors, for each thirty (30) day period of such failure and until the filing date of the registration statement and/or the common stock may be sold pursuant to Rule 144, an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% percent of the aggregate gross proceeds paid by the Investors for the Notes. If the Company fails to pay any partial liquidated damages in full within five (5) days of the date payable, which is the Note maturity date, the Company shall pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investors, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

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In addition, because we were unable to have a registration statement declared effective pursuant to the terms of the Registration Rights Agreements dated as of November 26, 2013, we were in default under such Registration Rights Agreements (the “Effectiveness Default Damages”). Pursuant to the Registration Rights Agreement, the Effectiveness Default Damages mandated that the interest rate due under the Note corresponding to such Registration Rights Agreement will increase 2% above the then effective interest rate of such Note, and shall continue to increase by 2% every 30 days until a registration statement is declared effective.

The Company’s registration statement covering our common stock, into which the Notes may be converted, was first filed on August 1, 2014, and was declared effective by the SEC on October 22, 2014. The Filing Default Damages stopped accruing on the date such registration statement was filed, and the Effectiveness Default Damages stopped accruing on the date it was declared effective.

As of August 1, 2014, the date the Company first filed the Registration Statement relating to the Notes and the date that Filing Default Damages stopped accruing, the Filing Default Damages to be paid by the Company to the Investors were $271,733. As of October 22, 2014, the date the Registration Statement was declared effective, the interest rate due under the 12% Notes and 15% Notes dated as of November 26, 2013 was 24% and 27%, respectively, as a consequence of the Effectiveness Default Damages.

On December 11, 2014, the Company sent a letter to the Investors holding Notes dated November 26, 2013 (the “2013 Investors”) concerning the first interest payment that was scheduled to be paid pursuant to the Notes dated November 26, 2013 on the one year anniversary of the date that each 2013 Investor submitted payment for their Note (the “First Interest Payments”). The Company noted the significant progress it had made in 2014, and expressed its preference to conserve working capital to support operations and customer orders. The Company invited the 2013 Investors to convert the First Interest Payments into shares of the Company’s common stock to further this purpose. The Company also asked each 2013 Investor to execute an Agreement and Waiver (the “Agreement and Waiver”), which granted the Company a grace period, deferring the Company’s obligation to make payment of the First Interest Payment and interest that was due under the Note through November 26, 2014 (the “Interest Due”) until February 24, 2015 (the “Extension”), during which time such deferment would not be considered an Event of Default under the 2013 Investor’s Note. In connection with the Extension, subsequent quarterly payments of interest will be determined based on the issuance date of each Note (i.e., November 26, 2013) rather than the date that each 2013 Investor first submitted payment for their Note, the sole purpose and impact of this change being to reduce ongoing costs to administer the Notes. In return for granting the Extension, we offered to capitalize the Interest Due at a rate of 12% (the “Additional Interest”), which was convertible into shares of the Company’s common stock at the conversion price of $0.25 per share as of February 24, 2014, unless the 2013 Investor requested to receive the Additional Interest in cash 15 days prior to the end of the Extension.

On January 23, 2015, the Company sent a letter agreement to the Investors holding Notes dated November 26, 2013 and May 8, 2014, which constituted all Investors with Filing Default Damages or Effectiveness Default Damages due to them pursuant to the Registration Rights Agreements dated as of November 26, 2013 or June 30, 2014 (the “Agreement to Convert”). The Company invited the Investors, as applicable, to elect to convert the Interest Due and/or the Filing Default Damages and Effectiveness Default Damages into shares of the Company’s common stock at a price of $0.25 per share, and asked each Investor, as applicable, to make such election by acknowledging and returning the Agreement to Convert to the Company.

We issued 1,601,243 shares representing $400,311 in penalties and interest in connection with the above Agreement and Waiver and the Agreement to Convert during the three-months ended March 31, 2015.

(B) Terms of Debt

The debt carries interest between 12% and 15% and is due in November 2015, May 2016 and June 2016.

All convertible debt and related warrants issued with the convertible notes are convertible at $0.25 and $0.375/share, respectively; however, given the existence of a “ratchet feature”, which allows for a lower offering price if the Company offers shares to the public at a lower price.

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(C) Future Commitments

At March 31, 2015 the Company has outstanding debt of $2,344,090.

Future minimum repayment obligations are as follows:

Year Ended December 31
2015	$2,348,290
2016	2,544,357
Less: unamortized debt discount	(2,038,838)
Less: current maturities	(1,617,666)
Debt - long term	$1,237,144

Note 7 Derivative Liabilities

The Company identified conversion features embedded within convertible debt and warrants issued in 2013. The Company has determined that the features associated with the embedded conversion option, in the form a ratchet provision, should be accounted for at fair value, as a derivative liability, as the Company cannot determine if a sufficient number of shares would be available to settle all potential future conversion transactions.

As a result of the application of ASC No. 815, the fair value of the ratchet feature related to convertible debt and warrants is summarized as follow:

	March 31, 2015	December 31, 2014

Fair value at the commitment date - convertible debt	$4,892,234	$4,892,234
Fair value at the commitment date - warrants	677,214	677,214
Reclassification of derivative liabilities to additional paid in capital related to warrants exercised that ceased being a derivative liability	(214,769)	(214,769)
Fair value mark to market adjustment - stock options	(16,440)	(25,614)
Fair value mark to market adjustment - convertible debt	(937,476)	(668,189)
Fair value mark to market adjustment - warrants	(16,744)	(13,701)
Totals	$4,379,432	$4,647,175

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of M:

	Commitment Date	Remeasurement Date

Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term	2 - 5 years	0.9 - 3.91 years
Risk free interest rate	0.29% - 1.68%	0.67% - 1.65%

Note 8 Debt Discount

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining fair value of the derivative liability, as it exceeded the gross proceeds of the note.

The Company recorded a derivative expense of $272,292 and $89,779 for the three months ended March 31, 2015 and 2014, respectively.

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The Company recorded amortization of derivative discount expense of $536,401 as of March 31, 2015 and $1,507,107 for the year ended December 31, 2014.

Note 9 Debt Issue Costs

Debt issue costs - net - December 31, 2013	$235,211
Debt issue cost additions	69,600
Accumulated expense	(154,851)
Debt issue costs - December 31, 2014	161,946
Accumulated expense	(38,612)
Debt issue costs - net -March 31, 2015	$123,334

Note 10 GE Royalty Obligation

In 2011, the Company executed a Trademark Licensing Agreement with General Electric (“GE”), which allows the Company the right to market certain ceiling light and fan fixtures displaying the GE brand. The GE trademark license agreement imposes certain manufacturing and quality control conditions that the Company must maintain in order to continue to use the GE brand.

The license is non-transferable and cannot be sub licensed. Various termination clauses are applicable, however, none were applicable as of March 31, 2015 and December 31, 2014.

In August, 2014, the Company entered into a second amendment pertaining to its royalty obligations. Under the terms of the agreement, the Company agreed to pay a total of $12,000,000 by November 2018 for the rights assigned in the original contract. In case the Company does not pay GE a total of at least $12,000,000 in cumulative royalties over the Term, the difference between $12,000,000 and the amount of royalties paid to GE is owed in December, 2018.

Payments are due quarterly based upon the prior quarters’ sales. During the period ended the Company made $75,130 in payments under the agreement the terms of this agreement.

The Trademark and License obligation will be paid from sales of GE branded product subject to the following repayment:

Net Sales in Contract Year	Percentage of the Contract Year Net Sales owed to GE

$0 - $50,000,000	7%
$50,000,001 - $100,000,000	6%
$100,000,001+	5%

Since the Company does not have the ability to estimate the sales of GE branded product, the liability is classified as long-term. As sales are recognized, the Company will estimate the portion it expects to pay in the current year and classify as current.

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Note 11 Stockholders Deficit

(A) Common Stock

During the three-months ended March 31, 2015 and the year-ended December 31, 2014, the Company issued the following common stock:

Transaction Type		Quantity	Valuation	Range of Value per Share

December 31, 2014
Common stock issued in exercise of warrants	(1)	1,000,000	$1,000	$0.001
Common stock issued per mutual release and waiver	(2)	250,000	$62,500	$0.25
		1,250,000	$63,500	$0.001 - 0.25
March 31, 2015
Common stock issued per Agreement and Waiver and Agreement to Convert	(3)	1,601,243	$400,311	$0.25
		1,601,243	$400,311	$0.25

Total		2,851,243	$463,811	$0.001 - 0.025

The following is a more detailed description of the Company’s stock issuance from the table above:

(1) Exercise of Warrants

During 2014, the Company received $1,000 in connection with an exercise of 1,000,000 warrants that had been assigned from one investor (who originally held 2,400,000 and exercised 1,400,000 in 2013). There was no additional compensation expense recorded on this transaction.

(2) Services Rendered - Related Party

In November 2014, the Company issued 750,000 of restricted, non-vested shares to its new Chief Executive Officer. The shares are to vest as follows: 250,000 in May 2015 and 500,000 shares in December 2015. The shares are valued at $0.25 per share.

The Company’s former Chief Executive Officer received 1,250,000 restricted unvested shares in association with an employment contract. These restricted shares were to vest as follows: 500,000 on November 15, 2013 with the remaining 750,000 shares to vest evenly (250,000 shares each vesting period) on December 31, 2014, 2015 and 2016. The shares were valued based on recent third party cash offering of convertible debt containing an exercise price of $0.25/share. In November 2014, the agreement was terminated and the Company entered into a new Agreement and Mutual Release with that former CEO. As of that date (November 2014), 750,000 of the aforementioned 1,250,000 shares were fully vested. In accordance with this new Agreement, the Company issued 250,000 shares that vested on December 31, 2014 and the executive retained 500,000 shares of the previous granted (fully vested) shares. The remaining 500,000 unvested shares were forfeited by the former CEO.

(3) Agreement and Waiver and Agreement to Convert

The Company issued 1,601,243 shares at $0.25 per share, representing $400,311 in penalties and interest, in connection with the Agreement and Waiver and the Agreement to Convert. For a complete description of the Agreement and Waiver and the Agreement to Convert, see Note 6 above.

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(B) Additional Paid in Capital and Other Equity Transactions

The following transactions occurred during the period:

(1) Derivative Liability

Reclassification of derivative liability associated with warrants of $3,043 for the three months ended March 31, 2015 and $214,769 for the year ended December 31, 2014.

(2) Services Rendered – Related Parties

Common stock issued for services – related party of $76,312 for the year ended December 31, 2014.

(C) Stock Options

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value

Balance - December 31, 2013 - outstanding	300,000	0.375	4.67	—
Exercised	—	—	—	—
Granted	—	—	—	—
Forfeited/Cancelled	(100,000)	—	—	—
Balance- December 31, 2014	200,000	0.375	3.67	—
Exercised	—	—	—	—
Granted	—	—	—	—
Forfeited/Cancelled	—	—	—	—
Balance- March 31, 2015	200,000	0.375	3.43	—

Of the total options granted, 100,000 were cancelled in February 2014 as a Board Director resigned.

(D) Stock Warrants

All warrants issued during the year ended December 31, 2014 were accounted for as derivative liabilities as the warrants contained a ratchet feature. See Note 7. No warrants were issued during the three-months ended March 31, 2015.

During 2014, the Company issued 5,390,100 warrants. The warrants granted expire 5 years from issuance on various dates during 2019.

During 2014, of the total warrants granted 4,740,100 granted to third parties, while 650,000 were granted to related parties, consisting of the Company’s former Chief Executive Officer.

During 2014, the Company entered into convertible, secured note agreements. As part of these agreements, the Company issued warrants to purchase 5,390,100 shares of common stock. The warrants vest immediately and expire on various dates in 2019, with an exercise price of $0.375.

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The following is a summary of the Company’s warrant activity:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)

Balance, December 31, 2013	4,338,884	$0.242	4.9
Granted	5,390,100	0.375	5.0
Exercised	—	—	—
Cancelled/Forfeited	—	—	—
Balance, December 31, 2014	9,728,984	$0.375	4.4
Exercised	—	—	—
Cancelled/Forfeited	—	—	—
Balance, December 31, 2013	9,728,984	$0.375	3.9

Note 12 Commitments

(A) Operating Lease

In January 2014, the Company executed a 39 month lease for a corporate headquarters. The Company paid a security deposit of $27,020.

In October, 2014, the Company executed a 53 month lease for a new corporate headquarters with a base rent of $97,266 escalating annually through 2019. The Company paid a security deposit of $1,914.

In October, 2014, the Company entered into a sublease agreement to sublease its previous office space through March, 2017.  In connection with the sublease, the Company collected $34,981 as a security deposit.

The minimum rent obligations are approximately as follows:

Year	Minimum Obligation	Sublease Rentals	Net Obligation

2015	$74,765	$63,176	$11,588
2016	109,720	86,688	23,032
2017	46,568	22,263	24,305
2018	25,154	—	25,154
2019	8,615	—	8,615

Total	$264,822	$172,127	$92,695

(B) Employment Agreement – Chief Executive Officer

In November 2014, the Company entered into an employment agreement with its new Chief Executive Officer. In addition to salary, the agreement provided for the issuance of 750,000 restricted shares to him, vesting as follows: 250,000 after the first 6 months of employment and 500,000 additional shares at December 31, 2015. Under terms of the agreement the executive would receive additional compensation in the form of stock options to purchase shares of Company stock equal to one half of one percent (.005) of quarterly net income. The strike price of the options will be established at the time of the grant. The options will vest in twelve months and expire after sixty months. In addition to the stock options compensation, the executive has performance incentives tied to revenue and profits. As there were no revenues or profit for years ending December 31, 2014 or 2013, no additional options were issued or profit sharing compensation was provided to the Chief Executive Officer.

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The company cancelled a 2013 agreement with previous CEO in November 2014. That agreement was cancelled upon the Company executing a Mutual Release and Waiver agreement (Termination Agreement) with the CEO dated November, 2014. The Termination Agreement allowed for immediate vesting of 750,000 shares of the original 1,250,000 unvested shares previously granted to the CEO. In addition the Company agreed to pay the executive .5% (.005) of sales associated with one selected customer occurring for up to 36 months.

(C) Consulting Agreement

The Company has a 3 year consulting agreement with a Non-Executive Director which expires in November 2016 which carries an annual payment of $150,000 cash, stock or 5 year options equal to .5% (.005) of Company’s annual net sales.

Note 13 Going Concern

As reflected in the accompanying financial statements, the Company had a net loss of $1,543,415 and net cash used in operations of $1,423,976 for the three months ended March 31, 2015; and a working capital deficit and stockholders’ deficit of $6,186,587 and $5,850,064 respectively, at March 31, 2015 and December 31, 2014. These factors raise substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on Management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including convertible debt and/or other term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.  The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company may require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives.  The Company’s currently available cash along with anticipated revenues may not be sufficient to meet its cash needs for the near future.  There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

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This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

63,485,919 Shares of Common Stock

PROSPECTUS

[____], 2015

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling shareholder.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$2,200
Printing expenses*	$50
Accounting fees and expenses*	$12,000
Legal fees and expenses*	$30,000
Blue sky fees	$3,365
Miscellaneous*	$500
Total*	$48,115

* Estimate

Item 14. Indemnification of Directors and Officers.

Our bylaws provide that our directors and officers will be indemnified to the fullest extent permitted by the Florida Business Corporation Act. Specifically, our bylaws require the Company to indemnify any person who is or was, or has agreed to become, a director or officer of the Company (hereinafter, a “director” or “officer”) and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, investigation, hearing or other proceeding (hereinafter, a “proceeding“), including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or, while a director or officer of the Company, is or was serving, or has agreed to serve, such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against (i) judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and (ii) costs, charges and expenses, including attorneys’ fees (hereinafter, “expenses”), incurred in connection with such proceeding. However, a director and/or officer is not entitled to indemnification if a judgment or other final adjudication adverse to the director or officer and from which there is no further right to appeal establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The Company is required to indemnify a director or officer in connection with any suit (or part thereof) initiated by a director or officer only if such suit (or part thereof) was authorized by the Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

All of the sales below were made in reliance on the exemption provided in Regulation S or Section 4(2) of the Securities Act and Rule 506 thereunder.  In connection with the sales under Regulation S, these securities were issued in offshore transactions to persons who are not U.S. Persons as defined by Regulation S under the Securities Act of 1933 and there were no directed selling efforts made in the United States.  In connection with the sale under Section 4(2) of the Securities Act, the sales were made to accredited investors and there was no general solicitation.

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On November 26, 2013, May 8, 2014 and June 25, 2014, we consummated an offering (the “Notes Offering”) of secured convertible promissory notes in the aggregate principal amount of $4,270,100 to institutional and individual investors (the “Note Investors”).

On November 26, 2013, May 8, 2014 and June 25, 2014, in connection with the Notes Offering, we issued warrants to the Note Investors.

Item 16. Exhibits and Financial Statement Schedules.

No.	Description
3.1	Articles of Incorporation of Registrant. *
3.2	Bylaws of Registrant. *
4.1	Form of Common Stock Certificate. *
5.1	Opinion of Thompson Hine LLP regarding the legality of the securities being registered. *
10.1	GE Trademark License Agreement, dated as of June 15, 2011, by and between GE Trademark Licensing, Inc. and SQL Lighting & Fans, LLC. *
10.2	First Amendment to Trademark License Agreement, dated as of April 17, 2013, by and between GE Trademark Licensing, Inc. and SQL Lighting & Fans, LLC. *
10.3	Form of Security Purchase Agreement for the Notes Offering closed November 26, 2013. *
10.4	Form of Registration Rights Agreement for the Notes Offering closed November 26, 2013. *
10.5	Form of Note Subscription Agreement for the Notes Offering closed November 26, 2013. *
10.6	Form of Common Stock Purchase Warrant for the Notes Offering closed November 26, 2013. *
10.7	Form of Secured Convertible Promissory Note for the Notes Offering closed November 26, 2013. *
10.8	Form of Voting Agreement. *
10.9	Office Lease, dated as of December 17, 2013, by and between Metzler One Buckhead Plaza, L.P. and Safety Quick Light LLC. *
10.10	Trademark Assignment, dated November 14, 2013, by and between Safety Quick Light LLC and Safety Quick Lighting & Fans Corp. *
10.11	Assignment, dated November 14, 2013, by and between Ran Kohen and Safety Quick Lighting & Fans Corp. *
10.12	Assignment, dated November 13, 2013, by and between Ran Kohen and Safety Quick Lighting & Fans Corp. *
10.13	Patent Assignment, dated November 14, 2013, by and between Safety Quick Light Ltd. and Safety Quick Lighting & Fans Corp. *
10.14	Trademark Assignment, dated November 14, 2013, by and between Ran Kohen and Safety Quick Lighting & Fans Corp. *
10.15	Loan Agreement, dated May 29, 2007, by and between Safety Quick Light LLC and Signature Bank of Georgia. *
10.16	U.S. Small Business Administration Note, dated May 29, 2007, by and between Safety Quick Light LLC and Signature Bank of Georgia. *
10.17	Allonge Modifying Note, dated August 30, 2012, by and between Safety Quick Light LLC and Signature Bank of Georgia. *

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10.18	Consent Agreement, dated as of November 14, 2013, by and between Safety Quick Lighting & Fans Corp., Patricia Barron, Ran Roland Kohan, and Signature Bank of Georgia. *

10.19	Amendment No. 1 to Consent Agreement, dated as of November 21, 2013, by and between Safety Quick Lighting & Fans Corp., Patricia Barron, Ran Roland Kohan, and Signature Bank of Georgia. *
10.20	Form of Lock-Up Agreement. *
10.21	DSI Marketing Agreement. *
10.22	Amended and Restated Executive Employment Agreement, dated as of March 26, 2014, by and between Safety Quick Lighting & Fans Corp. and James R. Hills. *
10.23	Consulting Agreement, dated as of November 1, 2013, by and between Safety Quick Lighting & Fans Corp. and Rani Kohen. *
10.24	Form of Security Purchase Agreement for the Notes Offering closed May 8, 2014 and June 25, 2014. *
10.25	Form of Registration Rights Agreement for the Notes Offering closed May 8, 2014 and June 25, 2014. *
10.26	Form of Note Subscription Agreement for the Notes Offering closed May 8, 2014 and June 25, 2014. *
10.27	Form of Common Stock Purchase Warrant for the Notes Offering closed May 8, 2014 and June 25, 2014. *

10.28	Form of Secured Convertible Promissory Note for the Notes Offering closed May 8, 2014 and June 25, 2014. *
10.29	Form of Common Stock Purchase Warrant, issued by the Company to March and July 2012 investors. *
10.30	Form of Stock Option Agreement. *
10.31	Second Amendment to Trademark License Agreement, dated as of August 13 2014, by and between GE Trademark Licensing, Inc. and SQL Lighting & Fans, LLC. *
10.32	Office Lease dated October 24, 2014 between the Company and Highwoods DLF 98/29, LLC.*
10.33	Sublease Agreement dated October 15, 2014 between the Company and Stableford Capital, LLC.*
10.34	Agreement and Mutual Release and Waiver, dated November 21, 2014, between the Company and James R. Hills.*
10.35	Executive Employment Agreement, dated November 21, 2014, between the Company and John P. Campi.*
10.36	Form of Agreement and Waiver, dated December 10, 2014, between the Registrant and 2012 Investors.*
10.37	Form of Letter Agreement, dated January 23, 2014, between the Registrant and holders of Notes dated November 26, 2013, to convert Interest Due and/or Filing Default Damages and Effectiveness Default Damages into shares of the Registrant’s common stock.*
10.38	Form of Letter Agreement, dated January 23, 2014, between the Registrant and holders of Notes dated May 8, 2014, to convert Filing Default Damages and Effectiveness Default Damages into shares of the Registrant’s common stock.*
21	Subsidiaries of Registrant.*
23.1	Consent of Thompson Hine LLP, included in Exhibit 5.1. +
23.2	Consent of Bongiovanni & Associates, PA.*

+	Contained in Exhibit 5.1.
*	Previously Filed.

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Item 17.  Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the State of Georgia, on June 2, 2015.

SAFETY QUICK LIGHTING & FANS CORP.

By:	/s/ John P. Campi
John P. Campi
Chief Executive Officer (Principal Executive Officer) (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ John P. Campi	Chief Executive Officer	June 2, 2015
John P. Campi

/s/ Rani Kohen	Chairman of the Board and Director	June 2, 2015
Rani Kohen

/s/ Phillips Peter	Director	June 2, 2015
Phillips Peter

/s/ Tom Ridge	Director	June 2, 2015
Tom Ridge

/s/ Dov Shiff	Director	June 2, 2015
Dov Shiff

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EXHIBIT INDEX

No.	Description
3.1	Articles of Incorporation of Registrant. *
3.2	Bylaws of Registrant. *
4.1	Form of Common Stock Certificate. *
5.1	Opinion of Thompson Hine LLP regarding the legality of the securities being registered. *
10.1	GE Trademark License Agreement, dated as of June 15, 2011, by and between GE Trademark Licensing, Inc. and SQL Lighting & Fans, LLC. *
10.2	First Amendment to Trademark License Agreement, dated as of April 17, 2013, by and between GE Trademark Licensing, Inc. and SQL Lighting & Fans, LLC. *
10.3	Form of Security Purchase Agreement for the Notes Offering closed November 26, 2013. *
10.4	Form of Registration Rights Agreement for the Notes Offering closed November 26, 2013. *
10.5	Form of Note Subscription Agreement for the Notes Offering closed November 26, 2013. *
10.6	Form of Common Stock Purchase Warrant for the Notes Offering closed November 26, 2013. *
10.7	Form of Secured Convertible Promissory Note for the Notes Offering closed November 26, 2013. *
10.8	Form of Voting Agreement. *
10.9	Office Lease, dated as of December 17, 2013, by and between Metzler One Buckhead Plaza, L.P. and Safety Quick Light LLC. *
10.10	Trademark Assignment, dated November 14, 2013, by and between Safety Quick Light LLC and Safety Quick Lighting & Fans Corp. *
10.11	Assignment, dated November 14, 2013, by and between Ran Kohen and Safety Quick Lighting & Fans Corp. *
10.12	Assignment, dated November 13, 2013, by and between Ran Kohen and Safety Quick Lighting & Fans Corp. *
10.13	Patent Assignment, dated November 14, 2013, by and between Safety Quick Light Ltd. and Safety Quick Lighting & Fans Corp. *
10.14	Trademark Assignment, dated November 14, 2013, by and between Ran Kohen and Safety Quick Lighting & Fans Corp. *
10.15	Loan Agreement, dated May 29, 2007, by and between Safety Quick Light LLC and Signature Bank of Georgia. *
10.16	U.S. Small Business Administration Note, dated May 29, 2007, by and between Safety Quick Light LLC and Signature Bank of Georgia. *
10.17	Allonge Modifying Note, dated August 30, 2012, by and between Safety Quick Light LLC and Signature Bank of Georgia. *
10.18	Consent Agreement, dated as of November 14, 2013, by and between Safety Quick Lighting & Fans Corp., Patricia Barron, Ran Roland Kohan, and Signature Bank of Georgia. *
10.19	Amendment No. 1 to Consent Agreement, dated as of November 21, 2013, by and between Safety Quick Lighting & Fans Corp., Patricia Barron, Ran Roland Kohan, and Signature Bank of Georgia. *

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10.20	Form of Lock-Up Agreement. *
10.21	DSI Marketing Agreement. *
10.22	Amended and Restated Executive Employment Agreement, dated as of March 26, 2014, by and between Safety Quick Lighting & Fans Corp. and James R. Hills. *
10.23	Consulting Agreement, dated as of November 1, 2013, by and between Safety Quick Lighting & Fans Corp. and Rani Kohen. *
10.24	Form of Security Purchase Agreement for the Notes Offering closed May 8, 2014 and June 25, 2014. *
10.25	Form of Registration Rights Agreement for the Notes Offering closed May 8, 2014 and June 25, 2014. *
10.26	Form of Note Subscription Agreement for the Notes Offering closed May 8, 2014 and June 25, 2014. *
10.27	Form of Common Stock Purchase Warrant for the Notes Offering closed May 8, 2014 and June 25, 2014. *

10.28	Form of Secured Convertible Promissory Note for the Notes Offering closed May 8, 2014 and June 25, 2014. *
10.29	Form of Common Stock Purchase Warrant, issued by the Company to March and July 2012 investors. *
10.30	Form of Stock Option Agreement. *
10.31	Second Amendment to Trademark License Agreement, dated as of August 13 2014, by and between GE Trademark Licensing, Inc. and SQL Lighting & Fans, LLC. *
10.32	Office Lease dated October 24, 2014 between the Company and Highwoods DLF 98/29, LLC.*
10.33	Sublease Agreement dated October 15, 2014 between the Company and Stableford Capital, LLC.*
10.34	Agreement and Mutual Release and Waiver, dated November 21, 2014, between the Company and James R. Hills.*
10.35	Executive Employment Agreement, dated November 21, 2014, between the Company and John P. Campi.*
10.36	Form of Agreement and Waiver, dated December 10, 2014, between the Registrant and 2012 Investors.*
10.37	Form of Letter Agreement, dated January 23, 2014, between the Registrant and holders of Notes dated November 26, 2013, to convert Interest Due and/or Filing Default Damages and Effectiveness Default Damages into shares of the Registrant’s common stock.*
10.38	Form of Letter Agreement, dated January 23, 2014, between the Registrant and holders of Notes dated May 8, 2014, to convert Filing Default Damages and Effectiveness Default Damages into shares of the Registrant’s common stock.*
21	Subsidiaries of Registrant.*
23.1	Consent of Thompson Hine LLP, included in Exhibit 5.1. +
23.2	Consent of Bongiovanni & Associates, PA.*

 +     Contained in Exhibit 5.1.

* Previously Filed.

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